Exhibit (b)-(3)

Specific parts of this Exhibit have been redacted because confidential treatment for those parts has been requested. The redacted materials have been separately provided to the Securities and Exchange Commission, and the redacted parts have been marked at the appropriate places with three asterisks [***]

J.P.Morgan

On Demand Credit Facility Agreement

The BORROWER has requested and the Bank has agreed to make available a facility on the basis of the terms and conditions specified in this document (the “Frontsheet”) and the Terms and Conditions (as defined below) and the PCTs (as defined in the Terms and Conditions) (together, the “Facility Agreement”).

This document has been executed by the parties hereto on July 28, 2020 to signify their agreement to the terms and conditions as set out in this document (including the Schedules) and also the “Terms and Conditions for On Demand Facility” attached hereto (the “Terms and Conditions”).

The terms and conditions set out in this Frontsheet are supplemental to the Terms and Conditions. In the event of any inconsistency, the terms in this Frontsheet shall override the Terms and Conditions.

Capitalised terms not defined in this document shall have the meanings given to such terms in the Terms and Conditions.

The Facility Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

For the avoidance of doubt, any utilisation by the Borrower of the Facility or any credit facility extended by the Bank will be deemed as the Borrower’s acceptance of the terms and conditions of the Facility Agreement.

JP MORGAN CHASE BANK, N.A.
Signature:	Name:		Title:
/s/ Joshua Gian	Joshua Gian		Vice President
Address:
168 Robinson Road, 17th Floor, Capital Tower, Singapore 068912
Tel No:		Facsimile No:
(65)6882 1512

THE BORROWER
Signature:	Name:		Title:
/s/ Marc Chan	Marc Chan		Director
Address:
Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands
Tel No:		Facsimile No:
(852) 2572-7576		(852) 2571-8400

SCHEDULE 1

Bank	JPMorgan Chase Bank, N.A., Singapore Branch
Borrower	Parfield International Limited
Indicative Facility Amount	USD60,000,000 (US Dollars sixty million)
Optional Currency	Available
Overdraft	Available
Interest Period (Advances)	1, 2 or 3 Months/other agreed period
Interest Period (Overdraft)	1 Month
Advances Margin	[***]% ([***] per cent)
Overdraft Margin	[***]% ([***] per cent)
Default Margin	[***]% ([***] per cent)
Purpose	Personal investments and liquidity
Arrangement Fee	[***]% ([***] per cent) of the Indicative Facility Amount
Guarantor(s)	Marc Chan
Facility Classification	Revolving

SCHEDULE 2

Conditions Precedent

1.	The Private Client Terms together with such other documentation duly executed by the Borrower and required by the Bank for account opening purposes.

2.	The duly completed Suitability Assessment Form.

3.	The duly signed Client Risk Profile Affirmation Letter.

4.	The duly executed Security Agreement (including any Guarantee) in favour of the Bank.

5.	Confirmation that the Shares have been transferred to the Borrower’s Custody Account and the Shares are unencumbered (other than pursuant to the Security Agreement).

6.	Confirmation that the Collateral Providers have transferred [***] into custody accounts maintain with the Bank and that such shares have been secured in favour of the Bank.

7.	A copy of the Consent in form and substance satisfactory to the Bank.

8.	Such other evidence or documents (including legal opinions) as the Bank may require.

Additional Conditions Precedents where the Borrower, the Guarantor or the Collateral Provider is a Corporate Entity:

9.	A certified true copy of a resolution of the Board of Directors of the Borrower approving the terms of this Facility Agreement, the execution of the Security Agreement to which it is a party and the provision of Collateral.

10.	A certified true copy of the resolution of the Board of Directors of each of the Guarantor and the Collateral Provider approving any of the provision of Collateral to secure the liabilities of the Borrower and the execution of Security Agreement (including any Guarantee) to which it is a party.

11.	A copy of the constitutional documents (including certificate of incorporation and any certificate of change of name) of each of the Borrower, the Guarantor (if any) and the Collateral Provider (if any).

12.	Such other evidence or documents (including legal opinions) or the confirmation or the fulfilment of such other requirements as the Bank may require.

SCHEDULE 3

Amendment to the Terms and Conditions

•	The following defined terms shall be added to the Definitions section of the Terms and Conditions:

“Arrangement Fee” means an upfront non-refundable arrangement fee as specified in Schedule 1 of the Frontsheet and payable by the Borrower to the Bank in accordance with Clause 17.1.

“Consent” means the irrevocable written consent from the Majority Initial Consortium Members to the creation of security over the Shares pursuant to the Security Agreement.

“Consortium Agreement” means the consortium agreement made and entered as of September 18, 2019, by and among Beachhead Holdings Limited (“Beachhead”), PW Medtech Group Limited (普华和顺集团公司) (“PWM”), CITIC Capital China Partners IV, L.P., represented by its general partner CCP IV GP Ltd. (“CITIC”), the Borrower, HH Sum-XXII Holdings Limited (“Hillhouse”) and V-Sciences Investments Pte Ltd (“Temasek”), as amended, restated or otherwise modified by that certain amendment No. 1 to the consortium agreement made and entered into as of March 17, 2020 by and among Beachhead, Double Double Holdings Limited (“Double Double”), Point Forward Holdings Limited (“Point Forward”), PWM, CITIC, the Borrower, Hillhouse and Temasek, in connection with a proposed acquisition transaction with respect to the Target Company.

“Custody Account” shall have the meaning ascribed to it in the PCTs.

“Exclusivity Period” shall have the meaning ascribed to it in the Consortium Agreement.

“Majority Initial Consortium Members” means Beachhead, PWM, CITIC, Hillhouse, Temasek, Double Double and Point Forward.

“Shares” means the shares of the Target Company currently held by the Borrower (as shareholder).

“Target Company” means China Biologic Products Holdings, Inc., an exempted company organized and existing under the laws of the Cayman Islands.

•	Clause 5.4(c) of the Terms and Conditions shall be replaced in its entirety with the following:

“(c)	the increased costs of complying with any reserve, deposit, monetary or liquidity requirement imposed by any authority after the date of the Facility Agreement, if applicable.”

•	Clause 8.4(d) of the Terms and Conditions shall be replaced in its entirety with the following:

“(d)	the increased costs of complying with any reserve, deposit, monetary or liquidity requirement imposed by any authority after the date of the Facility Agreement, if applicable.”

•	The following Clause is inserted as Clause 9.3:

“9.3	The Bank may assign a Collateral Value to the Shares in the Custody Account which may be calculated as the lower of [***]% ([***] per cent) of the price of 2,437,696 Shares quoted on the National Association of Securities Dealers Automated Quotation System on any given day (the “Capped Collateral Value”), provided that the Bank retains the sole discretion to (i) change Collateral Value and/or the Capped Collateral Value, at any time without further notice to the Borrower; (ii) require the Borrower to provide additional Collateral from time to time; and (iii) determine if further Shares will be considered acceptable as additional Collateral.”

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•	Clause 10.3 of the Terms and Conditions shall be replaced in its entirety with the following:

“10.3	Without prejudice to Clauses 9.2 and 9.3 and the Borrower’s obligations under Banking and Custody Special Terms 8.4 and 8.5 of the PCTs to maintain at all times Collateral with a Collateral Value at least equal to the Relevant Liabilities:

(a)	the Borrower shall and/or ensure that the Collateral Provider shall at all times maintain Collateral with a value (computed by the Bank in its sole discretion) equal to or greater than the principal amount of all Outstandings, together with interest, costs and fees and any other amounts payable from time to time in respect of the Facility (the “Minimum Sum”); and

(b)	if at any time the Collateral Value falls below the Minimum Sum the Borrower shall (or procure that the Collateral Provider shall) within [***] days of demand made by the Bank or such other period as may be specified by the Bank, transfer to the Bank such further Collateral as shall restore the Collateral Value to an amount equal to the Minimum Sum.”

•	Clause 10.5 is amended to include the following sub-Clauses:

“(c)	after the last date of the Exclusivity Period, the consent of the Majority Initial Consortium Members or any other party will not be required for the creation or the existence of security over the Shares pursuant to the Security Agreement”

•	The following Clause is inserted as Clause 10.6:

“10.6 The Borrower shall:

(a)	not do anything or omit to do anything that will result in the Consent being revoked or qualified;

(b)	procure that the Collateral Providers custodise and maintain [***] in such custody accounts held with the Bank and that such shares are secured in favour of the Bank at all times.”

•	Clause 17 of the Terms and Conditions shall be replaced in its entirety with the following:

“17. Fees, costs, charges and expenses

17.1	The Borrower shall pay the Arrangement Fee (if any) to the Bank on the date of execution of the Facility Agreement.

17.2	All the Bank’s costs, charges and expenses incurred in the negotiation, preparation, administration and execution of the Finance Documents or any document ancillary hereto or thereto and in the exercise of any right, power or remedy of the Bank under any Finance Document or any other ancillary document (including without limitation the conversion of any currency) or in defence of any actions or claims against the Bank, together with all applicable taxes (including, without limitation, any service taxes), shall be reimbursed to the Bank by the Borrower on demand on a full indemnity basis.”

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APPENDIX

Instruction to JPMORGAN CHASE BANK N.A., Singapore branch

To:	JPMORGAN CHASE BANK N.A., Singapore branch

168 Robinson Road

17th Floor

Capital Tower

Singapore 068912

Attention:

[Date]

Dear Sirs,

Account No.:

Re: Credit Facility Agreement [           ], 20xx between [         ] (the “Borrower”) and JPMorgan Chase Bank, N.A., Singapore Branch (the “Facility Agreement”)

We hereby instruct and direct you, with immediate effect, to use any prepayments and repayments made towards any Outstandings under the Facility Agreement, as it may be varied, amended or supplemented from time to time, to first repay any utilization that was used to purchase securities issued by an affiliate of JPMorgan Chase Bank, N.A. or to invest in any Affiliate Fund. These instructions and direction shall remain in force for so long as there are Relevant Liabilities owed by me to any of the JPMorgan Companies.

For the avoidance of doubt, all capitalized terms used herein shall bear the defined meaning as set out in the Facility Agreement and the Private Client Terms.

Yours faithfully,

for and on behalf of

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TERMS AND CONDITIONS for ON DEMAND FACILITY

1.	INTRODUCTION

These terms and conditions are supplemental to the Private Client Terms (as amended by any applicable Special Terms) and, together with the Frontsheet (as defined below), set out the additional terms that govern the Bank’s relationship with the Borrower in respect of the provision of the Facility to the Borrower. In the event of any inconsistency, the provisions of these terms and conditions shall override the Private Client Terms (as amended by any applicable Special Terms).

The terms and conditions set out in the Frontsheet (as defined below) amend and supplement these terms and conditions. In the event of any inconsistency, the provisions of the Frontsheet shall override these terms and conditions.

2.	Interpretation and definitions

2.1	In these terms and conditions and the Frontsheet:

“Advance” means a loan advance under the Facility in the denominated currency of the Facility or the equivalent in an Optional Currency (if applicable).

“Advances Margin” means the percentage rate per annum specified as such in Schedule I of the Frontsheet or such other rate as the Bank may notify to the Borrower from time to time.

“Affiliate” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“Bank” means the specific JPMorgan Company offering the Facility and entering into the Facility Agreement with the Borrower as specified in the Frontsheet.

“Base Interest Rate Sheet” means the list of current base rates which is enclosed with the Borrower’s monthly statement or can be obtained from the Borrower’s relationship manager or online at www.jpmpb.com, in each case as updated by the Bank from time to time.

“Base Rate” means:

(a)	in relation to any Utilisation in Sterling, US Dollars or any other Optional Currency listed in the Base Interest Rate Sheet and for which the Base Rate is to be determined by reference to applicable LIBOR, the rate shall be LIBOR;

(b)	in relation to any Utilisation in euro, the rate shall be EURIBOR;

(c)	in relation to any Utilisation in Singapore Dollars, the rate shall be SGD SOR;

(d)	in relation to any Utilisation in HK Dollars, the rate shall be HKD HIBOR;

(e)	in relation to any Utilisation in any Optional Currency listed in the Base Interest Rate Sheet and for which the Base Rate is to be determined other than by reference to LIBOR or EURIBOR, the rate shall be the applicable Other Listed Base Rate; or

(f)	in relation to any Utilisation in any Optional Currency which is not listed in the Base Interest Rate Sheet, the rate shall be set by the Bank and agreed between the Bank and the Borrower to apply to that Utilisation (as a condition of the Bank’s agreement to provide that Utilisation in that Optional Currency).

If any Base Rate is below zero, it will be treated as zero.

“Base Rate Determination Date” means (i) with respect to an Advance, the second Business Day prior to the first day of the Advance drawing or, at the discretion of the Bank, if the Bank receives a request for an Advance on a date later than such second Business Day, such later date; and (ii) with respect to an Overdraft, the date the Bank determines the interest rate applicable to such Overdraft.

“Borrower” means the person(s) identified and described as such in the Frontsheet.

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“Break costs” means the amount (if any) by which:

(a)	the interest which the Bank should have received pursuant to the terms of the Facility for the period from the date of receipt of all or any part of the principal amount of any Advance to the last day of the relevant Interest Period in respect of that Advance, had the principal amount received been paid on the last day of that Interest Period; exceeds

(b)	the amount which the Bank would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market(as applicable) for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period in respect of that Advance.

“Business Day” means a day (other than a Saturday or Sunday) on which the financial markets in the relevant Financial Centre are open for the transaction of business contemplated by the Facility Agreement and (a) in relation to a day on which a payment is required under the Facility Agreement in a currency other than euro, a day on which banks are generally open for business in the place of payment and the country of the relevant currency or (b) in relation to a day on which a payment is required under the Facility Agreement in euro, a day on which the TARGET2 or substitute payment system is open for the settlement of payments in euro.

“Collateral” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“Collateral Provider” means any party (other than the Borrower) providing Collateral or security in respect of the Relevant Liabilities.

“Collateral Value” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“Default Margin” means the percentage rate per annum specified as such in Schedule 1 of the Frontsheet or such other rate as the Bank may notify to the Borrower from time to time.

“euro” and “€” denote the single currency for the time being of Participating Member States of the European Union in accordance with legislation of the European Union relating to Economic and Monetary Union.

“EURIBOR” means, in relation to any Utilisation in euro:

(a)	the applicable Screen Rate; or

(b)	(if no screen Rate is available for the Interest Period of that Utilisation) the applicable Interpolated Screen Rate,

for a period equal in length to the Interest Period of that Utilisation.

“Event of Default” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“Facility” means the facility described in the Facility Agreement.

“Facility Agreement” means (i) these terms and conditions; (ii) the PCTs; and (iii) the Frontsheet.

“Finance Documents” means the Facility Agreement, the Security Agreement and any other document designated as a Finance Document by the Bank.

“Financial Centre” means in the event that the Bank specified in the Frontsheet is: (i) JPMorgan Chase Bank N.A., Singapore Branch, Singapore; and (ii) JPMorgan Chase Bank N.A., Hong Kong branch, Hong Kong.

“Frontsheet” means the document setting out certain terms of the Facility or any amendments to these terms and conditions and executed by the Bank and the Borrower and to which these terms and conditions are attached.

“GBP” and “Sterling” denote the lawful currency for the time being of the United Kingdom.

“Guarantee” means the guarantee issued by the Guarantor in favour of the Bank in respect of certain of the Relevant Liabilities.

“Guarantor” means the guarantor specified in Schedule 1 of the Frontsheet.

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“HK$” and “HK Dollars” denote the lawful currency for the time being of the HongKong Special Administrative Region of the People’s Republic of China.

“HKD HIBOR” means, in relation to any Utilisation in HK Dollars:

(a)	the applicable Screen Rate for that currency; or

(b)	(if no Screen Rate is available for the Interest Period of that Utilisation) the applicable Interpolated Screen Rate for that currency,

for a period equal in length to the Interest Period of that Utilisation.

“Indicative Facility Amount” means the denominated currency and amount specified as the indicative facility amount in Schedule 1 of the Frontsheet or such other amount and/or such other currency as the Bank may notify to the Borrower from time to time.

“Interest Period” shall be: (A) with respect to an Advance: (i) the period selected in accordance with the Facility Agreement provided that if such period is selected by the Borrower, such selection shall be made from such periods as specified in Schedule 1 of the Frontsheet or (ii) such other period(s) as the Bank may agree; and (B) with respect to an Overdraft, the period specified in Schedule 1 of the Frontsheet.

“Interpolated Screen Rate” means, in relation to LIBOR, EURIBOR, SGD SOR and HKD HIBOR or any Other Listed Base Rate applicable to any Utilisation, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Utilisation; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Utilisation,

in each case for the currency of that Utilisation. The Interpolated Screen Rate will be rounded to two decimal places.

“JPMCB” means JPMorgan Chase Bank, N.A.

“JPMorgan” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“JPMorgan Company” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“LIBOR” means, in relation to any Utilisation in Sterling, US Dollars or any other Optional Currency listed in the Base Interest Rate Sheet and for which the Base Rate is to be determined by reference to applicable LIBOR:

(a)	the applicable Screen Rate for that currency; or

(b)	(if no Screen Rate is available for the Interest Period of that Utilisation) the applicable Interpolated Screen Rate for that currency,

for a period equal in length to the Interest Period of that Utilisation.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Obligor” means each of the Borrower, the Guarantor and the Collateral Provider.

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“Optional Currency” means, to the extent indicated as applicable in Schedule 1 of the Frontsheet, any currency (except the designated currency of the Indicative Facility Amount) which is

(a)	freely transferable and convertible into the currency of the Indicative Facility Amount;

(b)	agreed by the Bank to be an Optional Currency for the purposes of the Facility; and

(c)	freely available to the Bank in the relevant interbank market.

“Other Listed Base Rate” means, in relation to any Utilisation in any Optional Currency listed in the Base Interest Rate Sheet and for which the Base Rate is to be determined other than by reference to LIBOR, EURIBOR, SGD SOR or HKD HIBOR:

(a)	the applicable Screen Rate for that currency; or

(b)	(if no Screen Rate is available for the Interest Period of that Utilisation), the applicable Interpolated Screen Rate for that currency,

for a period equal in length to the Interest Period of that Utilisation.

“Outstandings” means the sum for the time being of all outstanding borrowings by way of Advances and Overdrafts under the Facility.

“Overdraft” means a drawing by way of overdraft under the Facility.

“Overdraft Margin” means the percentage rate per annum specified as such in Schedule 1 of the Frontsheet or such other rate as the Bank may notify to the Borrower from time to time.

“Participating Member States” means any member states of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Private Client Terms” and “PCTs” means the terms upon which JPMorgan Private Bank undertakes banking business with the Borrower, as may be amended from time to time (including pursuant to any applicable Special Terms).

“Relevant Liabilities” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“Repayment Date” with respect to an Advance, means the date agreed by the Borrower and the Bank to be the date that such Advance is to be repaid by the Borrower.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate);

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate);

(c)	in relation to SGD SOR, the Singapore swap offer rate administered by ABS Benchmarks Administration Co Pte. Ltd (or any other person which takes over the administration of that rate) displayed (before any correction, recalculation or republication by the administrator) on page ABSFIX01 of the Reuters screen (or any replacement Reuters page which displays that rate);

(d)	in relation to HKD HIBOR, the Hong Kong interbank offer rate administered by the Hong Kong Treasury Markets Association (or any other person which takes over the administration of that rate) displayed (before any correction, recalculation or republication by the administrator) on page HIBOR= of the Reuters screen (or any replacement Reuters page which displays that rate); and

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(e)

in relation to any other Listed Base Rate, the rate listed in the Base Interest Rate Sheet for the relevant currency and period and displayed (before any correction, recalculation or republication by the administrator) on the information service page or pages listed in the Base Interest Rate Sheet for the relevant currency (or any replacement page which displays that rate)

(in each case, determined by the Bank on the Base Rate Determination Date and in accordance with the Base Interest Rate Sheet, for the currency of the relevant Utilisation and for the duration of such Interest Period) or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters or such other information service, as applicable and in each case rounded to two decimal places. If such page or service ceases to be available, the Bank may by notice to the Borrower specify another page or service displaying the relevant rate.

“SGD SOR” means, in relation to any Utilisation in Singapore Dollars:

(a)	the applicable Screen Rate for that currency; or

(b)	(if no Screen Rate is available for the Interest Period of that Utilisation) the applicable Interpolated Screen Rate for that currency,

for a period equal in length to the Interest Period of that Utilisation.

“Secured Parties” shall have the meaning ascribed to it in the relevant Security Agreement.

“Security Agreement” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“Singapore Dollars” and “S$” denote the lawful currency for the time being of the Republic of Singapore.

“ Special Terms” shall have the meaning ascribed to it in the Definitions section of the PCTs.

“TARGET 2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholding, assessments, fees, value added tax or any other goods and services, use or sales tax, stamp duties or similar taxes or other charges imposed by any governmental authority, including, without limitation, any interest, additions to tax or penalties applicable thereto.

“Terms and Conditions” means the terms and conditions set out herein.

“Utilisation” means a utilization under the Facility Agreement by way of drawing of an Advance or an Overdraft.

“USD” and” US Dollars” denote the lawful currency for the time being of the United States of America.

2.2	In these terms and conditions, any reference to a “Clause” or the” Appendix” is, unless otherwise stated, a reference to a Clause of or the Appendix to these terms and conditions.

2.3	Unless the context requires otherwise, references importing the singular shall include the plural (and vice versa). Accordingly and for the avoidance of doubt, references to the Borrower shall include all of the Borrowers (where applicable), references to Collateral Provider shall include all of the Collateral Providers (where applicable) and references to Guarantor shall include all of the Guarantors (where applicable).

2.4	Clause and Appendix headings are for ease of reference only.

2.5	Any reference to a time of the day in the Facility Agreement is a reference to the time in the jurisdiction of the Bank (unless otherwise stated).

3.	Facility

3.1	The Bank is prepared to make available to the Borrower (on a joint and several basis if there is more than one Borrower), on and subject to the terms and conditions of the Facility Agreement, a credit facility in the aggregate amount of the Indicative Facility Amount and to be available in the denominated currency of the Indicative Facility Amount or an Optional Currency (if applicable).

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3.2	Notwithstanding Clause 3.1 above, this Facility Agreement shall apply to any amounts drawn by the Borrower in excess of the Indicative Facility Amount.

4.	Availability of Facility

4.1	The availability of the Facility is at the discretion of the Bank and accordingly there is no obligation on the Bank’s part to agree to any request made by the Borrower.

4.2	The Facility will not be available to the Borrower until the Bank has received each of the documents described in Schedule 2 of the Frontsheet, in form and substance satisfactory to the Bank.

4.3	Further, the Facility will not be available to the Borrower until the Bank has on receipt of the Borrower’s duly completed Suitability Assessment Form:

(a)	completed its risk and suitability assessment in accordance with the Bank’s internal guidelines;

(b)	attributed a risk rating to the Borrower which is in line with the risk rating required for the Facility and its intended purposes; and

(c)	the Borrower has accepted and agreed to the assessed risk rating by returning to the Bank the duly signed Client Risk Profile Affirmation Letter.

4.4

The Bank will only be obliged to fund a Utilisation if on the proposed date of drawdown of the relevant Utilisation the confirmations and representations set out in Clause 10 are true and no Event of Default has occurred or would result from the proposed Utilisation.

4.5	The Facility is intended for the purpose set out in Schedule l of the Frontsheet and, accordingly, the Borrower shall apply all amounts raised by it under the Facility in or towards satisfaction of such purpose and the Bank shall not be obliged to concern itself with or monitor such application.

4.6	The Facility will not be available to the Borrower for the purposes of purchasing or refinancing the purchase of land or real property where so ever situated, or for the purpose of purchasing a motor vehicle in Singapore, unless such purpose is expressly set out in Schedule 1 of the Frontsheet. The Borrower undertakes to seek and obtain the Bank’s prior consent before such Utilisation.

4.7	Utilisation of the Facility in Singapore Dollars by non-Singapore residents is subject to Notice 757 (as amended from time to time, “Notice 757”) as well as all applicable law, regulation and other directives and notices (collectively, “Applicable Regulation”) issued by the Monetary Authority of Singapore (“MAS”). The Facility or part thereof utilised in Singapore Dollars may only be used for the purposes and in the manner specified in Notice757 and any Applicable Regulation issued by MAS. The Bank reserves the right to request any documentation and/or information that is required pursuant to Notice 757 or any Applicable Regulation or that the Bank (in its absolute discretion) considers necessary or desirable to ensure compliance with Notice 757 or any Applicable Regulation issued by MAS. The Borrower undertakes not to use the proceeds of any Utilisation denominated in Singapore Dollars in any manner contrary to Notice 757 (in particular not to apply the proceeds of any Utilisation denominated in Singapore Dollars for currency speculation where the aggregate Advances drawn in Singapore Dollars will be in excess of Singapore Dollars 5 million) or any Applicable Regulation.

4.8	Notwithstanding any other provision of the Facility Agreement, the Bank may at any time and regardless of the purpose of the Facility:

(a)	by written notice to the Borrower terminate the availability of the Facility with immediate effect; and/or

(b)

by written notice to the Borrower declare all Outstandings to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and all other sums then owed by the Borrower under the Facility) or declare all Outstandings to be due and payable on demand of the Bank; and/or

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(c)	exercise or direct the security trustee party to any Security Agreement to exercise any or all of its rights, remedies or discretions under any Finance Documents or any other relevant agreement or document.

4.9	If, pursuant to Clause 4.8, the Bank declares all Outstandings to be due and payable on demand of the Bank, then and at any time thereafter, the Bank may by written notice to the Borrower:

(a)	required payment of those Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and all other sums then owed by the Borrower under the Facility) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)	select as the duration of any Interest Period which begins whilst such declaration remains in effect such period as it deems appropriate.

4.10	The Borrower shall use available cash on deposit to purchase securities issued by an affiliate of the Bank or to invest in any fund sponsored, advised or controlled by the Bank or any affiliate of the Bank (an “Affiliate Fund”), prior to using the proceeds of any Utilisation under this Facility to fund such purchase or investment. The Borrower further directs the Bank to use all prepayments and repayments hereunder to first repay any Utilisation that was used to purchase securities issued by an affiliate of the Bank or to invest in any Affiliate Fund. Where the Bank is not JPMCB Singapore Branch, the Borrower will direct JPMCB Singapore Branch to use all prepayments and repayments hereunder to first repay any Utilisation that was used to purchase securities issued by an affiliate of the Bank or to invest in any Affiliate Fund by duly executing and delivering the Appendix to the Frontsheet to JPMCB Singapore Branch. For the avoidance of doubt, it is understood and agreed that nothing in this clause shall create an obligation to purchase any securities issued by an affiliate of the Bank or to invest in any Affiliate Fund or to create an implication that any such investment is contemplated by the Borrower. For the purposes of this subsection, “cash on deposit” means cash on deposit in the account of the Borrower into which the proceeds of any utilisation under this Facility are paid.

4.11

Any amount repaid or prepaid shall not be available for reborrowing if the Facility is classified as a non-revolving loan in Schedule 1 of the Frontsheet. Any amount repaid or prepaid shall be available for reborrowing (in accordance with the terms of the Facility Agreement) if the Facility is classified as a revolving loan in Schedule 1 of the Frontsheet.

4.12	If, at any time, it is or will become unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by the Facility Agreement or to fund or maintain any Utilisation:

(a)	the Bank shall promptly notify the Borrower upon becoming aware of that event and at the time of such notification the Facility shall be immediately cancelled; and

(b)	the Borrower shall repay in full the Outstandings (together with accrued interest thereon and all other sums then owed by the Borrower under the Facility) on the date specified by the Bank in the notice referred to at paragraph (a) above.

5.	Advances

5.1	Subject to the terms and conditions of the Facility Agreement, the Borrower may from time to time request the making of an Advance, denominated in the designated currency of the Indicative Facility Amount or an Optional Currency (if applicable). If requested by the Bank, the Borrower shall make such request by delivering to the Bank a duly completed notice of drawdown in respect of such Advance.

5.2

Each notice of drawdown shall be substantially in the form set out in Appendix 1 to this document, shall be irrevocable and shall be delivered to the Bank at the address specified on the Frontsheet, not later than 10.00 a.m. (in the same time zone as the relevant Financial Centre) on the day falling at least two Business Days before the proposed date of the making of the proposed Advance and shall state:

(a)	the date for the making of the proposed Advance;

(b)	the currency of the proposed Advance;

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(c)	the amount of the proposed Advance, being an amount greater than or equal to USD250,000 or its equivalent in the designated currency of the Indicative Facility Amount or the relevant Optional Currency (if applicable);

(d)	the period to be the Interest Period in accordance with the Frontsheet, which shall commence on the date of the proposed Advance; and

(e)	the Repayment Date of the Advance.

5.3	Where the Bank, in its sole discretion, determines that matching deposits in the currency of the Indicative Facility Amount or the relevant Optional Currency will not be available to the Bank in the ordinary course of business at the time proposed for making the requested Advance, it may not make the requested Advance and, in such circumstances, the Borrower’s notice shall have no further effect.

5.4	Interest shall accrue on each Advance at a percentage rate per annum which is the sum of:

(a)	the Advances Margin;

(b)	the applicable Base Rate; and

(c)	the costs of complying with any reserve, deposit, monetary or liquidity requirement imposed by any authority, if applicable.

Interest shall be calculated on the basis of a 360-day year and for the actual number of days elapsed in the period in question (or on another basis that may be considered by the Bank as required or is customary on the relevant currency market).

5.5

Interest in respect of an Advance shall be payable on the last day of each Interest Period applicable to such Advance unless otherwise notified by the Bank to the Borrower. Without prejudice to the foregoing, where the Interest Period is more than 3 (three) Months, interest shall be paid at such intervals as the Bank shall notify the Borrower (and in the absence of such notification, every 3 (three) Months) and on the last day of the Interest Period.

5.6	In the event that interest is not paid in accordance with Clause 5.5 above, without prejudice to the Bank’s rights under the Finance Documents, the Bank may add such due but unpaid interest amount to the principal sum.

5.7	The Borrower shall repay each Advance in full on the Repayment Date corresponding to such Advance in the currency in which it is denominated, together with accrued and unpaid interest and any other amount due in respect of the Facility.

5.8

Subject to Break Costs to be borne by the Borrower, an Advance may be prepaid either in full or in minimum amounts of USD250,000 (if the Indicative Facility Amount is denominated in US Dollars) or an equivalent amount in the currency of the Indicative Facility Amount or the relevant Optional Currency where applicable (if that Advance is denominated in an Optional currency), together with all accrued interest thereon and a reasonable administration fee reflecting the costs incurred by the Bank in relation to such prepayment as reflected in the applicable fee schedule (available on the Borrower’s request), at any time provided that the Borrower gives the Bank at least 5 (five) Business Days’ prior written notice of the Borrower’s intention to do so. An Advance may be prepaid at the end of an Interest Period applicable to it without any Break Costs.

5.9	Unavailability of Screen Rate and Market Disruption

(a)	If:

(i)	no Screen Rate or Interpolated Screen Rate is available for the currency applicable to an Advance and no replacement Screen Rate has been notified to the Borrower by the Bank; or

(ii)	before close of business in the relevant market on the Base Rate Determination Date for the relevant Interest Period the Bank determines that the cost to it of funding an Advance from whatever source it may reasonably select would be in excess of the relevant Base Rate, paragraph (b) shall apply to that Advance for the relevant Interest Period.

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(b)	If this paragraph (b) applies, the rate of interest on the relevant Advance for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Bank as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Bank of funding that Advance from whatever source it may reasonably select and, if that rate is less than zero, such rate shall be deemed to be zero.

(c)	Without limiting any other provision of the Facility Agreement or the PCTs, the Borrower agrees to:

(i)	keep each rate notified to it by the Bank under paragraph (b)(ii) above confidential and not to disclose it to anyone;

(ii)	not use any rate notified to it by the Bank under paragraph (b)(ii) above for any unlawful purpose; and

(iii)	immediately notify the Bank upon becoming aware that any information has been disclosed in breach of this Clause 5.9(c).

6.	Overdrafts

6.1

Subject to Schedule 1 of the Frontsheet stating that the Borrower may request drawings by way of Overdraft and subject to the Facility Agreement, the Borrower may from time to time request an Overdraft in respect of any of its current accounts denominated in the currency of the Indicative Facility Amount or any Optional Currency for the time agreed by the Bank. All drawings by way of Overdraft shall be debited to the Borrower’s current account in the corresponding currency, as the case may be.

6.2	The Bank reserves the right to require the Borrower to provide a notice of drawdown prior to any borrowing by way of an Overdraft. The nature, timing and content of any notice of drawdown shall be determined by the Bank.

6.3	Interest shall accrue on the cleared daily Overdraft balance of each of the Borrower’s current accounts at a percentage rate per annum which is the sum of:

(a)	the Overdraft Margin; and

(b)	the applicable Base Rate, in each case calculated (A) as if it were being determined in respect of an Advance being made in the relevant currency for a period of 1(one) Month and (B) in respect of any day which is not a Business Day, as at the most recent Business Day.

6.4

Interest shall be calculated daily on the basis of the then applicable one-Month rate determined asset out above and on the basis of a 360-day year (or on another basis that may be considered by the Bank as required or is customary on the relevant currency market) and shall be capitalised and debited to the Borrower’s current account in respect of which interest on the Overdraft balance is payable or, if the Bank elects, to any other current account (whether or not denominated in another currency), on the last Business Day in each month provided that if any such debit would cause the Outstandings to exceed the Indicative Facility Amount, the Borrower shall on demand pay the amount of such interest to the Bank.

6.5	The Overdraft balance for the time being on each current account shall be repaid in full immediately on demand in the currency in which it is denominated, together with accrued interest thereon and all other sums then owed by the Borrower under the Facility. Outstandings by way of Overdraft may be repaid, together with all accrued interest thereon, at any time.

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6.6	Where in accordance with Clause 6.4, the Bank elects to debit any interest to a current account (other than the Borrower’s current account in respect of which interest on the Overdraft balance is payable) and such interest is in a currency other than the currency of the Indicative Facility Amount, for the purposes of Clause 6.4, such interest amount shall be converted into the denominated currency of the Indicative Facility Amount at the Bank’s spot rate of exchange.

7.

Increased costs

If the Bank determines that the introduction of or any change in (or in the interpretation or application of) or compliance with any law or regulation or any guideline or request from any central bank or other governmental, monetary or regulatory authority (whether or not having the force of law) would (i) create a cost or increase the cost to the Bank or any holding company of the Bank inrespect of the Bank’s entry into any Finance Document or funding or maintaining any Utilisation and/or (ii) reduce the rate of return from the Facility or on the overall capital of the Bank or such holding company and/or (iii) result in a reduction in any amount due and payable under any Finance Document, then the Borrower shall from time to time on demand pay to the Bank amounts sufficient to indemnify the Bank or such holding company against such cost or increased cost and/or such reduction, subject to Clause 12.

8.	Payments

8.1	All payments to be made by the Borrower under the Facility Agreement shall be made to the Bank on such date and at such time to ensure same day value, on the due date, in immediately available funds of the relevant currency to the Bank’s account at such bank or office in the country of the currency concerned as the Bank may direct.

8.2	Any payment due on a day which is not a Business Day shall be due on the next succeeding Business Day in that Month, if there is one or, if not, on the immediately preceding Business Day.

8.3

All payments by the Borrower to the Bank under the Facility Agreement shall be made in full, free and clear of any deduction or withholding for or on account of any tax or other with holding now or in future imposed or made, except as required by applicable law. If at any time the Borrower shall be required by law to make any deduction or withholding from any payment due from the Borrower to the Bank, then the Borrower shall be entitled to make such deduction or withholding and shall promptly pay the full amount deducted or withheld to the relevant governmental authority in accordance with the applicable law, and the Borrower shall simultaneously pay to the Bank such additional amount as may be necessary to ensure that the Bank receives a net sum equal to the payment the Bank would have received had no such deduction or withholding been made. The Borrower shall pay to the relevant government authority in accordance with applicable law or shall reimburse the Bank for any other Taxes that arise in relation to the Facility Agreement. In the event of such deduction, withholding or payment the Borrower will deliver to the Bank such tax receipts or other documentation as the Bank may require in respect of the withheld, deducted or paid Taxes, such receipts or documentation to be delivered to the Bank within 30 (thirty) days of the Tax payment. The Borrower hereby agrees that it shall indemnify and reimburse the Bank on demand for any loss, liability or expense incurred by the Bank in relation to such Taxes.

8.4	The Borrower shall from time to time on demand by the Bank, pay interest (both before and after judgment) on each amount due and payable but unpaid, by the Borrower under the Facility Agreement, from the due date up to the date of actual payment. The rate of interest shall be the sum of a rate determined by the Bank from time to time to be equal to:

(a)	the cost (expressed as a percentage rate per annum) to the Bank of funding such unpaid sum(from whatever source the Bank may select);

(b)	the applicable Advances Margin or Overdraft Margin;

(c)	the Default Margin; and

(d)	the costs of complying with any reserve, deposit, monetary or liquidity requirement imposed by any authority, if applicable.

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8.5	Without prejudice to any rights of the Bank under the Facility Agreement or any other agreement, all payments by the Borrower to the Bank under the Facility Agreement shall be made without set-off or counterclaim.

9.	Security

9.1	As continuing security for the Borrower’s obligations to the Bank under and in connection with the Facility, the Borrower acknowledges that the Bank will rely upon the Security Agreement.

9.2	In addition, the Bank may require and accept such further security as the Bank may deem desirable and acceptable in its sole discretion and correspondingly, the Bank may require further security and/or Collateral to be provided by the Borrower or any Collateral Provider as it deems desirable or necessary from time to time.

10.	Confirmations and Representations and Undertakings

10.1	The Borrower acknowledges that in making the Facility available to the Borrower on and subject to the terms and conditions of the Facility Agreement, the Bank is and shall be relying on the confirmations and representations referred to or made and to be made by the Borrower under the following subparagraphs and will do so as long as any sum is or may become payable under the Facility Agreement:

(a)	the confirmations set out at General Term 3 of the PCTs;

(b)	that no Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation; and

(c)	that its payment obligations under the Facility rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies or individuals (as the case may be) generally.

10.2	So long as the Facility is available to the Borrower or any amount is due and payable (actually or contingently) under the Facility, the Borrower shall:

(a)	deliver to the Bank, on request, such financial information of any Obligor as the Bank may reasonably require; and

(b)	notify the Bank in the event there is any material change in the liquidity or financial condition of any Obligor.

10.3	Without prejudice to Clause 9.2 and the Borrower’s obligations under Banking and Custody Special Terms 8.4 and 8.5 of the PCTs to maintain at all times Collateral with a Collateral Value at least equal to the Relevant Liabilities:

(a)	the Borrower shall and/or ensure that the Collateral Provider shall at all times maintain Collateral with a value (computed by the Bank in its sole discretion) equal to or greater than the principal amount of all Outstandings, together with interest, costs and fees and any other amounts payable from time to time in respect of the Facility (the “Minimum Sum”); and

(b)	if at any time the Collateral Value falls below the Minimum Sum the Borrower shall (or procure that the Collateral Provider shall) within three days of demand made by the Bank or such other period as may be specified by the Bank, transfer to the Bank such further Collateral as shall restore the Collateral Value to an amount equal to the Minimum Sum.

10.4	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or substantially all of its assets unless, at the time of such sale, lease, transfer or disposal the purchaser, lessee, transferee or other receiving party assumes all of the Borrower’s obligations under any Finance Document to which it is party by operation of law or pursuant to an agreement or otherwise.

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10.5	Further, the Borrower represents that:

(a)	it will not, directly or indirectly, use the proceeds of any utilisation under this Facility or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity :

(i)

to fund any activities or business of or with any person or entity or in any country or territory that, at the time of such utilisation, is the subject of any sanctions or embargo administered by any government authority or regulatory body in the United Kingdom. The European Union, the United States of America, Hong Kong and Singapore and shall not act in any other manner that would result in a violation of such sanctions or embargo by either the Borrower or the Bank; or

(ii)	in furtherance of an offer, payment, promise to pay or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any applicable laws, rules or regulations relating to bribery or corruption;

(b)	it has read and understood the terms of the Facility Agreement and has consulted with its tax, legal, financial and other advisors as to the extent it has deemed necessary and has such knowledge and experience in financial matters as to be capable of evaluating the risks of borrowing under the Facility Agreement including without limitation the risks out lined in Appendix 2 to this document.

11.	Evidence of amounts owing

The Bank shall maintain, inaccordance with its usual practice, accounts evidencing amounts from time to time lent by it or other amounts from time to time owing to it under the Facility Agreement. In any legal action or proceeding arising out of or in connection with the Facility Agreement, the entries made in such accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the specified obligations of the Borrower.

12.	Interest rate amendments

12.1

Interest rates may be amended at any time with immediate effect and without prior notice, where the changes are based on changes in the applicable LIBOR, EURIBOR, SGD SOR, HKD HIBOR, Other Listed Base Rate or other Base Rate that the Bank does not control, or where the changes are more favourable to the Borrower.

12.2	The Bank may amend the interest rates and any other terms of the Facility Agreement at any time on written notice to the Borrower (where possible, at least 30 (thirty) days in advance) and for any valid reason specified below:

(a)	to reflect changes in costs or taxes associated with the Utilisation;

(b)	to comply with or to reflect changes in applicable law or regulation;

(c)	to reflect changes in market practice or market conditions;

(d)	to make changes that are more favourable to the Borrower; or

(e)	to ensure that the Bank can continue to provide a sustainable service.

12.3	The Bank reserves the right to amend any terms of the Facility Agreement on not less than 30 (thirty) days’ written notice to the Borrower and for any reason not specified in Clause 12.1 or 12.2. If any change under this Clause 12.3 results in extra costs to the Borrower for an Utilisation, the Borrower may prepay the affected Utilisation without any Break Costs.

12.4	Any replacement Base Rate will be available in an updated Base Rate Sheet. Any new interest rate can be obtained from the Private Bank relationship manager. The Bank will make available information on previously applicable interest rates upon request.

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12.5	Any notice of change may be enclosed with the monthly statement.

13.	Joint and several liability

13.1	If applicable, each of the undertakings, obligations (including each obligation to pay, repay or prepay any amount) and agreements of the Borrower in the Facility Agreement are joint and several.

13.2	For the purposes of the Facility Agreement, it is expressly agreed that a communication by the Bank to a Borrower can be validly considered by the Bank to be a communication to all of the Borrowers and that a communication from a Borrower to the Bank can be validly considered by the Bank to be a communication from all of the Borrowers.

14.	Notices

Unless otherwise provided in the Facility Agreement, the provisions of General Term 2 (Communications) in the PCTs shall apply to any request, notice, instruction or demand to be given by or served on the Borrower or the Bank under or pursuant to the Facility Agreement.

For the avoidance of doubt, any notice of drawdown should be issued in accordance with Clause 5.2 herein.

15.	Amendment

Without prejudice to Clause 12, the Facility Agreement may be amended or supplemented by agreement in writing between the parties to the Facility Agreement.

16.	Currency conversion

16.1	The Bank may convert (actually or notionally) from one currency to another any money held or received by it or owing to it under or pursuant to the Facility Agreement and any such conversion shall be effected at the Bank’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

16.2	unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)

(i) any reference in the Facility Agreement to and (ii) any obligation arising hereunder or thereunder in, the currency of that country may at the Bank’s discretion be translated into or paid in the currency or currency unit of that country designated by the Bank; and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Bank (acting reasonably).

16.3	If a change in any currency of a country occurs, the Facility Agreement will, to the extent the Bank (acting reasonably) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

17.	Fees, costs, charges and expenses

All the Bank’s costs, charges and expenses incurred in the negotiation, preparation, administration and execution of the Finance Documents or any document ancillary hereto or thereto and in the exercise of any right, power or remedy of the Bank under any Finance Document or any other ancillary document (including without limitation the conversion of any currency) or in defence of any actions or claims against the Bank, together with all applicable taxes(including, without limitation, any service taxes),shall be reimbursed to the Bank by the Borrower on demand on a full indemnity basis.

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18	Transfer

18.1	Subject to Clauses 18.2 to 18.4,neither the Bank nor the Borrower may assign or transfer the benefit and/or burden of any of the Facility and/or the Facility Agreement.

18.2	The Bank may, without the consent of the Borrower, at any time assign or transfer (including by way of novation) all or any part of its rights and/or obligations under the Facility or the Facility Agreement to an Affiliate of JPMorgan.

18.3

The Bank may assign or transfer (including by way of novation) all or any part of its rights and/or obligations under the Facility and/or the Facility Agreement to any person without the consent of the Borrower at any time when an Event of Default is outstanding.

18.1	The prior consent of the Borrower is required for any assignment, transfer or novation to a party which is not an Affiliate of the Bank if no Event of Default is outstanding.

19	Disclosure of information

19.1	The Bank may disclose to any actual or proposed assignee, transferee or other person with whom it may enter into contractual relations in connection with the Facility Agreement, in whole or in part, the Facility Agreement and any such information about the Borrower, the Facility and the arrangements contemplated herein and therein as the Bank may consider appropriate.

19.2	The Bank may at any time enter into contractual relations with any person (including but not limited to, entering into a security arrangement with a Collateral Provider in connection with the Facility extended by the Bank to the Borrower).

19.3

Where there is a Collateral Provider or a Guarantor, the Borrower hereby consents to the disclosure to the Collateral Provider or the Guarantor of any information relating to the Borrower including information in relation to the Facility Agreement, the terms of the Facility Agreement, the Outstandings and the Relevant Liabilities, as the Bank deems appropriate and the Borrower hereby releases, to the extent permitted by applicable law, the Bank from any obligation under the confidentiality provisions or data protection provisions of any applicable law.

19.4	Nothing in this Clause 19 is to be construed as constituting an agreement between the Borrower and the Bank for a higher degree of confidentiality than that prescribed in Section 47 of, and in the Third Schedule to, the Banking Act, Chapter 19 of Singapore.

19.5	For the avoidance of doubt, General Terms 8 (Confidentiality) and 9 (Data Protection) will apply to the terms and conditions of the Facility Agreement.

20	Miscellaneous

20.1	The Bank shall be entitled (but shall not be obliged) to apply any credit balance on any account of the Borrower with the Bank in or towards satisfaction of any sum due and payable but unpaid, by the Borrower to the Bank under the Facility Agreement. The Bank shall be entitled to accelerate the maturity of any fixed term deposits for such purpose.

20.2	The Bank’s rights and powers under the Facility Agreement will not be affected or impaired by any delay or omission by the Bank in exercising (or any previous exercise by the Bank of) any such rights or powers. Any single or partial exercise or enforcement of any right, remedy, power or privilege shall not preclude the exercise or enforcement of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein are cumulative and not exclusive of any provided by law or otherwise.

20.3	The Facility Agreement may be enforced only by an original party thereto or such party's successors, permitted assigns, permitted transferees or executors and accordingly a person who is not a party hereto (including, for avoidance of doubt, a Specified Third Party) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of the Facility Agreement.

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21.	Counterparts

The Facility Agreement may be executed in any number of counterparts and by the parties thereto in separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

22.	Partial Invalidity

If, at any time, any provision of the Facility Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23.	Law and Jurisdiction

The Facility Agreement shall be governed by and construed in accordance with English law and for the Bank's benefit the Borrower irrevocably submits to the exclusive jurisdiction of the English courts (without limiting the right of the Bank to take proceedings in any other court of competent jurisdiction).

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APPENDIX 1 - NOTICE OF DRAWDOWN

From:	[insert name of Borrower]

To:	[NAME OF J.P. Morgan LENDING ENTITY]

Attention: Capital Advisory

Dated:

1.

We refer to the Frontsheet dated [             ], 20xx between ourselves as Borrower[s] and yourselves, together with the Terms and Conditions for On Demand Facility (together, as from time to time amended, varied, novated or supplemented, the “Facility Agreement”). Terms defined in the Facility Agreement shall have the same meaning in this notice of drawdown.

2.

We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Advance], we wish to borrow an Advance in the amount of [USD [                                   ]]/[               ] / [amount in Optional Currency] upon the terms and subject to the conditions contained therein.

3.	We would like this Advance to have an Interest Period of [ ] Months duration.

4.	The Repayment Date of this Advance will be [ ].

5.	We confirm that, at the date here of, the confirmations and representations set out in Clause 10 of the Facility Agreement are true and no Event of Default has occurred.

6.	The proceeds of this drawdown should be credited to [insert account details].

Yours faithfully,

for and on behalf of

[insert name of Borrower] [18]

18 Duplicate signature blocks if more than one Borrower. All Borrowers should sign the notice of drawdown.

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APPENDIX 2 - RISK DISCLOSURES

Introduction

The Bank sets out below some key risks associated with certain types of borrowing and when providing collateral or margin in support of borrowing. The Bank recommends that the Borrower obtains independent advice as appropriate from its advisors.

Risk of borrowing to fund investments

Section 3, sub-section 7B of the Asia Risk Disclosure Booklet explains the risk of borrowing to fund investments as follows:

“Investors should always be aware of the risks associated with borrowing to increase their exposure to a particular investment. Borrowing can increase profits if the investment that is purchased using the loan increases in value. However, if the investment decreases in value, the losses caused to the investor as a result of the greater exposure to the investment, the costs of the loan and the obligations to provide more collateral and/or repay the loan at a time which may be most disadvantageous to the Borrower, can increase losses substantially.”

Therefore where a borrower uses an existing investment portfolio with a market value of USD12 million as collateral and borrows USD10 million under a facility agreement with the Bank to purchase an additional USD10 million of the same investments and the investments lose 10% of their value, a loss of USD1.2 million will occur on the original investment portfolio but a loss of USD2.2 million will occur with respect to the total portfolio of investments that the borrower has. Notwithstanding this loss, the borrower continues to be liable for all outstanding amounts in respect of the facility agreement of USD10 million together with all fees and interest owing on that facility agreement. The borrower's liability to the Bank remains even if the investments lose all of its value.

A Borrower must therefore be prepared to sustain the loss of some or all of the investment portfolio and have the necessary additional assets to finance the repayment of the facility agreement.

Margin call risk

Section 3, sub-section 7B of the Asia Risk Disclosure Booklet explains margin call risk as follows:

“The value ascribed to an investor's collateral may vary from time to time but will always be required to be at least equal to the investor's liabilities. If insufficient collateral is maintained, the investor will be required to deposit additional collateral or to pay or prepay, in whole or in part, such liabilities (a “margin call”). If the investor fails promptly to respond to the margin call their collateral may be liquidated at a time which may be disadvantageous to them. Accordingly, an investor may lose the whole of any investments held as collateral in support of their liabilities.”

The Bank may make a margin call in the circumstances below:

•	Change in Collateral Value: The Bank in its absolute discretion may change the amount of collateral the borrower is required to provide to support the facility agreement at any time during the period of the facility agreement. In circumstances where the Bank changes the Collateral Value and as a result the borrower is required to provide additional collateral as security, the borrower will be notified and a margin call made.

•	Investments decrease in market value: if the market value of the investments provided as collateral decrease and as a result the collateral provided by the borrower is less than the Collateral Value, there may be insufficient collateral to support the borrower's obligations under the facility agreement and a margin call may be made

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•	Currency Risk: If the currency that the borrower's liability is denominated in and the currency of the collateral provided by the borrower are not the same, fluctuations in currency exchange rates may mean that the value of the collateral provided by the borrower may no longer be sufficient to support the borrower's liabilities under the facility agreement and in such circumstances a margin call may be made.

Risk of increased interest rates

Changing interest rates can impact the Borrower’s cost to borrow money. Where the Borrower selects a variable interest rate and interest rates rise, the Borrower will be liable for these increased costs. Where the Borrower has borrowed to fund investments and interest rates rise, this could negatively impact the profit made on the investments. Changing interest rates should be considered when deciding the maturity of the loan. Time to maturity can magnify the impact of changing interest rates and have a large impact on the Borrower's returns.

LIBOR Replacement

The LIBOR rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. The regulatory authority that oversees financial services firms and financial markets in the U.K. has announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions for purposes of determining the LIBOR rate. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or no longer deemed an appropriate reference rate upon which to determine the interest rate on your loan. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event LIBOR is no longer available or no longer deemed an appropriate reference rate, we will inform you in advance of any change to the LIBOR rate, and will choose an alternative reference rate as provided in your loan documents. There is no assurance that the composition or characteristics of any such alternative reference rate will be similar to or produce the same value or economic equivalence as LIBOR or that it will have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

Additional Risk Disclosure on NON-LIBOR IBORs

Certain Base Rates are derived from interest rate benchmarks that are, or may in the future become, the subject of regulatory reform. Regulators have signalled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. In relation to LIBOR, the regulatory authority that oversees financial services firms and financial markets in the U.K. has announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions for purposes of determining LIBOR. As a result, it is possible that, commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on a loan to you. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event LIBOR or another interest rate benchmark used to derive a Base Rate is no longer available or no longer deemed an appropriate reference rate upon which to determine the interest rate applicable to your credit transactions, JPMCB Singapore will use commercially reasonable efforts to inform you in advance of any change to the applicable Base Rate in accordance with the terms of your credit documents. JPMCB Singapore does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to LIBOR or another interest rate benchmark or with respect to any alternative, successor or replacement reference rate and, in particular, please note that there is no assurance that the composition or characteristics of any such alternative reference rate will be similar to or produce the same value or economic equivalence as LIBOR or such other interest rate benchmark or that it will have the same volume or liquidity as LIBOR or such other interest rate benchmark did prior to its discontinuance or unavailability.

25

Welcome to J.P. Morgan Private Bank

The Private Client Terms set out the terms upon which J.P. Morgan Private Bank undertakes business with you. J.P. Morgan Private Bank is a worldwide marketing name used by JPMorgan Chase Bank, National Association, which is normally abbreviated as JPMorgan Chase Bank, N.A., its subsidiaries and Affiliates. We strongly recommend that you read the Private Client Terms carefully before you sign the Application Form and any other required documentation.

The Private Client Terms consist of General Terms applicable to J.P. Morgan Private Bank's entire relationship with you. The General Terms are supplemented by Special Terms in respect of specific Investment Services (discretionary investment management and dealing and advisory); these services are provided by JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, as notified to you. The Banking and Custody Services are provided by JPMorgan Chase Bank, N.A., acting through its Singapore branch and the Banking and Custody Services Special Terms govern the provision of such services.

To the extent that you do not engage J.P. Morgan Private Bank to provide a particular service, the Special Terms relevant to such service will not apply to our relationship with you. We may issue you with additional Special Terms as applicable to the products or services we provide to you. We may require your express consent to certain of the investment and other services we are able to provide to you. If that is the case, we will contact you separately.

Words and expressions in the Private Client Terms have the meaning given to them in the dedicated Definitions section or as otherwise defined in the Private Client Terms.

If you wish to enter into a relationship with us, you will need to sign the appropriate Application Form and any other relevant documents that we may request from you. By signing the Application Form you accept the Private Client Terms. If you have any questions on these Private Client Terms or you would like to speak to someone about our services generally, please contact your Private Bank relationship manager at our registered offices.

J.P. Morgan Private Bank considers risk disclosure very important. Therefore, in addition to the Private Client Terms, we will supply you with additional information to draw your attention to certain risk factors and conditions related to your particular Investments contained in our risk disclosure booklet. Insofar as you wish us to provide you with a service, you confirm that you have read and understood the content of the Risk Disclosure Booklet as it relates to such service.

Acknowledgement

You acknowledge that, by signing the Application Form, you have received a copy of the private client risk disclosures booklet in English, being the agreed language for Communication between you and us.

You further acknowledge that you have been given the opportunity to ask questions and take independent advice in relation to the risks associated with the types of transactions that we may enter into for you or with you in accordance with the Private Client Terms.

CONTENTS

General Terms	6

Investment Services Special Terms

I: General	22

II: Discretionary Investment Management	26

III: Dealing and Advisory	29

Banking and Custody Special Terms

I: Banking and Custody	32

Attachment 1 (Form of Singapore Security Agreement)	40

Private Banking Website Special Terms	46

Definitions	52

Appendix One	61

Appendix Two	64

Appendix Three	65

GENERAL TERMS

1	INTRODUCTION

1.1	The Private Client Terms and, as the case may be, any supplemental written agreement, govern our relationship with you in respect of any private banking services that we provide you and they supersede any relevant prior agreements with you, oral or written. You agree that the Private Client Terms shall be contractually binding on you. If at some later stage you wish to extend the types of Investments or services that we provide to you, we may need to agree additional Special Terms with you. Unless otherwise expressly stated, all terms forming part of these Private Client Terms are supplemental to each other. In the event of any inconsistency and unless otherwise stated in the relevant Special Terms or the context otherwise requires, the provisions of these General Terms shall prevail over the corresponding provision of the Special Terms.

1.2	You agree that we may from time to time engage with due care a branch, an Affiliate or other third party to perform services in connection with the Private Client Terms and to act as our agent, delegate, subcontractor or Subcustodian in connection with those services.

1.3	All transactions entered into in relation to Investments, Cash and/or other assets under the Private Client Terms shall be subject to any applicable constitution, rule, regulation, custom and usage of the relevant exchange or market (and any clearing house) and all applicable laws, rules and regulations of government authorities and regulatory bodies. If there is a conflict between these requirements and the provisions of the Private Client Terms, then such requirements will prevail over the provisions of the Private Client Terms.

1.4	Words and expressions in the Private Client Terms shall have the meaning given to them in the dedicated Definitions section or as otherwise defined in the Private Client Terms. References in the Private Client Terms to the singular include the plural and vice versa. References to terms are references to terms of the Private Client Terms. Reference to any document or agreement (including the Private Client Terms) shall be deemed to include reference to such document or agreement as amended, novated, supplemented or replaced from time to time. Reference to provisions of ordinances, statutes, codes, rules or regulations shall be deemed to include reference to such provisions as amended, modified or re-enacted from time to time. Headings used in the Private Client Terms are solely for convenience and shall not affect the interpretation of the Private Client Terms.

1.5	We are regulated by a Relevant Regulatory Authority in the conduct of our business and the relevant U.S. laws and regulations.

1.6	Nothing in the Private Client Terms shall exclude or restrict any duty or liability which we incur to you in your capacity as our client and which arises under any relevant regulatory requirement applicable to us.

1.7	The General Terms apply to JPMorgan Chase Bank, N.A., acting through its Hong Kong and Singapore branches, and such other Affiliates of JPMorgan as notified to you from time to time in any Special Terms with respect to any specified services provided to you.

1.8	JPMorgan Chase Bank, N.A., is a banking institution organised under the laws of the State of Delaware in the U.S.A. with limited liability and has its main office at 1111 Polaris Parkway, Columbus, Ohio 43240, U.S.A.

1.9	JPMorgan Chase Bank, N.A., Hong Kong branch is a licensed bank under Part IV of the Hong Kong Banking Ordinance (Cap. 155) and is a registered institution (CE number AAL996) under the Securities and Futures Ordinance (Cap. 571) (the “SFO”) for the purposes of carrying on the regulated activities of dealing in securities (Type 1), advising on securities (Type 4), advising on corporate finance (Type 6) and asset management (Type 9).

1.10	JPMorgan Chase Bank, N.A., Singapore branch, is a full bank licensed under the Banking Act, Chapter 19 of Singapore and is exempt from the licensing requirements under the Securities and Futures Act (Cap. 289) of Singapore and the Financial Advisers Act (Cap. 110) of Singapore. In particular, JPMorgan Chase Bank, N.A., Singapore branch is exempt from compliance with certain requirements of the Financial Advisers Act (Cap. 110) of Singapore and the regulations, notices and guidelines issued thereunder. We have included in the Appendix One entitled “Notice Regarding Exemptions for JPMorgan Chase Bank, N.A.” a list of the requirements under the Financial Advisers Act (Cap. 110) of Singapore for which we are exempted from compliance and its implications to you.

1.11	JPMorgan Chase Bank, N.A., acting through its Hong Kong branch, may invite you to make deposits with JPMorgan Chase Bank, N.A., Singapore branch, and JPMorgan Chase Bank, N.A., Singapore branch may otherwise accept deposits from you. While JPMorgan Chase Bank, N.A., is an authorised institution within the meaning of the Hong Kong Banking Ordinance (Cap. 155) where Cash Accounts or Time Deposit Accounts are opened with JPMorgan Chase Bank, N.A., acting through its Singapore branch, JPMorgan Chase Bank, N.A., Singapore branch is not subject to the supervision of the HKMA. The paid up capital and reserves of JPMorgan Chase Bank, N.A., exceeded US$245 billion as at 30 September 2015.

1.12	If and insofar as we provide banking and/or dealing services to you under the Private Client Terms, we shall not in any way be regarded as a trustee or fiduciary for or of you with respect to the banking and dealing services and we owe no duties or obligations to you save as expressly set out in the Private Client Terms and no implied duties or obligations shall be imposed on us under or by reason of the Private Client Terms.

1.13	If and insofar as we provide custody services to you under the Private Client Terms and the provision of the custody services entail us holding your Investments and other assets as trustee: (a) we shall do so only as bare trustee; (b) we shall only have such duties and obligations as are applicable to bare trustees; and (c) any such duties and obligations as bare trustee shall always be subject to the limitations and any provisions or rights protective of us under and in connection with the Private Client Terms.

1.14	If and insofar as we provide discretionary investment management services or advisory services to you under the Private Client Terms, subject to any duties or obligations imposed by mandatory applicable law which we cannot derogate from, we owe no other duties or obligations to you save as expressly set out in the Private Client Terms and no implied duties or obligations shall be imposed on us under or by reason of the Private Client Terms.

2	COMMUNICATIONS

2.1	Communications may be given orally unless required in writing by the Private Client Terms or by applicable law, rule or regulation. You may communicate with us in English. All of our standard documents may be obtained from us in English. We may also be able to provide you with translations of certain documents upon request, subject to the proviso in General Term 13.6. We will provide information to you in paper format or by Relevant Electronic Communications or via our website (in accordance with the Private Banking Website Special Terms). We shall notify you of any material changes to the information we have provided to you using the same medium in which it was originally provided (unless agreed otherwise). Where this results in a change in the terms on which we do business with you, we will give you not less than 30 days’ written notice of the change, in accordance with General Term 17.

2.2	Communications to you

2.2.1	Communications may be delivered from us to you in accordance with the instructions that you give us in the Application Form (or otherwise in writing) by:

(a)	first class post (or, where appropriate, airmail) and will be deemed delivered seven (7) days following posting;

(b)	by personal delivery, courier or registered mail. Evidence of delivery to the correct address will be proof of delivery;

(c)	facsimile transmission and delivery will be deemed upon transmission. Evidence of transmission to the correct number or destination or transmission report will be sufficient evidence of delivery; and

(d)	Relevant Electronic Communications and delivery will be deemed to have been received by you at the time they are transmitted from our computer systems. You acknowledge that Communications via the world wide web (internet) may not be secure and accept responsibility accordingly.

2.2.2	In respect of any joint account, any Communication delivered to any joint account holder or to its agent shall be deemed to have been delivered to all of you.

2.2.3	You understand and agree that it is your responsibility to review Communications promptly and to notify us immediately of any error, omission, or improper payment or transfer. Since it is incumbent on you to check Communications, you will be precluded from asserting any claim against us based on any error, omission, improper payment or transfer disclosed in any Communication (and such Communication will be binding on you) if you fail to notify us within 90 days (or such shorter period as you and we may agree either generally or specifically in relation to any particular Investments) of delivery or deemed delivery, unless your failure to notify us was due to extenuating circumstances that rendered it unreasonable for you to notify us during this period and this is to be determined by us on a case by case basis acting reasonably and in good faith.

2.2.4	Where our Communication dictates a timeframe within which a response is requested from you, you acknowledge that any failure to respond within such timeframe may result in us being unable to implement your instructions (e.g. in relation to corporate actions).

2.3	Communications from you

2.3.1	You may communicate with us by post, personal delivery, telephone, facsimile or, by Relevant Electronic Communication unless advised by us otherwise in writing. In addition, any Communication with us must be given to such address, telephone and facsimile numbers and electronic mail address as we may supply to you from time to time for this particular purpose, and shall be effective only upon our actual receipt of such Communication or in the case of Relevant Electronic Communications, upon the actual receipt of such Relevant Electronic Communications by our computer systems and will be deemed to have been received in Hong Kong or Singapore, as appropriate. We shall have no liability for the unavailability of, or a fault in, any medium of communication that you wish to use in order to send us a Communication. You acknowledge that a Communication via the world wide web (Internet) or by facsimile may not be secure and accept responsibility accordingly.

2.3.2	We shall not accept and you agree not to send us, trading instructions or any asset (including, without limitation, cash, securities, currency or other asset) transfer instructions by means of Relevant Electronic Communications or any other form of electronic mail unless we have notified you in writing that we are prepared to accept such instructions by such means.

2.3.3	You expressly authorise us to accept, without having to verify its source, any Communication which we reasonably believe to have originated from you or to have been given on your behalf and you release us from any liability whatsoever or howsoever arising, directly or indirectly, from our acting in accordance with such Communication. In particular, you acknowledge and agree that the authenticity and integrity of Relevant Electronic Communications sent via public networks such as the Internet cannot be and are not assured by us. Accordingly, without prejudice to General Terms 2.3.5 and 2.3.6 below, we shall be entitled to assume that Relevant Electronic Communications which appear on their face to originate from any of the address(es) specified by you in the Application Form or otherwise in writing originate from you, and have not been corrupted or altered in any way.

2.3.4	In the event that we do not consider any Communication to be genuine and accurate, you acknowledge and confirm that we may decline to act upon such Communication and you release us from any liability whatsoever or howsoever arising, directly or indirectly, from our resulting action, inaction or omission.

2.3.5	We are not obliged to verify the source of any Communication from you, as long as we reasonably believe it to be genuine.

2.3.6	We are entitled to rely on information supplied directly, or indirectly, to us regarding your authorised representatives and agents for the purpose of giving instructions hereunder until such time as we receive a Communication in such form as we may specify from you notifying us of any change in your authorized representatives and agents.

2.4	You acknowledge and agree that Relevant Electronic Communications may be subject to interruption, data corruption, blackout and delay due to reasons beyond our control. Furthermore, you acknowledge that the confidentiality of Relevant Electronic Communications transmitted via public networks such as the Internet cannot be and is not assured by us. Accordingly, except as set out in the provisions relating to our limitation of responsibility and liability in General Term 4 and the provision by you of an indemnity to us in General Term 5, we do not accept any liability for any loss, cost, damage or expense (including, without limitation, for loss of profit or loss of data) which may arise directly or indirectly from:

2.4.1	our or your inability to receive or send Relevant Electronic Communications;

2.4.2	any delay in, corruption to or failure of the transmission or the receipt of Relevant Electronic Communications; or

2.4.3	our acting in accordance with any Relevant Electronic Communications which appear to originate from you pursuant to General Term 2.3.3 above.

2.5	We reserve the right to refuse to receive and/or to send Relevant Electronic Communications at any time on written notice to you.

2.6	We reserve the right to impose further technical requirements upon Relevant Electronic Communications from time to time by notifying you in writing of such requirements and shall be entitled to refuse to receive any Communications transmitted by you to us electronically which do not comply with such requirements.

2.7	You acknowledge and agree that the contents of the Relevant Electronic Communications sent from us to you may be subject to further changes and/or amendments.

2.8	You understand that in the interests of properly providing our private banking services to you, we may call upon you by telephone or visit or otherwise communicate with you without express invitation. During the course of such communications, invitations and inducements may be offered to you to engage in investment activities. You signify that you are willing for such visits, calls and other dialogues to take place by signing the Application Form or otherwise through your express consent.

2.9	We shall notify you of any material change to the information that we have provided in the Private Client Terms, including any change to our business which may materially affect the services we provide to you. You also shall promptly notify us in the event of any change to the information you provide to us.

3.	YOUR CONFIRMATIONS

3.1	In entering into the Private Client Terms, we have not made and you are not relying upon any statement, representation, promise or undertaking that is not contained herein. You confirm that you have relied on your own independent advice in entering into the Private Client Terms. You further acknowledge and agree that agreements and arrangements concerning Cash, Investments and/or other assets involve an element of risk and you may incur a loss of some or all of your Cash, Investments and/or other assets.

3.2	Unless we agree otherwise in writing, you confirm that you are acting as a principal (i.e. for your own account and not as agent for anyone else) in our relationship with you and, accordingly, you agree that you will be liable as principal for all obligations and transactions under the Private Client Terms.

3.3	In entering into the Private Client Terms and each transaction with us and in respect of each transaction we enter into for you under the Private Client Terms, you have obtained and made, and you will maintain in effect, all necessary authorisations, consents or approvals, exemptions, licences, notifications and filings and you will comply with their terms and with all applicable laws, rules and regulations.

3.4	You confirm that you have full capacity and authority to enter into the Private Client Terms and each transaction contemplated under them with respect to the particular service that we provide to you. The Private Client Terms and each such transaction under the Private Client Terms are your valid and legally binding obligations, enforceable against you in accordance with their terms except for the effect of bankruptcy, insolvency, reorganisation, moratorium and laws relating to or affecting creditors’ rights and to general equitable principles. Where you are acting as legal representative on behalf of a minor or any other incapable person you confirm that you will personally indemnify us on a full indemnity basis in respect of any Liability arising to the extent that it arises out of the fact that you do not, actually, have appropriate legal authority.

3.5	You confirm that your execution, delivery and performance of the Private Client Terms and each transaction does not and will not violate, contravene, conflict with or constitute a default under any provision of your constitutional documents or any law, regulation, rule, decree, order, judgement or charge, contract, agreement, trust deed or other instrument that is binding on you or any of your assets.

3.6	You confirm that you own your Account maintained with us, and the Cash, Investments and/or other assets credited to your Account maintained with us or held to our order are free and clear of any lien, charge or other encumbrance and/ or restriction as to title and transferability (other than a lien routinely imposed on all securities in a relevant clearance or settlement system or a lien routinely imposed on Allocated Bullion or Unallocated Bullion by us, an Affiliate or a Depositary) and you will not create or permit the existence of any such lien, charge or other encumbrance and/or restriction except in our favour or in favour of an Affiliate of ours or a Depositary (as the case may be) or except as is imposed by law or judicial decision.

3.7	You agree to provide us with such information as we may require to open and administer your Accounts including, without limitation, the ultimate beneficial ownership of your Accounts, citizenship, residence, address of record and any additional information relating to your tax position. You agree to notify us promptly of any change in your personal information or circumstances. You agree to promptly complete and return to us such tax certification forms as we may from time to time reasonably require. Without limiting the generality of the foregoing, you agree to provide, and periodically update, at any time requested by us, any information which we deem necessary to comply with any requirements imposed by Sections 1471 - 1474 of the United States Internal Revenue Code of 1986, as amended and the United States Treasury Regulations and other guidance issued thereunder, and take any other actions required by such provisions, in order to reduce or eliminate withholding taxes. You acknowledge that if you fail to comply with the above requirements on a timely basis, you may be subject to a 30% U.S. federal withholding tax on (1) U.S. source dividends, interest and certain other income and (2) gross proceeds from the sale or other disposition of U.S. stocks, debt instruments and certain other assets.

3.8	We will assume that there are no constraints on the investment services or products that we may provide and/or offer to you under the Private Client Terms unless you notify us in writing to the contrary. We will not accept any liability for any adverse tax consequences. The services that we will provide to you do not include advice on tax and we strongly recommend that you consult an independent tax adviser if required. With your written consent, we will provide your tax adviser with such information as he may require regarding your Account or any Investments. If you notify us that you have particular tax requirements regarding your Account or any Investments, we will endeavour, without a legal obligation to do so, to provide services, or to recommend Investments to you which in our view meet those requirements. We may also provide you with information, regarding, in general terms, the anticipated tax treatment of any Investments. However, you acknowledge that the tax treatment of an Investment may be complex, will depend on your own tax status of which we may not have complete knowledge and that, in any event, we do not provide tax advice as part of our private banking services. Accordingly you are solely responsible for:

3.8.1	managing your affairs to your best advantage for tax purposes and neither we, nor any of our Affiliates, accepts any responsibility for the tax consequences of actions taken by us within the scope of our authority;

3.8.2	ensuring that all applicable legal, tax or regulatory requirements for disclosure or reporting as to holding, control, beneficial ownership or the granting of security (including any lien, charge or other encumbrance and/or restriction as to title and transferability that becomes effective when you sign the Private Client Terms) or creation of a guarantee are met in respect of any Cash, Investments and/or other assets standing to the credit of, or to be credited to, your Account, as applicable; and

3.8.3	informing yourself of the characteristics of the Cash, Investments and/or other assets credited to an Account maintained, or which you intend to credit in an Account maintained, with us to hold any Investments you purchase through or from us including, without limitation, tax treatment, special instalment payment provisions, holding or transfer restrictions, foreign ownership limitations or requirements of ownership disclosure.

As we make clear above, we strongly recommend that, in all cases, you consult an independent professional tax adviser.

3.9	Without prejudice to the general nature of General Term 6.1 below, if in connection with any receipt, transfer or crediting of Cash, Investments and/or other assets to Accounts maintained with us, any tax, duty, claim, interest, fine, fees, penalty or damages are imposed on, or paid by or charged to us, then:

3.9.1	we are authorised to debit your Account with any such amount; and

3.9.2	you shall indemnify on a full indemnity basis and hold us harmless for such taxes, duties, claims, interests, fines, fees, penalties, damages and reasonable expenses associated therewith.

3.10	You confirm that the matters referred to in General Terms 3.1 to 3.15 inclusive are correct as at the date of signature of the Application Form and as of the date of each contract, transaction or advance we enter into or make with you or on your behalf. You will also provide us promptly with a copy of all such documents referred to in General Terms 3.3 and 3.5 above and 3.11 and 3.13 below and all such other information as we may reasonably require from time to time.

3.11	If you are a client of, and/or engage the services of, JPMorgan Chase Bank, N.A., Singapore branch, you hereby:

3.11.1	represent and warrant to the JPMorgan Companies that you are an “Accredited Investor” as defined in the Securities and Futures Act (Cap. 289) of Singapore;

3.11.2	covenant to the JPMorgan Companies that if you cease at any time or if you become aware that you may cease to be an “Accredited Investor” you will immediately advise JPMorgan Chase Bank, N.A., Singapore branch and acknowledge that dealings for your Account may need to cease with immediate effect; and

3.11.3	agree upon our request to provide copies of the following: (a) if you are an individual, your bank statements or such other evidence as we may require to establish that you are an “Accredited Investor”, or (b) if you are a corporation, your most recent audited balance sheet or, if you are not required to prepare audited accounts, a balance sheet certified by you to give a true and fair view of the state of affairs of the corporation as of the date of the balance sheet, which shall be within the preceding 12 months; or (c) such other information as we may reasonably require in order to verify your status as an “Accredited Investor”.

3.12	Under the relevant Singapore laws and regulations, JPMorgan Chase Bank, N.A., Singapore branch is exempted from various provisions of the Financial Advisers Act (Cap.110) of Singapore and its related regulations, notices, guidelines and practice notes when it deals with Accredited Investors. As such, the law requires that we must notify you that in our dealings with you, we and our representatives are:

3.12.1	exempted under Regulation 33(l)(a) of the Financial Advisers Regulations from the obligation under Section 25 of the Financial Advisers Act to disclose material information relating to any “designated investment product” (which is defined in Section 25(6) of the Financial Advisers Act to mean a unit in a collective investment scheme, a life policy (including a group life policy), or such other investment product as the MAS may prescribe) recommended by us to you;

3.12.2	exempted under Regulation 34(l)(a) of the Financial Advisers Regulations from the obligation under Section 27 of the Financial Advisers Act to ensure that there must be a reasonable basis for a recommendation with respect to any investment product made to you;

3.12.3	exempted under Regulation 35(l)(a) of the Financial Advisers Regulations from the obligation under Section 36 of the Financial Advisers Act to disclose the nature of any interest that we or a person associated with or connected to us have in the acquisition or disposal of securities, when making a recommendation in respect of such securities through a circular or written communication;

3.12.4	exempted under Regulation 34(l)(a) of the Financial Advisers Regulations from the MAS Notice on Recommendations on Investment Products, which sets out requirements which are to be complied with when making recommendations on investment products;

3.12.5

exempted under Regulation 33(1)(a) of the Financial Advisers Regulations from the MAS Notice on Information to Clients and Product Information Disclosure, which sets out the minimum standards for product information disclosures and information to clients, and the type of information which must be disclosed;

3.12.6	exempted from the MAS Notice on Dual Currency Investments [Notice No. FAA-N11] (which sets out additional product information disclosures and warnings, as well as prohibitions on the use of the term “deposit” when describing dual currency investments;

3.12.7	exempted under Regulation 34(l)(a) of the Financial Advisers Regulations from the MAS Notice on the Distribution of Direct Purchase Insurance Products [Notice No. FAA-N19] (which sets out the requirements for the distribution of direct purchase insurance products);

3.12.8	exempted from the MAS Guidelines on Structured Deposits [Guidelines No. FAA-G09] (which sets out additional product information, disclosures and warnings, as well as training and competency requirements, segregation between activities pertaining to structured deposits and fixed deposits); and

3.12.9	exempted under Regulation 34(l)(a) of the Financial Advisers Regulations from the MAS Guidelines on Switching of Designated Investment Products, which provides guidance on the controls, processes and procedures to be implemented in order to switching and advising on switching of designated investment products.

We have included in the Appendix One entitled “Notice Regarding Exemptions for JPMorgan Chase Bank, N.A.” a list of the requirements under the Financial Advisers Act (Cap. 110) of Singapore for which we are exempted from compliance and its implications to you.

3.13	If you are a client of, and/or have an Account with, JPMorgan Chase Bank, N.A., Hong Kong branch, you hereby:

3.13.1	represent and warrant to the JPMorgan Companies that you are a “professional investor” as defined in the SFO and the subsidiary legislation made thereunder;

3.13.2	covenant to the JPMorgan Companies that if you cease at any time or if you become aware that you may cease to be a “professional investor” you will immediately advise JPMorgan Chase Bank, N.A., Hong Kong branch and acknowledge that dealings for your Account may need to cease with immediate effect;

3.13.3	you agree upon our request to provide copies of such evidence as we may require to establish that you are a “professional investor”; and

3.13.4	represent and warrant to JPMorgan Chase Bank, N.A., Hong Kong branch that you are a “private banking customer”, as defined by the HKMA.

3.14	Where you are a “professional investor” for the purposes of the SFO and the subsidiary legislation made thereunder, you acknowledge and agree that you will not receive any contract notes, statements of account or receipts in accordance with the requirements under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipt) Rules, as amended (Cap. 571Q).

3.15	You acknowledge that JPMorgan Companies are regulated by the Relevant Regulatory Authority, and are subject, among other things, to anti-money laundering/countering the financing of terrorism (“AML/CFT”) laws and regulations, of which a broad range of serious crimes (including serious tax crimes (such as but not limited to intentional and fraudulent tax evasion)) are or may be designated as money laundering predicate offences in the relevant jurisdictions. You acknowledge that you are aware of the Relevant Regulatory Authority’s firm stance against tax-illicit activities. You represent and warrant to JPMorgan Companies for and on behalf of yourself and each beneficial owner of your account(s) with JPMorgan Companies that:

3.15.1	you acknowledge and agree that you are solely responsible for, and JPMorgan Companies are not responsible for your own tax affairs and obligations;

3.15.2	you are not aware of, and have no reasonable grounds to suspect, that any assets in, or to be deposited in, your account(s) with JPMorgan Companies are or may be proceeds from any serious criminal activity or conduct (including but not limited to serious tax crimes), whether in Hong Kong, Singapore or elsewhere;

3.15.3	to the best of your knowledge, you have not committed or been investigated under any ongoing investigations for or convicted of any serious tax crimes, whether in Hong Kong, Singapore or elsewhere; and

3.15.4	you undertake to promptly provide the JPMorgan Companies with all information and documentation, and to take such other reasonable actions upon the JPMorgan Companies’ request, as may be required by JPMorgan Companies to comply with their AML/CFT obligations and all applicable laws and regulations. In the event of any enquiry or request from regulatory, tax and other governmental authorities and agencies and/or competent law enforcement agencies, you agree to provide the JPMorgan Companies with all information and documentation that is necessary to satisfy the enquiry or request.

Where you are not the beneficial owner(s) of your account(s) with JPMorgan Companies, you represent and warrant that you are authorised to make the above representations and warranties for and on behalf of each beneficial owner.

4.	LIMITATIONS ON RESPONSIBILITY AND LIABILITY

4.1	We shall use reasonable care in the performance of our duties under the Private Client Terms. We shall accept liability to you where such liability is determined by a final judgement of a court of competent jurisdiction and has arisen out of our fraud, negligence or wilful default or that of our employees in the performance of our services under the Private Client Terms, but we shall not otherwise be liable to you hereunder for any reason whatsoever except as provided in Banking and Custody Special Term 6.1.

4.2	You agree that any liability that we have to you arising out of our negligence or that of our employees shall be limited to any direct damages that you incur as a result of that negligence. Direct damages are limited to the monies or the fair market value of any property lost because of such negligence, together with compensatory interest and a credit for your fees with respect to any relevant transaction. You agree that we shall have no liability for any indirect, incidental, special or consequential damages.

4.3	You agree that we shall have no liability to you under any circumstances in respect of the fraud, negligence, breach of contract or default of any third party with whom you deal (or with whom we deal on your behalf, or which we appoint) in connection with your Cash, Investments and/or other assets, including, without limitation, any counterparty, Subcustodian, Depositary, Clearance System, settlements or payments system or investment exchange, agent or subcontractor. We shall not be liable, without limitation, for the fraud, negligence, breach of contract or default of any counterparty, Subcustodian, Depositary, bank or other person or entity outside J.P. Morgan which holds Cash, Investments and/or other assets or documents of title on your behalf and which is not a member of JPMorgan.

4.4	You acknowledge that a movement in exchange rates may have a separate effect, unfavourable or favourable, on the gain or loss otherwise experienced on your Cash, Investments and/ or other assets. You agree that we shall have no liability for any loss or reduction in return on Cash, Investments and/or other assets that you may suffer by reason of any movement from time to time in the exchange rate between the Reference Currency or the currency in which any of your Cash, Investments and/or other assets are denominated and any other currency. You agree that you are responsible for complying with any applicable currency restrictions and any other local law, rule and regulation governing any foreign exchange transaction. You also acknowledge that under certain circumstances (due to reasons including, but not limited to, exchange restrictions or any other regulatory restrictions), we may not be able to, or may become required not to, carry out any currency conversion or transfer as you may instruct us to perform from time to time, and in such circumstances, you agree that we shall have no liability to you resulting from the same.

4.5	We give no warranty as to the performance or profitability of any Investment sold to or purchased by you under the Private Client Terms, whether or not an Investment is purchased or sold as a result of our advice or under our discretion. The value of your Investments and any income derived therefrom may fall as well as rise and you may not get back the amount you invested. In particular, the value and performance of your Investments may be unduly affected by inflows to and outflows from your Account which are initiated by you.

4.6	Where an error occurs in the carrying out of a transaction by us on your behalf to implement an investment decision which is subject to the Private Client Terms, with the result that the transaction as effected does not correctly reflect the investment decision to which it relates, our liability to you shall be as follows: we shall take such steps as are necessary to rectify the position as soon as practicable after we become aware of the error. If the error has resulted in a loss to you for which we are responsible according to the standard of care laid down in General Terms 4.1 to 4.5 inclusive above, we shall compensate you for such loss to the extent of our liability. If the rectification of the position results in any profit or gain which would not have occurred had the error not been made, the profit or gain may be retained by us for our own benefit and we shall have no liability to account to you for any part of it.

5.	INDEMNITY, DEFAULT AND SET OFF

5.1	You shall indemnify on a full indemnity basis and hold us harmless from and against all Liabilities except where such Liabilities arise out of the fraud, negligence or wilful default of us or our employees.

5.2	At any time after we have determined that you have not performed or have concluded, in good faith, that any action that has been taken or event has occurred which we reasonably consider might have a Material Adverse Effect on your ability to perform or cause you to fail in the performance of any of your obligations to any of the JPMorgan Companies under or pursuant to the Private Client Terms and/or upon an Event of Default, we may (without prejudice to any other rights of ours and without prior notice to you) take any action that we consider to be necessary or desirable in the circumstances to safeguard our position, including the following:

5.2.1	to treat any or all transactions then outstanding as having been repudiated by you, in which event our obligations under such transaction(s) will thereupon be cancelled and terminated. The date upon which we determine to treat each such transaction (each the “Terminated Transaction”) as terminated is herein referred to as the “Early Termination Date”; and/or

5.2.2	to sell, pledge, charge, encumber, deposit or otherwise deal with each of your Cash, Investments and/or other assets as are in the possession of any of the JPMorgan Companies, (or the possession of any nominee or third party appointed under or pursuant to the Private Client Terms), in each case when and upon such terms as we think fit (without being responsible for any loss or diminution in value) in order to realise monies sufficient to cover any amount due from you hereunder; and/ or

5.2.3	to close out, replace or reverse any transaction, buy, sell, borrow or lend, or enter into any other transaction or take, or refrain from taking, such other action at such time or times and in such a manner as, in our sole discretion, we consider necessary or appropriate to cover, reduce or eliminate our loss or liability under/or in respect of any of your contracts, positions or commitments.

5.3	Upon an Early Termination Date, no further payment or delivery under the Private Client Terms in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of the Private Client Terms. Any amount payable in respect of an Early Termination Date will be determined on or as soon as reasonably practicable following such date as follows:

5.3.1	we will make the calculations below and will provide you a statement showing, in reasonable detail, such calculations and giving details of the relevant account to which any amount payable is to be paid;

5.3.2	an amount calculated as being due in respect of an Early Termination Date will be payable on the effective date. Such amount will be paid together with interest thereon (calculated in accordance with General Term 5.9 below); and

5.3.3	an amount will be payable equal to the Net Termination Amount. If the Net Termination Amount is a positive number, you will pay that amount to us. Alternatively, if the Net Termination Amount is a negative number, we will pay the absolute value of that amount to you.

5.4	We may at any time without prior notice to you, combine, consolidate or merge all or any of your Accounts with, and liabilities to, the JPMorgan Companies (and/or any of our Affiliates), and make transfers between such Accounts.

5.5	We may at any time without prior notice to you, apply and set off any obligation (whether or not arising under these Private Client Terms or matured or contingent) owed to you by any of the JPMorgan Companies or any of their Affiliates or any other member of JPMorgan (including any sums standing to the credit of any of your Accounts with any of the JPMorgan Companies or any of their Affiliates or any other member of JPMorgan) in or towards satisfaction of any obligation (whether or not arising under these Private Client Terms or matured or contingent) owed by you to any of the JPMorgan Companies or any of their Affiliates or any other member of JPMorgan (including, without limitation, any of the Relevant Liabilities) or any part or parts thereof. To the extent any obligation subject to set-off is not a matured obligation, the amount subject to set-off shall be determined at our sole discretion. For the purpose of the setoff as described in this General Term 5.5, we shall be entitled to accelerate the maturity of any fixed term deposit.

5.6	We may exercise our right of set-off in accordance with General Term 5.5 regardless of the place of payment, booking branch or currency of any of the relevant obligations. If your obligation and any obligation (including the balance on any of your Accounts) of the JPMorgan Companies or any of their Affiliates or any other member of JPMorgan are expressed in different currencies, then we may convert either obligation at a market rate of exchange in our usual course of business for the purpose of the set-off as described in General Term 5.5.

5.7	To the extent any amount of an obligation owed by a JPMorgan Company or any of their Affiliates or any other member of JPMorgan is being set off in accordance with General Term 5.5, then that obligation shall be deemed to have been discharged by the relevant JPMorgan Company or the relevant Affiliate or the relevant member of JPMorgan for an equivalent amount.

5.8	Each of the JPMorgan Companies and their Affiliates and each other member of JPMorgan is authorised by you in their absolute discretion at any time to transfer any money or assets credited to your Account(s) maintained with, or held to the order of, any JPMorgan Company or any of their Affiliates or any other member of JPMorgan for the purposes of, or with a view to, application thereof in the discharge of any obligation due from you to any JPMorgan Company or any of their Affiliates or any other member of JPMorgan in accordance with the provisions of this clause. We shall inform you promptly after the exercise by any JPMorgan Company or any of their Affiliates or any other member of JPMorgan of any right of set-off under these Private Client Terms.

5.9	If you fail to pay in full any amount when it is due and payable, such amount shall bear interest (the “Default Interest”), being a reasonable default rate determined in line with market practice, without notice on such sum from the date such payment was due until the date of actual payment (“Default Period”). Default Interest will be computed daily during the Default Period at a rate equal to our prescribed Default Interest rate per annum. This provision will continue to apply even after termination and the closing of Accounts and whether before and after any court judgment.

5.10	You acknowledge and agree that we may, in our absolute and unfettered discretion, determine the priority of enforcement of any security interests in respect of the Relevant Liabilities and you waive all rights that you may otherwise have to require that any such security be enforced in any particular order or manner or at any particular time or to require that any sum received or recovered from any person, by virtue of the enforcement of such security or of any other security interest, which is capable of being applied in or towards discharge of any of the Relevant Liabilities is so applied.

5.11	For the purposes of these General Term 5, all references to “transactions” shall include but not be limited to any transaction under the OTC Derivatives Master Agreement (or any net termination amount determined under the terms of the OTC Derivatives Master Agreement), any other derivatives transaction entered into between any JPMorgan Companies with or for you (or any net termination amount determined under the terms of any master agreement in respect of such derivatives transaction) and any Investment entered into by any JPMorgan Companies with or for you pursuant to the Private Client Terms (including under the discretionary investment management section of the Investment Special Terms).

6.	FEES AND CHARGES

6.1	You shall pay to us fees in accordance with the fee schedule provided to you or otherwise as we may prescribe from time to time in relation to the services to be performed by us or any agent, delegate or subcontractor of, or used by, us pursuant to the Private Client Terms. We shall provide you with 30 days’ advance notice of any proposed revision to our fees, unless you agree to a shorter notice. Such proposed revision shall come into effect immediately following the expiry of such period, unless we agree otherwise with you in writing.

6.2	We may share our fees amongst entities within JPMorgan and with any of our Affiliates or any third party or receive remuneration (in the form of a fee, commission or non-monetary benefit) from any of them in respect of any transactions or other services carried out on your behalf. We shall be under no obligation to share any benefit with you which accrues to us as a result, directly or indirectly, from such transactions or other services. As required pursuant to any Relevant Regulatory Requirement applicable to us, we will provide details of any such remuneration to you upon your written request.

6.3	We reserve the right to charge you for out-of-pocket expenses (other than day-to-day internal expenses of the JPMorgan Companies) reasonably incurred by us in connection with the provision of our services to you and any costs and expenses in any way incurred by us, each of the JPMorgan Companies in connection with the enforcement or maintenance of any of our or their rights pursuant to or in connection with the Private Client Terms.

6.4	If we consider it necessary or desirable, we may request advice from professional advisers of our choice in connection with any action to be taken by us in relation to the services provided to you pursuant to the Private Client Terms and in all such matters we may, in our discretion, act on the opinion or advice of such advisers without being responsible for any consequence of acting or not acting in accordance therewith.

6.5	If we appoint, or consult with, advisers pursuant to General Term 6.4 above, we shall be entitled to reimbursement from you of all fees, costs and expenses incurred by us, either:

6.5.1	if the appointment or consultation was requested or agreed by you; or

6.5.2	without your specific agreement, if we determine in our absolute discretion, that an Event of Default has occurred or if we believe that an Event of Default may have occurred or might reasonably be expected to occur (including, without limitation, any fees, costs and expenses incurred by us in investigating whether an Event of Default has occurred or in considering and evaluating our rights under the Private Client Terms).

6.6	In addition to all the sums payable by you under the Private Client Terms, all applicable taxes (including, without limitation, any service taxes) will be payable by you to us at the same time as the sums to which they relate.

6.7	Payment of fees, costs, expenses and all applicable taxes under the Private Client Terms may be deducted automatically on your behalf from your Account maintained with us. In respect of the services provided to you under the Private Client Terms, you authorise us to deduct from the Cash Account and pay to JPMorgan Chase Bank, N.A. all fees due and payable to JPMorgan Chase Bank, N.A. under the Private Client Terms.

7.	TRANSFER AND ASSIGNMENT

7.1	The obligations under the Private Client Terms bind, and the rights will be enforceable by, the Parties and their respective successors, permitted assigns and executors.

7.2	Subject to General Term 7.3 below, neither you nor we may novate or assign any of your or, as the case may be, our respective rights and obligations under the Private Client Terms, any corresponding transaction or any contract without the prior written consent of the other.

7.3	You hereby give your consent to our causing at any time (i) all or any part of our rights and/or obligations under the Private Client Terms to be transferred, or (ii) all or any part of our rights to be assigned, in each case, to any member of JPMorgan (each a “Transferee”) by delivering to you a substitution notice. Upon delivery of a substitution notice to you:

7.3.1	to the extent that in the substitution notice we seek to transfer by assignment any of our rights under the Private Client Terms, such rights shall be assigned to the Transferee;

7.3.2	to the extent that in the substitution notice we seek to transfer by novation any of our rights and obligations under the Private Client Terms:

(a)	the Parties hereto shall, to such extent, be released from further obligations to each other under the Private Client Terms and the respective rights of the Parties against each other thereunder will be cancelled; and

(b)	you and the Transferee will simultaneously acquire the same rights and assume the same obligations between you and the Transferee as would have been acquired and assumed had the Transferee been an original party hereto instead of us; and

(c)	the Transferee shall become a Party to the Private Client Terms in our place.

7.4	To the extent required by, or consequential to, any such transfer you agree to enter into further documentation and/or particular terms as we or any Transferee may reasonably require solely in order to make or facilitate the action envisaged in General Term 7.3 above and to enter into such new arrangements with you concerning the services under the Private Client Terms.

8.	CONFIDENTIALITY

8.1	You agree that we and/or any of our employees, officers and agents may disclose to third parties, including, without limitation, any professional advisor appointed by us, any Depositary, other entities within JPMorgan and any actual or potential successor, assignee or transferee of any of the rights or obligations of the JPMorgan Companies under the Private Client Terms, or any other person who has entered into or is proposing to enter into any arrangement or contract with any of the JPMorgan Companies in connection with or relating to the Private Client Terms or in connection with any private client terms between us and such person, any trade repository in any jurisdiction or any government authority, regulatory body or agency or self-regulatory organisation in any jurisdiction, such information concerning you, your Account, your Cash, your Investments, your other assets, any services which we may provide to you from time to time and/or any credit facilities, derivatives facilities or other financial accommodation granted or made available by us to you or to any person upon your request, in each case, as we may consider to be reasonably necessary:

8.1.1	for us or any other member of JPMorgan or any Depositary to comply with (a) any request or requirement of any court of competent jurisdiction, exchange, depository, clearing house, trade repository or governmental, tax or other regulatory body or agency or self-regulatory organisation which we or any other member of JPMorgan or any Depositary are a member of, in each case, to which we or any other member of JPMorgan or any Depositary are subject in any jurisdiction or (b) any law, rule, regulation or requirement applicable to us or to other members of JPMorgan or to any Depositary in any jurisdiction;

8.1.2	to open any Account, provide any service or to carry out or facilitate any transaction relating to or under the Private Client Terms, conduct any background or credit check or verify any information with regards to you or your Account, or otherwise for the purposes envisaged by the General Terms;

8.1.3	to any professional adviser appointed pursuant to General Term 6.4, any person to whom we delegate any of our duties and obligations under or in connection with the Private Client Terms as we determine to be reasonably necessary or any other person to whom we outsource any service in accordance with Relevant Regulatory Requirements;

8.1.4	in connection with (i) the performance or enforcement of our rights under the Private Client Terms; and/or (ii) any agreement or other accommodation between us or any of the JPMorgan Companies and any surety, collateral provider or guarantor of any of your obligations (including your Relevant Liabilities);

8.1.5	in connection with any transfer or proposed transfer of the whole or any part of our business and/or any of our rights and obligations pursuant to any service provided by us;

8.1.6	in connection with any participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any facility or proposed facility granted by us;

8.1.7	in connection with the purchase or sale of any credit insurance or any other contractual protection or hedging with respect to your obligations under any service; and/or

8.1.8	in connection with the monitoring and recording of any and all electronic communications and telephone conversations between JPMorgan and you or any individual connected to you. You consent and give authority to any such recording and to any such monitoring of electronic communications and represent and warrant that you obtained the informed consent and authority of any individual connected to you to any such recording and monitoring prior to such individual making the relevant communication.

8.2	If JPMorgan Chase Bank, N.A., acting through its Singapore branch, provides you with services, then in addition to the disclosures you have agreed to in General Term 8.1 above, you further agree and acknowledge that we may disclose information concerning you, your Account, your Cash, your Investments, your other assets, any services which we may provide to you from time to time, and/or any credit facilities or other financial accommodation granted or made available by us to any person upon your request, to any third parties and to any persons permitted by the provisions of the Banking Act, Chapter 19 of Singapore. This General Term 8 is not, and shall not be deemed to constitute, an express or implied agreement by us with you for a higher degree of confidentiality than that prescribed under section 47 of and the Third Schedule to the Banking Act. The rights conferred on us in this General Term shall be in addition to and shall not be in any way prejudiced or affected by any other agreement, expressed or implied, between you and us in relation to any information nor shall any such other agreement be in any way prejudiced or affected by this General Term.

8.3	You agree that you shall treat as confidential all information, recommendations and advice that we give you and you shall not disclose it to third parties except as required by applicable law, rule or regulation or where we consent to such disclosure in writing.

8.4	In providing our services to you, we shall not be obliged to disclose to you or take into consideration any information, fact or matter if:

8.4.1	disclosure or use of such information, fact or matter would breach a duty of confidence to any other person or result in a breach of law, rule or regulation; or

8.4.2	irrespective of what may or may not be known within JPMorgan, such information, fact or matter has not come to the actual notice of the individual(s) with whom your relationship with the JPMorgan Companies is conducted.

8.5	You acknowledge that disclosures made pursuant to this General Term 8 to any trade repository, regulatory body or agency or self-regulatory organisation may include, without limitation, disclosure of trade information, including your identity (by name, identifier or otherwise) and other information relating to you and your transactions and would result in certain anonymous transaction and pricing data becoming available to the public.

8.6	With respect to any derivatives you trade with us, the provisions in Appendix Two “Consent to Disclosure of Information Pursuant to Mandatory Trade Reporting Requirements Applicable to Derivatives” are hereby incorporated in this General Term 8.

8.7	The obligations of this General Term 8 shall survive the termination of the Private Client Terms.

9.	DATA PROTECTION

9.1	From time to time, it may be necessary for you to supply us with Personal Data including sensitive Personal Data, in connection with various matters under the Private Client Terms, such as the opening or continuation of Accounts, the establishment or continuation of Investment Services, Banking and Custody Services, and/or other services under the Private Client Terms.

9.2	If you do not supply us with such Personal Data, or if at any point in time you choose to withdraw consent to our use and disclosure/transfer of such Personal Data, we may be unable to open or continue operating the Accounts, or establish or continue providing you with services under the Private Client Terms.

9.3	We may collect Personal Data in the ordinary course of your relationship with us for example, when you effect transactions.

9.4	The purposes for which we, or any person (including, without limitation, any Depositary) who has obtained it from us, may collect, use, disclose/transfer any of the Personal Data that we have collected from you, are:

9.4.1	the processing of applications to open your Accounts;

9.4.2	administering your Accounts and providing related services, including the daily operation of the Investment Services and/or Banking and Custody Services, and/or providing other services under the Private Client Terms;

9.4.3	confirming and verifying your identity. This may involve the use of a credit reference agency (who will record that a search has been made) or third parties acting as our agents and screening against publicly available and/or law enforcement agency sanctions lists;

9.4.4	assessing the suitability or appropriateness of a transaction with you or for you;

9.4.5	operational purposes, credit assessment and statistical analysis (including behaviour analysis);

9.4.6	designing financial services or related products for your use;

9.4.7	Direct Marketing and marketing financial services or related products pursuant to the Private Client Terms to you and providing you with information concerning products and services (including those supplied by third parties) which may be of interest to you unless we are specifically instructed by you not to do so (please see General Term 9.6 for further detail);

9.4.8	determining the amount of indebtedness owed to or by you;

9.4.9	collecting amounts outstanding from you and those providing security for your obligations;

9.4.10	meeting the requirements to make disclosure under any law, rule or regulation binding on or applicable to us or any of our Affiliates or any voluntary code or good practice which we or our Affiliates decide to adopt anywhere in the world;

9.4.11	the detection, investigation and prevention of fraud and other crime or malpractice and compliance with any applicable anti-money laundering and terrorist financing requirements and with any reporting requirements and regulatory or tax requests anywhere in the world; and

9.4.12	in connection with any legal proceedings (including prospective legal proceedings) and for obtaining legal advice or for establishing, exercising or defending legal rights;

9.4.13	in connection with our assessment of any assets proposed to be designated as Collateral to secure any Specified Third Party Liabilities; and

9.4.14	in connection with JPMorgan’s internal compliance requirements, including in relation to JPMorgan’s internal rules, policies and procedures.

9.5	Personal Data held by us relating to you will be kept confidential but, from time to time and on a need to know basis (excluding for Direct Marketing, for which purpose the transfer of your Personal Data is described in General Term 9.6.3) we may provide such Personal Data (including Personal Data which is confidential) to a location in or outside Hong Kong or Singapore (as the case may be), to:

9.5.1	JPMorgan and any of its Affiliates, any agent, auditor, contractor, third party service provider, law enforcement agency, information provider, trade repository (including related third party service providers), court of competent jurisdiction, exchange, depository, clearing house or any governmental, tax or other regulatory body or agency or any other person we think necessary for any of the purposes outlines above;

9.5.2	any person to whom we outsource any service in accordance with Relevant Regulatory Requirement and the applicable data protection legislation;

9.5.3	any actual or proposed assignee or participant or sub-participant or transferee of, or any person taking or wishing to take security over, all or any part of our assets or business; and

9.5.4	any such authorities requiring or requesting disclosure under any law, rule or regulation binding on or applicable to us or any of our Affiliates or agents;

9.5.5	any other person under a duty of confidentiality to us for any of purposes outlined above; and

9.5.6	any person to whom we or any person to whom your Personal Data is disclosed have a right or duty to disclose the Personal Data or are permitted or compelled by law or with consent to do so. For example, financial institutions and payments or messaging service providers may, from time to time, be required, under subpoena or otherwise, to provide certain transaction information to authorities or other official bodies, wherever located, to assist in the prevention of terrorism, money laundering and other crimes.

9.6	We intend to use your Personal Data in Direct Marketing and we may not do so without your consent. In this connection, please note that:

9.6.1	Your Personal Data will be used by us for Direct Marketing.

9.6.2	We may use the following Personal Data for Direct Marketing: your name, contact details (including your residential address, mobile phone number, residential phone number, residential facsimile number and email address), demographic data and any information you provide about your financial background, investment experience and objectives and previous investment . history.

9.6.3

We may provide Personal Data (including Personal Data which is confidential) to our Affiliates (who may be located in Hong Kong, Singapore, Belgium or the UK or elsewhere) for use by them in Direct Marketing and we may only do so with your consent. We may be remunerated for the transfer of your Personal Data for the purposes described at this General Term 9.6.3. The types of Personal Data which will be used for Direct Marketing are the same as those described at General Terms 9.6.2

9.6.4	We will cease to use Personal Data for our own marketing or Direct Marketing purposes without charge if you so request.

9.7	To the extent permitted by applicable law, rule and regulation we may record and monitor electronic communications including Relevant Electronic Communications for the purposes of ensuring compliance with our legal and regulatory obligations and internal policies.

9.8	If you wish, you may have a copy of the Personal Data held in relation to you. If any of your Personal Data is found to be incorrect or incomplete, you have the right to request that it be corrected, updated or deleted as appropriate. In certain circumstances, you may also have the right to withdraw consent, upon reasonable notice, to the collection, use and/ or disclosure of the Personal Data held in relation to you or to request that we cease processing your Personal Data or to request its erasure or blocking or to request that we take action to ensure the anonymity of the Personal Data held in relation to you. Unless otherwise indicated, the Personal Data collected is necessary to enable us to operate the Accounts and provide the requested services. Withdrawal of consent to the collection, use and/or disclosure of the Personal Data held in relation to you may mean that we are unable to continue operating the Accounts or providing the services that you require. Withdrawal of consent shall not affect any right or liability in respect of services already provided by us, transactions already effected by us or any instruction given to us prior to the withdrawal.

9.9	Pursuant to General Term 9.5, Personal Data may be provided to a location which does not have the legal protection of information equivalent to either Hong Kong or Singapore as applicable in accordance with applicable law. By accepting the services provided by us under the Private Client Terms, you consent to the use of Personal Data in accordance with this General Term 9.9. All reasonable care is taken to ensure that we and our service providers keep data safe and secure.

9.10	We have the right to charge a reasonable fee for the processing of any Personal Data access request.

9.11	Requests for access to Personal Data, correction of Personal Data or for information regarding policies and practices and kinds of Personal Data held by us can be addressed to the attention of:

9.11.1	where your dealings are with JPMorgan Chase Bank, N.A., Hong Kong branch: Data Protection Officer, c/o JPMorgan Chase Bank, N.A., Hong Kong branch at Chater House, 22nd Floor, 8 Connaught Road, Central, Hong Kong; or

9.11.2	where your dealings are with JPMorgan Chase Bank, N.A., Singapore branch: Data Protection Officer, c/o JPMorgan Chase Bank, N.A., Singapore branch at 168 Robinson Road, 10th Floor, Capital Tower, Singapore 068912.

9.12	If you provide us with any information concerning any third party, and such information is subject to any data privacy or confidentiality law, regulation or rule, you hereby represent that, prior to providing us with such information:

9.12.1	you have complied with the relevant legislation and regulations, including without limitation that you have (i) notified each third party concerned prior to collection of data each purpose for which the data may be used and the classes of persons to whom the data may be transferred (where applicable) and (ii) obtained the necessary consent from each third party concerned to provide us with such information;

9.12.2	such information provided by you is true and complete to the best of your knowledge; and

9.12.3	the consent you have obtained permits us to use and disclose/ transfer such information for the purposes set out in General Terms 8, 9.4, 9.5 and 9.6.

9.13	You agree to indemnify us in respect of any penalties, liabilities, claims, demands, losses and damages as a result of a breach of General Term 9.12.

10.	VOICE RECORDING

You authorise us to use telephone recording procedures in receiving instructions, when giving investment advice or otherwise. We may record and monitor telephone conversations (and other Communications) between you and us for the purpose of evidencing instructions, quality control, performance of our systems and as required by applicable law, rule and regulation and Relevant Regulatory Requirements. Our voice records will be accepted by you as conclusive evidence of the instructions or conversations recorded.

11.	FORCE MAJEURE

11.1	We will not be liable to you for any delay in performance, or for the non-performance of any of our obligations hereunder by reason of any cause beyond our reasonable control (including any change in applicable law, rule or regulation), or for any losses caused by the occurrence of any contingency beyond our reasonable control.

11.2	Without prejudice to clause 11.1, if the transferability, convertibility or availability of any currency or Precious Metal is restricted or impaired:

11.2.1	we shall not have any liability for any resulting loss or damage, including loss or damage arising through our inability to make payment on any deposit or any other obligation;

11.2.2	we shall not be obliged to substitute any other currency or Precious Metal. However if, in our sole discretion, we determine that substitution of another currency or Precious Metal would be feasible on commercially reasonable terms and/or reasonable or necessary or in accordance with market practice, we may effect such substitution at a rate of exchange or price determined by us to be reasonable as of the date of substitution decided by us. We shall not have any liability for any direct or indirect loss resulting from such substitution and may at any time decline to make and/or accept any deposit or any payment in any currency or Precious Metal;

11.2.3	we shall not be obliged to seek any additional regulatory approval or make any additional regulatory submission even if it would remedy such a restriction or impairment; and

11.2.4	you hereby agree to reimburse us for any reasonable cost or charge imposed in relation to the transferability, convertibility or availability of any currency or Precious Metal held by you.

12.	JOINT ACCOUNTS

12.1	Where there is more than one account holder, each account holder will be jointly and severally (i) entitled to all rights and responsible for all obligations and liabilities incurred on or in respect of the Account and (ii) entitled to and liable for all amounts payable in respect of the Private Client Terms and the Account without restriction and notwithstanding any other provision of the Private Client Terms.

12.2	Where each account holder has individual signing authority to operate the Account, unless otherwise agreed with any of the JPMorgan Companies as applicable, that authority includes authority to make deposits or withdrawals, to receive payments, notices, account statements, demands, to borrow money, to appoint agents or third parties to operate the Account, to sign any document or agreement (except where we stipulate otherwise) and to act on their own in any way related to the Account or the services that we provide in relation to it.

12.3	Structuring joint accounts to suit the needs of individual and family circumstances often raises legal and tax issues. For example, the name under which accounts are opened or the selection of the type of account may have important consequences for tax treatment, the control of assets and estate planning. We recommend that you discuss such issues with an independent legal or tax adviser. Material provided by us is not intended to advise you, nor should you rely upon it, in respect of account, legal, estate planning or tax advice. Your attention is drawn to General Term 3 above.

13.	GENERAL

13.1	For all purposes necessary or desirable in our view to conduct properly our activities and responsibilities under the Private Client Terms, you authorise us to open accounts and execute under hand or under seal documents and agreements binding against and on behalf of you including documents and agreements taking security over, or otherwise encumbering, your Investments, Cash or other assets. You agree to provide us with any information or assistance as we may require in order to provide you with any services under the Private Client Terms or to allow us to enforce our rights hereunder, including without limitation, in relation to creating or perfecting any security interest.

13.2	We reserve the right, in our absolute discretion, acting reasonably or in the circumstances set out in General Term 13.3, to decline to undertake any transaction, or to provide any service. If we so decline, we will, provided that we are legally able to do so, notify you promptly although we will not be liable for any expense, loss or damage incurred by you if we fail to notify you, unless these are a result of our fraud, negligence or wilful default or that of our employees.

13.3	In certain circumstances, without limiting the generality of General Term 13.2, we may decline to undertake any transaction with you or on your behalf or to provide any service because we believe, in good faith, that we are required to comply with the request or requirement of any court of competent jurisdiction, regulatory authority, body or agency to which we are subject or by virtue of any law, rule or regulation applicable to us or to other members of JPMorgan. Our rights and powers under the Private Client Terms will not be affected or impaired by any delay or omission by us in exercising (or any previous exercise by us of) any such rights or powers. Any single or partial exercise or enforcement of any right, remedy, power or privilege shall not preclude the exercise or enforcement of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in the Private Client Terms are cumulative and not exclusive of any provided by law or otherwise.

13.4	Each of the provisions of the Private Client Terms shall be severable and distinct from one another and, if at any time any one or more of those provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. Furthermore, in such circumstances, unless the basic intention of the Parties is materially prejudiced thereby, the Parties shall use best efforts to agree revised terms approaching, to the fullest extent possible, the terms originally agreed and which are or have become invalid, illegal or unenforceable.

13.5	The Private Client Terms and, as the case may be, any supplemental written agreement entered into by the Parties constitute the entire agreement between the Parties relating to the subject matter of such Private Client Terms unless otherwise agreed in writing.

13.6	The original English language text of the Private Client Terms and any supplemental written agreement forming part of our relationship with you are binding in all respects. In the event of any inconsistency between such English language text and a translated version, including without limitation in relation to the construction, meaning or interpretation thereof, the translated version shall be overridden by the English language text whose construction, meaning and interpretation shall govern exclusively.

14.	TERMINATION

14.1	Our appointment may be terminated and any corresponding Account closed by you or by us at any time upon the giving of 30 days’ written notice to the other in accordance with General Term 2 above. If, however, we reasonably believe that there are circumstances which require us to close your Accounts immediately, we may do so upon written notice to you. Any such termination shall not affect any right or liability in respect of services provided by us, transactions already effected by us or any instruction given by you hereunder except in the case of any supervening regulatory issue, illegality or Event of Default. The Private Client Terms will continue to apply until all services, Accounts and transactions have been closed or completed and the outstanding amounts and liabilities have been paid in full.

14.2	You acknowledge that some Investments (such as private equity and hedge funds) may be illiquid. For example, they may have lock-up periods or may have the right to impose restrictions on redemptions or transfers which mean that it is not possible to transfer or redeem all or part of the Investments or to do so without penalty, or at all, until the end of the lock-up period or period of redemption or transfer restrictions, which can be lengthy. It may also be a condition of you owning such Investments that you maintain an account with us or one of our Affiliates. If you own such Investments you may have to maintain an account with us or such Affiliate for a significant period of time beyond the date on which you wish to terminate such account or incur penalties in liquidating the Investments. If for any reason you cease to maintain an account with us or one of our Affiliates you may be required to liquidate the Investments and in doing so incur a penalty or significant loss. The private client risk disclosures booklet which forms part of your account opening pack contains more information on the risks of investing in illiquid products.

15.	EVENTS OF DEFAULT

15.1	An Event of Default shall occur if:

15.1.1	you fail to make any payment or delivery when due to be made under the Private Client Terms unless such non-payment or delivery results from administrative or technical error and is remedied within 5 Business Days of the due date; or

15.1.2	you fail to respect any undertaking with regard to security, Collateral or margin as required by the Private Client Terms including, but not limited to, your failure to deposit additional Cash or Investments in order to satisfy promptly and in full a demand for security, Collateral or margin hereunder within the time specified in such demand; or

15.1.3	you fail to comply with the requirements of clause 6.3 of the OTC Derivatives Master Agreement (which is not an ISDA Master Agreement) or Part 4(6) of the Schedule to the ISDA Master Agreement; or

15.1.4	you fail to observe or perform, or commit any other breach of, any of the terms of the Private Client Terms and such default (if capable of being remedied) is not remedied within 7 days of you becoming aware of such default; or

15.1.5	any representation, warranty or confirmation provided by you to us in connection with the Private Client Terms or any other agreement between us proves to be incorrect, untrue or misleading in any material respect or we reasonably believe that you have given us any false information; or

15.1.6	(if you are a legal body other than an individual (such as, but not limited to, a corporation, trust, partnership or non-profit making or charitable body)) any step is taken towards your dissolution or you cease to exist or cease or threaten to cease to carry on substantially the whole of your business; or

15.1.7	a proceeding, procedure or arrangement under any applicable bankruptcy, corporate or insolvency law, a judicial composition, an assignment or arrangement for the benefit of creditors or an application for a receiver, custodian, conservator, administrator, judicial manager, liquidator or trustee shall be filed or applied for, by or against you (or, if you are a trust, your trustee) other than such proceeding that is disputed in good faith and which is discharged or dismissed within 21 days of commencement, or an order shall be made or a resolution shall be passed for your (or, if you are a trust, your trustee’s) bankruptcy, winding up, liquidation, administration, scheme, compromise, arrangement or judicial management; or

15.1.8	any order is made in respect of any sum that you owe to us and such order is not discharged or dismissed within 30 days of being granted; or

15.1.9	an event of default or analogous event (howsoever called) has occurred under any other Private Client Terms or any other agreement between you and us; or

15.1.10	in relation to you or any of your Affiliates, any indebtedness or other financial obligation is not paid or met at its stated maturity or by reason of any default or event of default or analogous event on your part, or that of such Affiliate, becomes due prior to its stated maturity or, if payable or repayable on demand when so demanded; or

15.1.11	any representation that you made was incorrect or untrue in any material respect when made or repeated, or deemed to have been made or repeated unless the circumstances giving rise to such misrepresentation are capable of being remedied and are remedied within 7 days of you becoming aware of such circumstances; or

15.1.12	we reasonably conclude that any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect on you or any of your Affiliates; or

15.1.13	(if you are an individual) (i) an order is made declaring you mentally incapacitated and which has not been dismissed or discharged within 30 days; or (ii) upon your death; or

15.1.14	an event of default or analogous event (howsoever called) has occurred under or in respect of any Specified Third Party Facilities and/or Specified Third Party Liabilities and/or JPMCB Facilities and/or JPMCB Facilities Liabilities; or

15.1.15	a breach of, or occurrence of any other event which is regarded as an event of default pursuant to, any account opening terms which we consider has or may have a material adverse effect on the services provided to you pursuant to the Private Client Terms.

15.2	Any determination of whether an Event of Default has occurred shall be made by any of us using reasonable judgement. You undertake to notify us immediately in writing of the occurrence of any such event which shall constitute an Event of Default (although any failure to so notify us will not prevent an Event of Default from having occurred).

16.	REMEDIES UPON AN EVENT OF DEFAULT

16.1	Upon the occurrence of an Event of Default under General Terms 15.1.5 or 15.1.6 above, the Relevant Liabilities shall become immediately due and payable together with accrued interest thereon and our services to you under the Private Client Terms shall be terminated without notice. However, we reserve the right to waive the immediate effect of any such Event of Default.

16.2	Upon the occurrence of any other Event of Default or if we shall have waived the immediate effect of any Event of Default referred to in General Term 16.1 above, we shall have the right to:

16.2.1	terminate our services under the Private Client Terms without notice, in which case the Relevant Liabilities shall become immediately due and payable; and

16.2.2	take such action, or refrain from taking any action, as we may consider, in our sole discretion, to be necessary or desirable in order to contain, reduce or remove any loss to us, or liability, actual or potential, of us, arising directly or indirectly from or as a result of such Event of Default or in order to recover any amount owed to us in each case without responsibility for any loss or diminution in return or value you may suffer as a result of any such action.

16.2.3	Such actions may include, but are not limited to:

(a)	treating any or all outstanding Investment transactions as cancelled and terminated; and/or

(b)	cancelling, closing out, terminating or reversing any or all transactions or open positions; and/or

(c)	declaring all amounts accrued or outstanding under any credit facility or derivatives facility provided by us to you or to any Specified Third Party immediately due and payable and/or cancelling or reducing to zero the amount of any commitment under any such credit facility or termination any such derivatives facility.

17.	AMENDMENTS

Without prejudice to your right of termination under General Term 14 above, we reserve the right from time to time on not less than 30 days’ written notice to you, to change or add to the Private Client Terms or to withdraw or alter any services hereunder. The Private Client Terms may also be amended or supplemented with immediate effect or on less than 30 days’ written notice where the Parties agree upon this together in writing.

18.	COMPLAINTS

Any complaint that you may have relating to any service provided by us to you under the Private Client Terms, may be addressed to the Private Banking Risk Manager, c/o JPMorgan Chase Bank, N.A., Hong Kong branch at Chater House, 22nd Floor, 8 Connaught Road, Central, Hong Kong or to the Private Banking Risk Manager, c/o JPMorgan Chase Bank, N.A., Singapore branch at 168 Robinson Road, 10th Floor, Capital Tower, Singapore 068912, whichever is applicable to you. A copy of the complaints handling procedure is available on request. This is without prejudice to your right to complain to any Relevant Regulatory Authority or other relevant body.

19.	GOVERNING LAW AND JURISDICTION

19.1	The Private Client Terms shall be governed by and construed in accordance with English law.

19.2	Subject to overriding applicable law, you hereby submit to the exclusive jurisdiction of the English courts and irrevocably waive any objection which you may now or in the future have to the English courts as a venue for any proceeding in connection with the Private Client Terms and any claim which you may now or in the future be able to make that any proceeding has been instituted in an inappropriate forum. This shall not affect our right to serve process in any other manner permitted by law or to bring proceedings in any other competent jurisdiction.

19.3	You authorise us to appoint, at your expense, an agent for service of process in England and Wales. Where there is more than one account holder and each of you have individual signing authority, each of you authorise us to appoint, at your expense, an agent for service of process in England and Wales. You agree to be bound by the terms and conditions of the agent for service of process in England and Wales appointed on your behalf by us.

19.4	Certain persons are entitled by law to certain immunities from the legal process, which may apply on the grounds of sovereignty or on other grounds. We consider the exercise of such immunities inconsistent with our relationship with you. Accordingly, you irrevocably agree that, should we take any proceeding anywhere (whether for an injunction, specific performance, damages or otherwise), no such immunity (to the extent that it may at any time exist) may be claimed by you or on your behalf, or with respect to your assets and that you hereby irrevocably waive any such immunity. Furthermore, you irrevocably confirm and agree that your assets are and will be subject to such proceedings, attachment or execution in respect of your obligations under the Private Client Terms.

19.5	Other than the JPMorgan Companies, a person who is not a party to the Private Client Terms shall have no right under the Contracts (Rights of Third Parties) Act 1999 (except where otherwise specified in the Private Client Terms) to enforce any term of the Private Client Terms, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.	CONFLICTS OF INTEREST

20.1	Introduction

J.P. Morgan and its Affiliates as a group comprise a full-service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing retail and investment banking, asset management and private banking, financing and financial advisory services and other commercial and investment banking products and services to a wide range of corporations and individuals.

Given the diverse nature of the J.P. Morgan group’s business activities and client base, effective systems and controls for the proper management of conflicts of interest are critical to J.P. Morgan’s business and reputation. J.P. Morgan senior management takes responsibility for conflicts management and maintenance of the appropriate policies, systems and controls.

Because of the nature of the J.P. Morgan business, a number of situations might arise in which a client’s interests conflict (or could be perceived to conflict) with those of J.P. Morgan or those of other J.P. Morgan clients. In order to identify and manage these potential conflicts of interest, we have (as have other Affiliates) established, implemented and we maintain an effective conflicts of interest policy, as required by the Relevant Regulatory Requirements.

The policy identifies, by reference to the specific services and activities carried out by or on our behalf, the circumstances which constitute or may give rise to a conflict of interest entailing a material risk of damage to the interests of one or more clients, including but not limited to, the activities of investment research and advice, proprietary trading, portfolio management and corporate finance business, including underwriting or selling in an offering of securities and advising on mergers and acquisitions. The policy also specifies procedures to be followed and measures to be adopted in order to manage such conflicts.

20.2	Identification of Conflicts of Interest

Our internal policies and procedures are designed to ensure that we identify potential conflicts of interest that arise or may arise between ourselves (including our employees) and our clients and between one client of the firm and another.

20.2.1	Potential conflicts of interest that could arise in the course of our providing services to our private banking clients include but are not limited to, the following:

(i)	being the other party to a transaction or acting as agent for another client or investor or acting as principal selling our own property to a client or buying property from a client, including proprietary sales from and purchases for an in-house inventory of fixed income securities which is designed to facilitate client requirements and thereby making a profit (or loss) or taking a mark-up, mark-down or credit for our or an Affiliate’s own account;

(ii)	acting as agent or arranging a transaction for an Affiliate or another client or investor and also acting as agent for another client in the same transaction and receiving and retaining commission or other charges from both parties and the price of the transaction being different from the bid or, as appropriate, offer price;

(iii)	executing a transaction for or with a client in circumstances where we have knowledge of other actual or potential transactions in the relevant security;

(iv)	having a holding in or trading, dealing or market-making in, securities purchased or sold by or for a client;

(v)	sponsoring, underwriting, sub-underwriting, placing, purchasing, arranging, acting as stabilising manager for, or otherwise participating in, the issue of securities purchased or sold by or for a client;

(vi)	acting as adviser to, or having any other business relationship with or interest in, the issuer (or any of its affiliates or advisers) of any securities purchased or sold by or for a client or advising or acting as banker to any person in connection with any merger, acquisition or take-over by or for any such issuer (or one of its affiliates);

(vii)	being the issuer or manager of any securities purchased or sold by or for a client or being adviser or banker to or having any other business relationship with, the trustee, custodian, operator or manager of, or investment adviser, to any form of Collective Investment Scheme in which interests are purchased or sold by or for a client including, for example where:

(a)	as a client’s discretionary investment manager, we invest in, or as a client’s adviser recommend to the client, an investment product, such as a Collective Investment Scheme, structured product, separately managed account, hedge fund or private equity fund issued or managed by us or an Affiliate, such as J.P. Morgan Investment Management Inc for which we, to the extent that this is permitted under applicable law or regulation, or such Affiliate may be separately compensated;

(b)	when we obtain services, including trade execution and clearing services from an Affiliate, such as JPMorgan Asset Management (UK) Limited, in which case such Affiliate may be separately compensated;

(c)	when we or an Affiliate receives payment for providing services (including where we or an Affiliate act as adviser, administrator, distributor, placement agent, custodian or other service provider) with respect to products purchased on a client’s behalf or by a client;

(viii)	providing research in relation to an issuer (or any of its affiliates) to which it also provides investment banking services;

(ix)	extending credit to a client;

(x)	matching (e.g., by way of a cross) a client’s transaction with that of another client or investor by acting on his behalf as well as on behalf of the first client;

(xi)	quoting prices to the market in the security, a related security or asset underlying the security; or

(xii)	advising and providing other services to Affiliates or other clients or investors who may have interests in securities or underlying assets which conflict with those of another client.

20.3	Procedures and Measures Adopted to Manage Conflicts

We have established and maintain a number of procedures, processes and controls for managing actual and potential conflicts of interest that arise in the course of our business. These measures are designed to ensure that J.P. Morgan employees engaged in different business activities involving an actual or potential conflict of interest carry on those activities with the requisite degree of independence.

Measures adopted by J.P. Morgan Global Wealth Management (“GWM”) to manage actual and potential conflicts of interest include, but are not limited to, the following:

(i)	policies and procedures - J.P. Morgan GWM has adopted policies and procedures throughout its businesses to manage conflicts of interest. These policies and procedures are subject to J.P. Morgan GWM normal monitoring and review process. J.P. Morgan GWM also adheres to the JPMC Code of Conduct which addresses conflicts such as political contributions, personal trading, outside business activities and gifts and entertainment;

(ii)	information barriers - J.P. Morgan and J.P. Morgan GWM have established and maintain appropriate internal arrangements (including physical separation, Chinese walls and other information barriers) to regulate and restrict the flow of information between and within the different business areas. Specifically, strict controls are in place to regulate and restrict the flow of information between the investment and private banking businesses as unrestricted flow could give rise to a conflict of interest and prevent each line of business from operating independently;

(iii)	segregation of duties-different business areas within J.P. Morgan GWM conduct their day-to-day business independently of each other. Employees in one business area do not have business responsibilities other than with respect to that area and its clients. Reporting lines are separate to prevent or to reduce the risk of any person from exercising inappropriate influence over how others carry out services or activities for the clients of their business area;

(iv)	remuneration - J.P. Morgan GWM employees must disclose fees and other compensation at the establishment of an account or at the time of the transaction. In addition, supervisory and compliance controls are in place, including active account, daily trade blotter and financial advisor book reviews, and various managed account policies, procedures and governance structures. The controls are specifically tailored to the different line of businesses within J.P. Morgan GWM such as Private Bank, where employees are not compensated by commissions, but rather on salary and discretionary bonus, and J.P. Morgan Securities, LLC (JPMS) where the compensation of registered representatives is more directly linked to the generation of commissions and fees;

(v)	inducements - An inducement in the form of payment or receipt of a fee, commission or non-monetary benefit to or from a third party is only permissible where such inducement complies with applicable regulatory requirements, is designed to enhance the quality of J.P. Morgan GWM’s service to clients, and does not impair J. P. Morgan GWM’s duty to act in the best interests of its clients. J.P. Morgan GWM is required to disclose the essential arrangements of such inducements to clients as and when they arise and prior to the provision of the relevant service. There are more detailed policies in place where required relating to local regulations on covering potential and actual conflicts of interest arising from brokerage and investment management activities;

(vi)	personal account dealing - Employees may only trade in securities in accordance with the policies and procedures for their respective line of business. J.P. Morgan GWM personal trading policies and procedures are intended to provide that employees place clients’ interests ahead of their own or those of their immediate family at all times, and that there can be no suggestion that an employee has benefited improperly from the misuse of non-public information;

(vii)	outside business activities - employees may not engage in outside business activities that might give rise to a real or apparent conflict of interest. Outside business activities have to be pre-approved as per the Code of Conduct;

(viii)	gifts and entertainment - the giving and receiving of gifts (including entertainment) to or from those doing business with J.P. Morgan GWM can give rise to a real or apparent conflict of interest and is, therefore, generally prohibited subject to certain limited exceptions;

(ix)	political activities and contributions - engaging in political activities and making political contributions may give rise to a real or apparent conflict of interest. Employees may not engage in political activities or make political contributions unless they are consistent with the requirements of the Code of Conduct and other firm policies, including, but not limited to, the Anti-Corruption Policy and policies that restrict the ability of certain employees to make political contributions;

(x)	allocation of new issues - allocations of new securities are made in accordance with lines of businesses, regional or country specific policies, guidelines or manuals, which prohibit allocations made conditional upon after-market purchase by an investment client (so-called ‘laddering’), or to an executive officer or director of a company made conditional upon future investment banking business, or as consideration for past investment banking business (so-called ‘spinning’); and

(xi)	marketing and provision of advice - all J.P. Morgan GWM marketing materials must be produced in accordance with our policies and procedures for managing conflicts of interest that may affect the independence and objectivity of our advice. All marketing materials must be reviewed and approved in advance of sending to clients; Where these procedures and measures and other organisational and administrative arrangements that J.P. Morgan maintains and operates in order to manage potential conflicts of interest are not sufficient to ensure, with reasonable certainty, that risk of damage to the interests of one or more clients will be prevented, we will be required to clearly disclose the general nature and/or sources of the conflict of interest to the client(s) concerned before undertaking business with or for the client(s) and ask the client(s) to consent to us acting notwithstanding such conflict of interest or, if we believe there is no other practicable way of preventing damage to the interests of one or more clients, we may decline to act.

Further information on our conflicts of interest policy is available upon request.

INVESTMENT SERVICES SPECIAL TERMS

I: GENERAL

1.	INTRODUCTION

1.1	These Investment Services Special Terms form part of the Private Client Terms and set out the terms on which JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, as notified to you from time to time, will provide Investment Services to you, and the terms “we”, “us” and “our” used in these Investment Services Special Terms shall be construed accordingly. These Investment Services Special Terms shall be included within the definition of Special Terms. Unless otherwise agreed, all operations and relations between us and you relating to these services are subject to the General Terms as supplemented by these Investment Services Special Terms.

1.2	You agree that your Investment Information accurately, fully and fairly reflects your investment and risk profile. You agree to notify us promptly in writing of any amendments or additions that should be made to such Investment Information or any inaccuracy or misleading information that it may contain. You also agree to notify us promptly in writing of any material changes in your circumstances, means, financial condition, dependants, investment objectives or intentions, and of any other matters that could affect your Investment Information or the advice that you receive from us.

2.	CLIENT SUITABILITY ASSESSMENT

It is very important that you read this section, understand our client suitability assessment process and the importance of you providing us with the complete, accurate and up to date information requested below in order to enable us to effectively assess suitability and therefore recommend suitable Investments and services to you.

2.1	Before we make a recommendation or solicitation in relation to Investment Services to you, we must ensure the recommendation or solicitation is compliant with the Relevant Regulatory Requirements.

2.2	To enable us to carry out an appropriate suitability assessment, we require certain information from you, including information about your personal and financial circumstances, your investment experience and your investment objectives. Your private bank relationship manager will obtain this information from you.

2.3	You agree to provide complete and accurate information to enable us to carry out an appropriate suitability assessment. If, in our reasonable opinion, you have not provided us with the necessary information, we may be unable to provide you with our Investment Services.

2.4	We will determine a risk profile for you based on our suitability assessment. We will advise you of your risk profile in writing.

2.5	You agree to notify us promptly in writing of any information that may be relevant to your risk profile, in particular, any material changes in your personal and financial circumstances, dependents, investment objectives or any other matters that you believe may be relevant to enable us to carry out an appropriate suitability assessment. If in our reasonable opinion, you have not notified us of any material changes in the above information, we may suspend the Investment Services or take any other actions which we consider to be appropriate.

2.6	You acknowledge and agree that where JPMorgan Chase Bank, N.A., acting through its Hong Kong branch, provides Investment Services to you and you do not agree, or are not eligible, to be treated as a “professional investor” under the SFC’s Code of Conduct, we will need to assess your knowledge of derivatives and characterize you based on that knowledge before we can inform you about or purchase on your behalf a derivative product (which for the avoidance of doubt, shall include Structured Products, as defined below). You further acknowledge and agree that where JPMorgan Chase Bank, N.A., acting through its Hong Kong branch provides Investment Services to you and where you are a “private banking customer” (as defined by the HKMA) in Hong Kong, we may elect to assess your suitability on a holistic or portfolio basis, taking into account all the relevant circumstances.

3.	RELATIONSHIP AND INFORMATION

3.1	The relationship between the Parties is as described in the Private Client Terms. To the fullest extent permissible by applicable law, neither that relationship nor the services we provide nor any other matter will give rise to any fiduciary or equitable duty of any nature, including that which would prevent or hinder us or our Affiliates, in transactions with or for you or in other services provided by us to you acting as market maker/dealer or broker, principal or agent, doing business with or for you whether for our own account or between ourselves and/or with any of our Affiliates, connected clients, and/or other clients or investors, and generally acting as provided in the Private Client Terms.

3.2	We are entitled to enter into any transaction with you, or on your behalf, or to provide any service to you notwithstanding that we or any of our Affiliates have or may have a material interest in the transaction or any resulting transaction or a relationship which gives rise to a conflict of interest. In such a case we will act in accordance with our conflicts of interest policy referred to in General Term 20.

3.3	We maintain arrangements which restrict access by our employees to information relating to areas of our business (and that of our Affiliates) with which, and the affairs of clients with whom, they are not directly concerned. Accordingly:

3.3.1	we will provide services to you from time to time under the Private Client Terms on the basis of the information known to the particular employees who are at that time handling your affairs;

3.3.2	neither we nor the particular employees will be required to have regard to or disclose to you or make use of any information known to those employees or to any other of our employees or agents or of any of our Affiliates which belongs to or is confidential to another client or to us or any of our Affiliates, or which is not known to those employees; and

3.3.3	in exceptional circumstances, we may be unable to advise or deal with you in relation to particular Investments and be unable to disclose the reason for this.

3.4	Prospective investment strategies are carefully selected from both J.P. Morgan and third party asset managers across the industry and are subject to a rigorous and ongoing review process that is consistently applied by our manager research teams. Recommended strategies are then subject to investment committee review and approval.

From the approved pool of strategies, our investment teams select those strategies that we believe best fit our asset allocation goals and forward looking views in order to meet client investment objectives. As a general matter, we prefer J.P. Morgan managed strategies unless we think third party managers offer substantially differentiated alternatives. Consequently, we expect that the proportion of J.P. Morgan managed strategies will be high (in fact, up to 100 percent) in strategies such as, for example, cash and high-quality fixed income, subject to applicable law and any account-specific considerations.

We prefer internally managed strategies because they generally align well with our forward looking views and our familiarity with the investment processes, as well as with the risk and compliance philosophy that comes from being part of the same firm.

It is important to note that J.P. Morgan receives more overall fees when internally managed strategies are included. You should consider our investment principles carefully before deciding to take up the dealing and advisory service.

4.	BORROWING

We will not knowingly lend money or extend credit to you unless otherwise agreed with you and in respect of which we will enter into supplemental Special Terms with you. JPMorgan Chase Bank, N.A., acting through its Singapore branch may lend money or extend credit to you in accordance with the Banking and Custody Special Terms or otherwise pursuant to additional Special Terms.

5.	COLLECTIVE INVESTMENT SCHEMES, ALTERNATIVE COLLECTIVE INVESTMENT SCHEMES AND STRUCTURED PRODUCTS

5.1	We may from time to time inform you about, or purchase on your behalf, the shares or units in Collective Investment Schemes, alternative Collective Investment Schemes (“ACIV”) (such as hedge funds, private equity funds, real estate funds, credit funds and precious metal and other commodities funds) and structured strategies where swaps, options or other derivatives are embedded in other securities with the return being linked to the performance of the embedded security or basket of securities, including market participation notes (“Structured Products”). You should note carefully the information set out below in which we describe the confidential nature of certain documentation and typical risks associated with investing in these products and, particularly in relation to ACIVs, certain additional documentation requirements.

5.2	Each Collective Investment Scheme, ACIV and Structured Product will normally be offered by way of offering memorandum or prospectus and/or other subscription documentation or product documentation that contains detailed information on a number of important matters including the investment objectives and rationale, the fees, risks, disclaimers and other matters relating to the product concerned. You acknowledge and agree that:

5.2.1	when offering documentation is provided to you or made available to you, you should read it carefully and ensure that you understand it and the associated risks before you make an investment and you understand that the interests described in it and the transactions arising from it will be subject to the terms and conditions of the offering documentation and of the constitutional documents of the relevant issuing vehicles, in each case as amended from time to time;

5.2.2	in relation to any Collective Investment Scheme, ACIV or Structured Product that we do not establish or issue, we do not prepare the offering documentation. We have not and will not examine or verify the accuracy or completeness of any information in such offering documentation and accordingly we make no representation that such offering documentation is accurate or complete;

5.2.3	where we act as your discretionary investment manager we will not normally provide you with such offering documentation prior to making an investment on your behalf. We will, however provide it to you if you so request and where we are permitted to do so under applicable law;

5.2.4	you will normally be advised of the confidential nature of certain offering documentation in which case you undertake to keep the offering document confidential, to refrain from making any copies of it and to refrain from disclosing it to any other person (other than to your attorneys, accountants, or professional financial advisors). You further agree not to make any use of (other than for purposes reasonably related to the investment in the applicable product) or disclose to any person (other than to your attorneys, accountants, or professional financial advisors), any information or matter relating to the offering documentation. Prior to any disclosure to any person described above, you shall advise such persons of the confidentiality obligations set forth herein and each such person shall agree to be bound by such obligations. Notwithstanding the foregoing, you may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any such product and all materials of any kind (including opinions or other tax analyses) that are provided to you in connection with the investment relating to such tax treatment or tax structure.

5.3	You will not rely on the operator, issuer or its agents, distributor or manager of a Collective Investment Scheme or ACIV or the issuer or dealer of the Structured Products to have given you any advice, information or representations other than those contained in the relevant offering documentation and constitutional documents.

5.4	You are acting as principal in relation to each transaction in the shares or units in the relevant Collective Investment Scheme, ACIV or Structured Product.

5.5	In addition to any authority and power granted to us under the Private Client Terms, you authorise us to act in our capacity as an agent for you in relation to all matters relating to the relevant Collective Investment Scheme, ACIV or Structured Products.

5.6	The Collective Investment Schemes, ACIVs or Structured Product available to you may (i) change from time to time, (ii) not be authorised or available in certain countries, (iii) be subject to investor eligibility and suitability requirements, and (iv) be subject to limitations on transfers and/or redemptions such as selling restrictions and different investment minima may apply.

5.7	Where it is so required by the terms and conditions of the relevant Collective Investment Scheme, ACIV or Structured Product, you hereby represent and warrant to us that you are not a resident of the U.S.A or Canada or a partnership or corporation organised under the laws of the U.S.A. or Canada, or any state, territory or possession thereof and you hereby undertake to advise us immediately upon your commencing to reside in or in the possessions of U.S.A. or Canada.

5.8	Due to anti-money laundering, terrorist financing, sanctions or other requirements operating within the relevant jurisdiction, we, the relevant Collective Investment Scheme, ACIV, issuer or its agent, administrator, distributor, operator or manager may require further identification or documentation before you are entitled to buy or sell the shares or units in the relevant Collective Investment Scheme, ACIV or Structured Product.

5.9	If you are in Singapore and you purchase any shares or units in a Collective Investment Scheme or any Structured Products, you acknowledge, warrant and undertake, in relation to each such purchase that you are an Institutional Investor or an Accredited Investor (each as defined under the Securities and Futures Act (Chapter 289) of Singapore).

5.10	You acknowledge that the distributors of Collective Investment Schemes under the Private Client Terms are JPMorgan Chase Bank, N.A., acting through its Hong Kong and/or Singapore branch. You further acknowledge that we may also receive monetary benefits from the issuer, operator or manager in respect of selling Collective Investment Schemes to you. In addition, as notified to you from time to time, other members of JPMorgan may be appointed as distributors of other investment products, including but not limited to ACIVs and Structured Products on the same basis as set out above. Notwithstanding that other members of JPMorgan, may be appointed as distributors of Collective Investment Schemes and other investment products, we shall provide Investment Services to you, including all dealing and advisory services under these Investment Services Special Terms. In addition, in connection with distribution activities undertaken by JPMorgan Chase Bank, N.A., acting through its Hong Kong and/or Singapore branch and other members of JPMorgan, we may disclose such information concerning you, your Account and/or your Cash, Investments and/or other assets to any such distributors to facilitate the distribution of Collective Investment Schemes and other investment products to you.

5.11	Additional information on JPMorgan’s investment principles in relation to Collective Investment Schemes is available at www.jpmorgan.com.

6.	DERIVATIVE PRODUCTS

We undertake that in respect of derivative products, including futures contracts and options, we will, upon your written request, use reasonable efforts to obtain and provide product specifications and any prospectus or other offering document concerning such products to you. You should note carefully the risks and potential losses (including a total loss of your investment) of trading in such products. You acknowledge and agree that we are not responsible for the accuracy or correctness of any materials, information or recommendations prepared by third parties.

6A	CLIENT ASSETS

Your Investments received or held offshore to Hong Kong, including, without limitation, by JPMorgan Chase Bank, N.A., Singapore branch, pursuant to the Banking and Custody Special Terms, will be subject to applicable laws, rules and regulations which may be different to those, where you are a client of JPMorgan Chase Bank, N.A., Hong Kong branch, under the SFO and the Securities and Futures (Client Securities) Rules (L.N. 201 of 2002). Consequently, your Investments may not enjoy the same protection as that conferred on client assets received or held in Hong Kong.

Similarly, your Investments received or held offshore to Singapore, pursuant to the Banking and Custody Special Terms, will be subject to applicable laws and regulations which may be different to those, where you are a client of JPMorgan Chase Bank, N.A., Singapore branch, under Division 2 of Part V of the Securities and Futures Act and Division 3 of Part III of the Securities and Futures (Licensing and Conduct of Business) Regulations of Singapore. Consequently, your Investments may not enjoy the same protection as that conferred on client assets received or held in Singapore.

6B	DERIVATIVES FACILITIES

From time to time, we may agree to extend derivatives facilities to you or (at your request) to any Specified Third Party. Such derivatives facilities will be subject to such terms (including as to notional amount and tenor) in such separate documentation, including, without limitation, an OTC Derivatives Master Agreement, as (i) we may agree with you or (ii) in the case of derivatives facilities to be extended to a Specified Third Party, with the Specified Third Party.

You acknowledge that all of your liabilities and all of the liabilities of any Specified Third Party outstanding under such derivatives facilities will be secured in our favour pursuant to the Security Agreement(s) and such liabilities are, for the avoidance of doubt, subject to the Collateral provisions as set out under Banking and Custody Special Terms 8.4, 8.5 and 8.6.

7.	SOFT DOLLARS AND CASH REBATES

You consent that we may from time to time (to the extent not prohibited by any applicable law, rule or Relevant Regulatory Requirement) receive and retain soft dollars and/or cash rebates or pay to a third party such soft dollars and/or cash rebates under any of the transactions contemplated under the Private Client Terms, and you hereby consent to our receiving and retaining such soft dollars and/or cash rebates. Where we receive monetary benefits from a product issuer in respect of selling to you or purchasing on your behalf an investment product we will disclose to you the monetary benefits we receive as a percentage ceiling of the investment amount or the dollar equivalent. Where we enter into a back-to-back transaction concerning an investment product with you or on your behalf we will disclose to you the trading profit we make as a percentage ceiling of the investment amount or the dollar equivalent. Where the monetary benefit or trading profit is not quantifiable at the relevant time we will disclose the existence and nature of such monetary benefit or trading profit. To the extent not included in the preceding clauses, we will make available all relevant information including the value relating to the receipt of, and the circumstances under which, any soft dollars and/or cash rebates were received and retained by us upon your request.

8.	COOLING OFF

Where a cooling off mechanism is incorporated in an investment product and you exercise your right under such mechanism to cancel an order to purchase that product, to sell back that product or otherwise unwind the transaction in relation to that product, we shall be entitled to charge a reasonable administrative charge in respect of costs and expenses, as disclosed to you.

INVESTMENT SERVICES SPECIAL TERMS

II: DISCRETIONARY INVESTMENT MANAGEMENT

9.	INVESTMENT SERVICES

This discretionary investment management section sets out the discretionary investment management services we will provide to you under the Private Client Terms and forms part of the Investment Services Special Terms.

10.	APPOINTMENT

10.1	You hereby appoint JPMorgan Chase Bank, N.A., acting through its Hong Kong branch or Singapore branch, as notified to you, for the purposes of providing discretionary investment management services to you, and we accept this appointment on the terms set out in these discretionary investment management section and the Investment Parameters, as they may from time to time be amended. The investment management services provided by us to you under this section are discretionary.

10.2	Our appointment shall take effect on the date that we accept the Investment Parameters that you have signed or on such later date as may be agreed between the Parties.

10.3	Where JPMorgan Chase Bank, N.A., acting through its Hong Kong branch, provides the discretionary investment management services to you and you do not agree, or are not eligible, to be treated as a “professional investor” under the SFC’s Code of Conduct, our appointment in respect of your portfolio shall be valid from the date of our appointment under Special Term 10.2 above to the end of the calendar year in which the appointment takes effect, and thereafter as renewed from time to time by you. It is our intention to notify you prior to the expiry of the current period of our appointment which shall be treated as automatically renewed for a further 12 month period (or such shorter period as stated in our notification) unless you specifically revoke our authority by giving us written notice before the expiry of the current period of our appointment. If you revoke our authority under this Special Term 10.3, the provision of discretionary investment management services by us under this Discretionary Investment Management section shall terminate and section 15 below shall apply.

11.	AUTHORITY AND LIMITATIONS

11.1	Except as may otherwise be notified in writing by you to us, you hereby confirm that the Investment Management Account is and will remain legally and/or beneficially held by you (as appropriate). You further confirm that the Investment Management Account is free from any lien, charge or other encumbrance (except those in favour of any of the JPMorgan Companies and/or imposed by law or judicial decision) and that you have full power and authority to appoint us to deal with the portfolio in accordance with the Private Client Terms.

11.2	Subject to the Investment Information provided by you and the Investment Parameters agreed between the Parties, we will have:

11.2.1	complete discretion to act on your behalf as agent to buy, sell, retain, exchange, convert or otherwise deal in Investments, to subscribe to issues of securities, to accept placings, offers for sale, underwritings and sub-underwritings of any securities, to effect transactions on any markets, to enter into spot or forward foreign exchange contracts and to cause the Custodian to place and withdraw Cash from deposit, as and when we think fit or otherwise to act as we judge appropriate in relation to your Investment Management Account on the understanding that you will be bound by our acts under these Special Terms;

11.2.2	authority and power to effect or arrange transactions through or with any person, firm or company that we may select;

11.2.3	authority and power to commit you to underwriting any issue or offer for sale of securities and you will incur obligations as an underwriter or sub-underwriter;

11.2.4	authority and power to purchase, sell, hold and generally deal in and with all futures contracts (and any option on such contracts), including, without limitation, contracts for differences (for example, swaps) with respect to financial instruments, Precious Metals and any group or index of securities (or any interest therein based on the value thereof), and in connection therewith to cause the Custodian to deposit any margin payment or property as Collateral with any agent or broker and to grant security interests in such Collateral, all on such terms and conditions as we shall determine;

11.2.5

authority and power to buy, sell, hold, exchange, convert and generally deal in Regulated and/or Unregulated Collective Investment Schemes, including, but not restricted to, J.P. Morgan Funds, provided that you hereby acknowledge that: (i) the prospectus for any J.P. Morgan Fund included in your Investment Management Account is available upon written request; (ii) in the event that our appointment as discretionary investment manager is terminated, any holdings in the X, Institutional or Capital Share Classes in any J.P. Morgan Fund will be required to be redeemed or exchanged for shares of another share class for which you are eligible to subscribe, within 30 days of such termination; and (iii) any such Collective Investment Scheme may itself invest directly or indirectly, through a long or a short position, in any Investment, including futures, options, contracts for differences (e.g. swaps) and non-Readily Realisable Investments;

11.2.6	authority and power to enter into transactions in Investments which are not effected on, or under the rules of, an organised investment exchange;

11.2.7	authority and power to enter into transactions in Investments which are not Readily Realisable Investments and/or in respect of which there may be difficulties in establishing an open market price or, if buying the Investments, in later making a quick sale. Your Investment Management Account may contain Investments for which a market is made by less than three independent Market Makers;

11.2.8	authority and power to enter into transactions in options, futures and contracts for differences that may result in you having a short position by selling Investments which you do not own at the time;

11.2.9	authority and power to enter into transactions in Investments which are the subject of price Stabilisation; and

11.2.10	authority and power to enter into transactions in Investments which are Allocated Bullion or Unallocated Bullion (or any interests therein) and to provide for deallocation or allocation of the same, provided that none of the provisions of this paragraph 11.2 shall, or should be read to, limit or prejudice any other provision of paragraph 11.2 of these Special Terms.

11.3	For the duration of our appointment under these Special Terms, you undertake not to deal, except through us, with any of the assets comprising your Investment Management Account or to authorise anyone else to so deal. In particular, because the Investment Management Account is a discretionary account, we shall not be obliged to execute investment orders given by you in respect of such Portfolio especially where these are, in our opinion, inconsistent with your Investment Parameters.

11.4	Where relevant, any dealings that we conduct on your behalf in respect of your Investment Management Account will be subject to the following:

11.4.1	in accordance with the Relevant Regulatory Requirements, we shall, where applicable, provide you with Best Execution subject to our best execution policy, as it may be amended from time to time;

11.4.2	we shall handle your and our other clients’ orders fairly and in the order in which they are received by us. Orders to be undertaken on your behalf shall have in all cases priority over orders for our account, any account in which we have an interest, any account of any of our employees or agents or any account of any person associated with or connected to us or our representatives;

11.4.3	in accordance with our aggregation and allocation policy, we may aggregate investment orders relating to your Investment Management Account with our own (and our Affiliates’) orders and those of our other clients provided that we reasonably conclude at the outset that it is unlikely that such aggregation will generally operate to your disadvantage (although, in some cases, aggregation may operate to your disadvantage and in other cases aggregation will operate to your advantage) and that we shall always give priority to satisfying your order and those for other clients in any allocation if all orders cannot be filled. By accepting the Private Client Terms you agree that we may aggregate your order in this way and that in some cases this may result in you obtaining a less favourable result than would otherwise be the case;

11.4.4	when market conditions do not reasonably permit an Investment order to be executed at one time or in a single transaction, we may execute it over such period as we deem appropriate and we may report to you an average price for a series of transactions so executed instead of the actual price of each transaction.

11.4.5	Notwithstanding anything contained in the Investment Parameters, we shall, in accordance with the Relevant Regulatory Requirements, take reasonable steps to assess whether a decision we take to deal on your behalf as your discretionary investment manager is suitable for you based on information we have already gathered from you.

11.5	We may enter into transactions with you as a principal in which case this will be notified to you in accordance with the Relevant Regulatory Requirements applicable to us.

11.6	In connection with our appointment as discretionary investment manager of your portfolio, you agree and acknowledge that we may appoint one or more third parties to manage some or all of the assets comprising your Investment Management Account. Our liability to you in relation to this service shall be consistent with the standard set out in General Term 4.

11.7	As envisaged in General Term 20 and as explained in the Risk Disclosure Booklet, we are entitled to enter into any transaction with or for you or provide any service to you notwithstanding that we or an Affiliate have or may have a material interest in the transaction or any resulting transaction or a relationship which gives rise to a conflict of interest. In such a situation we will inform you of the nature of the conflict before proceeding with the transaction or service if we consider that the arrangements we have in place to manage our conflicts are not sufficient to prevent the risk of material damage to your interests. Our investment principles are more specifically described in Investment Services Special Term 16.3.

11.8	Subject to the Investment Parameters, we may enter into spot or foreign exchange contracts or other over-the-counter derivatives transactions with you in our capacity as your discretionary investment manager. Such transactions will be governed by an OTC Derivatives Master Agreement that we have entered into with you, but certain terms of that OTC Derivatives Master Agreement will not apply. In particular, any terms of that OTC Derivatives Master Agreement which express or imply that you are responsible for the investment decision where we have made that investment decision for you, or that you are not relying on us to make any such investment decision that we have made for you, or otherwise that we are not acting as your discretionary investment manager where we are acting in such capacity, shall be disregarded and of no effect. Any other provisions of the OTC Derivatives Master Agreement which are inconsistent with the provisions of this discretionary investment management section of the Investment Services Special Terms or with the terms of the Investment Parameters shall also be disregarded and of no effect in relation to transactions that we have entered into with you in our capacity as your discretionary investment manager.

12.	INVESTMENT PARAMETERS

12.1	If you wish to make any change to the Investment Parameters you must first discuss it with us. The change will only become effective when you sign the amended Investment Parameters.

12.2	If at any time due to fluctuations in market prices, market conditions or any other reason outside our control, there shall be a material deviation from the specific guidelines set out in the Investment Parameters:

12.2.1	we shall not be in breach of the Investment Parameters provided we take such steps as may be necessary to ensure compliance within 30 days after such deviation occurs; and

12.2.2	if, in our judgement, the actions described in Special Term 12.2.1 above are not in your best interests, we may, prior to the expiry of the 30 day period, make a recommendation to you on the most appropriate way to deal with the deviation and, unless you approve our recommendation within 10 days in accordance with General Term 2, we shall not implement such recommendation but shall correct the deviation in accordance with Special Term 12.2.1 above.

12.3	You acknowledge and agree that after commencing the discretionary investment management service, if you change your Investment Parameters, transfer cash and/or Investments into or withdraw cash or Investments from your Investment Management Account, the composition of the assets in your Investment Management Account may not thereafter reflect your stated investment objectives.

13.	RELATIONSHIP WITH THE CUSTODIAN

13.1	All Cash, Investments and/or other assets comprising your Investment Management Account will be held for you by the Custodian or its agents. We shall have authority to issue to the Custodian such instructions as we consider appropriate in connection with the settlement of any transaction relating to the Investment Management Account. For the avoidance of doubt, where the custodian is JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, then JPMorgan Chase Bank, N.A., will be acting in the dual capacities as both provider of discretionary investment management services to you, and as custodian of your Portfolio, and where appropriate these Private Client Terms should be construed accordingly.

13.2	You confirm that:

13.2.1	whether or not we direct the Custodian to exercise any voting or other rights and entitlements attached to Investments comprised in the Investment Management Account, and how we direct that they are to be exercised, will be at our total discretion unless otherwise agreed with you in writing;

13.2.2	we may at our discretion, but without obligation or duty, join in class actions or make claims in bankruptcy, insolvency, administration, schemes, compromises or arrangements, or judicial management proceedings on your behalf in relation to any Investment or rights under an Investment provided that any anticipated or operational legal costs will be agreed with you beforehand and you will pay us on demand any costs and expenses in relation thereto;

13.2.3	unless you give written instructions to the contrary, all dividends, interest and other income (in Cash or in kind) received in respect of the portfolio will be retained by the Custodian for reinvestment as part of the Investment Management Account; and

13.2.4	you shall have full responsibility for the payment of all taxes due on capital or income credited to or collected for the Cash Account maintained with the Custodian.

13.3	We shall perform periodic reconciliations between your regular Cash Account and Custody Account statements provided by the Custodian and our records in relation to the Investment Management Account.

13.4	Without prejudice to Investment Services Special Term 11.3, where you give any instruction or other communication to the Custodian in respect of the Investment Management Account, you shall advise us in advance.

14.	STATEMENTS

14.1	Unless you and we agree otherwise, we will provide you with:

14.1.2	a valuation giving the Initial Value of each Investment and the Initial Composition of your Investment Management Account, as soon as reasonably practicable after the commencement of our provision of discretionary investment management services to you;

14.1.3

a monthly valuation report of all Cash, Investments and/or other assets comprising your Investment Management Account within such time as required by Relevant Regulatory Requirements. We will determine the value of all assets in your Investment Management Account following methods that we apply consistently and using the valuation basis specified in the report; and

14.1.4	a monthly report of all transactions relating to your Investment Management Account within such time as required by Relevant Regulatory Requirements. If requested by you, we will also send transaction advices containing details of each transaction to you or to such other persons you shall nominate on the next day following the day on which the transaction was effected or at such other frequency as is agreed between the Parties.

14.2	We shall use all reasonable endeavours to provide accurate valuations, nevertheless we shall have no liability whatsoever to you arising directly, or indirectly, out of any erroneous valuation unless such liability arises out of our fraud, negligence or wilful default or that of our employees.

15.	TERMINATION

15.1	We will complete expeditiously all transactions in progress at termination.

15.2	In accordance with General Term 14, termination will not affect accrued rights, existing commitments or any contractual provision intended to survive termination provided that you will pay:

15.2.1	our fees, costs and expenses pro rata to the date of termination pursuant to the Private Client Terms;

15.2.2	any additional reasonable expenses necessarily incurred by us in terminating our appointment under these Special Terms; and

15.2.3	any loss necessarily realised in settling or concluding outstanding obligations.

INVESTMENT SERVICES SPECIAL TERMS

III: DEALING AND ADVISORY

16.	INVESTMENT SERVICES

16.1	This dealing and advisory section sets out the dealing and advisory services we will provide to you under the Private Client Terms and forms part of the Investment Services Special Terms.

16.2	Prior to providing our dealing and advisory service, we will determine a risk profile for you based on our suitability assessment and we will advise you of your risk profile in writing as set out in the Suitability section at the start of these Investment Services Special Terms. You undertake to promptly notify us of any changes to any information provided by you to us, and to provide us with any additional information that we may request from time to time.

16.3	Unless otherwise agreed by us in writing, we do not act as your advisor and are under no duty to provide you with any advice in respect of any of your transactions or Investments. Where we give you advice, such advice will be in relation to Investments from a restricted number of product providers in respect of which we have conducted due diligence. We may also give advice, in limited circumstances and only in response to a specific request from you, in relation to Investments in respect of which we have not conducted such due diligence and which are therefore not included in this restricted number of Investments we offer more generally to our clients.

17.	APPOINTMENT

You hereby appoint JPMorgan Chase Bank, N.A., acting through its Hong Kong branch or Singapore branch, as notified to you, for the purposes of providing dealing and advisory services to you and we accept this appointment on the terms set out in this dealing and advisory section. While we may require you to enter into additional documentation before dealing with us or our Affiliates in relation to certain products, such as, for example, derivatives, you should note that your advisory relationship will continue to be with JPMorgan Chase Bank, N.A., Hong Kong branch or Singapore branch.

18.	AUTHORITY AND LIMITATIONS

18.1	Subject to the terms and conditions of the Private Client Terms, we will buy, sell, exchange, deal with or otherwise dispose of your Investments and execute orders in relation to Investments on your behalf but, in each case, only upon your specific authorisation and not in the exercise of our discretion. Each such transaction will be either “execution only” or “advisory” in nature, as further described below.

18.2	An “execution only” transaction is a transaction in an Investment that we have not recommended to you or solicited you to enter into. In relation to an “execution only” transaction, if on the basis of the information that you have previously supplied to us in relation to your knowledge and experience and the risk profile of the Dealing and Advisory Account, we consider that it is not an appropriate or suitable Investment for you we may (but are not under any duty to) do one of the following:

18.2.1	we may accept your order but will warn you that it may not be appropriate or suitable for you and that you may be exposing yourself to risks that fall outside your knowledge and experience; or

18.2.2	we may refuse your order as provided for in the Relevant Regulatory Requirements and the Private Client Terms where we do not believe it is in your best interests to proceed.

18.3	An “advisory” transaction is a transaction in an Investment that we have recommended to you or in respect of which we have undertaken to provide advice to you. An advisory transaction may also be in relation to an Investment that we have solicited you to enter into or otherwise marketed to you. As noted in the section headed “Client Suitability Assessment” at the start of these Investment Services Special Terms, whenever we recommend an Investment to you, we will take reasonable steps to ensure that the suitability of the recommendation or solicitation is reasonable in all the circumstances, and with respect to derivative products that you purchase from or through us, to ensure that you have sufficient knowledge of such derivative products (unless you are eligible to be treated as a “professional investor” under the SFC’s Code of Conduct) and that you understand the nature and risks of such products and have sufficient net worth to be able to assume the risks and bear the potential losses of trading in such products. We shall determine suitability based on the information that you have provided to us and any other information which we consider to be appropriate.

18.4	The dealing and advisory service differs in a number of important respects from the discretionary investment management service. Specifically, you make all the investment decisions relating to your Dealing and Advisory Account and that we shall effect execution only transactions or advisory transactions on a transaction by transaction basis. Accordingly:

18.4.1	we will not apply standard portfolio models in making recommendations to you;

18.4.2	we will not generally construct a portfolio of assets for you nor recommend a strategic asset allocation to you; and

18.4.3	we have no legal obligation to monitor the composition of your Dealing and Advisory Accounts or to make any recommendation to you about the assets in your Dealing and Advisory Accounts once you have purchased them. We may from time to time give you advice on, or review, your portfolio of Investments on an unsolicited basis, but you acknowledge and agree that we shall have no obligation or liability for doing so or for failing to do so.

18.5	You acknowledge that:

18.5.1	whilst we understand that some clients would prefer to receive a service where such clients will make all investment decisions but will receive our recommendations on their portfolio compositions in respect of the Investments in the Dealing and Advisory Accounts (which is sometimes referred to as “non discretionary investment management”), this is not a service that we currently offer; and

18.5.2	if you do not wish to be responsible for the overall portfolio composition and monitoring of your Dealing and Advisory Account as set out in this Special Term 18, you should choose our discretionary investment management service which is described in Section II of these Investment Services Special Terms.

18.6	As a matter of the highest quality service and upon your request, our investment specialists may discuss general market trends, general investment trends or themes and possible portfolio composition methodologies with you and they may from time to time inform you of the performance of certain Investments contained in each Dealing and Advisory Account. We may also agree with you on written guidelines relating to Investments and/or asset allocation in relation to your Dealing and Advisory Account and, if we do so, we shall use our reasonable endeavours (without liability on our part) to follow such guidelines when we make a personal recommendation to you. Nevertheless, you acknowledge and agree that we have no obligation nor liability for providing or failing to provide the services referred to in this Special Term 18.6.

18.7	Where relevant, any dealings conducted on your behalf in respect of your Dealing and Advisory Account will be subject to the following:

18.7.1	in accordance with the Relevant Regulatory Requirements, we shall, where applicable, provide you with Best Execution, subject to our best execution policy, as it may be amended from time to time;

18.7.2	we shall handle your and our other clients’ orders fairly and in the order in which they are received by us. We may aggregate your orders with our own (and our Affiliates’) orders and those of other clients provided that we reasonably conclude at the outset that it is unlikely that such aggregation will generally operate to your disadvantage (although, in some cases, aggregation may operate to your disadvantage and in other cases aggregation will operate to your advantage) and that we shall give priority to satisfying your orders and those for other clients in any allocation if all orders cannot be filled. By accepting the Private Client Terms, you agree that we may aggregate your order in this way and that in some cases this may result in you obtaining a less favourable result than would otherwise be the case;

18.7.3	when market conditions do not reasonably permit an Investment order to be executed at one time or in a single transaction, we may execute it over such period as we deem appropriate and we may report to you an average price for a series of transactions so executed instead of the actual price of each transaction; and

18.7.4	where you give us an order to buy or sell shares admitted to trading on a regulated market at a specified price limit or better and for a specified size (known as a limit order) and we cannot immediately execute that order under prevailing market conditions, we are under a regulatory obligation to make the order public to the market unless you expressly instruct us not to do this. By accepting the Private Client Terms, you are expressly instructing us not to make public any limit order that we cannot immediately execute. You may, at any time, revoke this instruction for any particular transaction where you do require immediate publication of the relevant limit order.

18.8	We may enter into transactions with you as agent or as principal in which case this will be notified to you in accordance with the Relevant Regulatory Requirements applicable to us.

18.9	All Cash, Investments and/or other assets will be held for you by the Custodian or its agents. Where you have another custodian, you authorise us to issue it with such instructions as we consider appropriate in connection with the settlement of any transaction or any other matter relating to the provision of our services to you or your Account.

18.10	We may, from time to time, send you or make available to you online research materials or recommendations of a general nature that we or third parties have prepared. For logistical reasons, you may not receive such research material or recommendations at the same time as our other clients. Such research or recommendations are not personal recommendations tailored for your individual circumstances and do not constitute advice to you on the merits of any particular transaction for you or on the merits of any particular investment policy for you. We will be under no obligation to take into account any such research material or recommendations when we deal with or for you; our employees, officers and directors may receive, have knowledge of, act upon or use such research material or recommendations (including any conclusions expressed thereon or research or analysis upon which they are based) after they have been published but before they are received by you. You acknowledge that we are not responsible for the accuracy or correctness of any materials, information or recommendations prepared by third parties.

18.11	The Investments in which dealings are made or in relation to which advice is provided under these Special Terms may, without limitation, include:

18.11.1	transactions in Investments which are not effected on, or under the rules of, organized investment exchange;

18.11.2	transactions in Investments which are non-Readily Realisable Investments and/or in respect of which there may be difficulties in establishing an open market price or, if buying the Investments, in later making a quick sale. When recommending to you a transaction in non-Readily Realisable Investments, we will disclose to you any position which we knowingly hold in such investments or any related investments;

18.11.3	transactions in options, futures and contracts for differences (for example, swaps) that may result in you having a short position by selling Investments which you do not own at the time;

18.11.4	transactions under which you will incur obligations as an underwriter or sub-underwriter and you will incur obligations as an underwriter or sub-underwriter;

18.11.5	transactions in Investments which are the subject of price Stabilisation;

18.11.6	transactions in Regulated Collective Investment or ACIVs, in respect of which you will not have the right to cancel; and

18.11.7	transactions in Allocated Bullion and Unallocated Bullion (and any interests therein).

We refer you also to the additional information we have supplied you with separately relating to risk factors and conditions in the risk disclosure booklet.

18.12	You acknowledge that once you have received a recommendation from us, it is your responsibility to act or refrain from acting on it. We will not take any action unless we receive express instructions from you. Unless we advise you otherwise, any recommendations are intended to be acted upon promptly.

18.13	As noted in General Terms 13.2 and 13.3 we may, in our absolute discretion acting reasonably and in good faith, limit, restrict or decline to provide any of the services under these Special Terms on account of your location, place of residence or domicile at any one time, to the extent we decide necessary in order to comply with the request or requirement of any court of competent jurisdiction, regulatory authority, body or agency to which we are subject to or by virtue of any law, rule or application applicable to us.

19.	ADDITIONAL LIMITATIONS ON RESPONSIBILITY AND LIABILITY

Without limitation to our obligations under any Relevant Regulatory Requirement applicable to us, you acknowledge that any investment advice given, or review made by us, shall be based on your Investment Information and such other criteria as we consider appropriate. You acknowledge and agree that if the information you have provided to us is incorrect or incomplete, or where you have failed to notify us of any changes to your information, we may not be able to assess the suitability of the recommendation and/or your investment experience, knowledge or risk appetite, and we shall not be liable in such circumstances for any expense, loss or damage incurred by you in connection with any advisory transactions or proposed advisory transactions.

20.	MARGIN ON DERIVATIVE TRANSACTIONS

20.1	You acknowledge that Contingent Liability Transactions may result in you having to provide margin payments. These payments will be in Cash or, at our discretion, Investments in such form as we require and, if applicable, in accordance with the rules of any applicable market, exchange, Clearance System or regulatory body. Providing margin payments means that you will be required to make further variable payments against the purchase price of the Investment instead of paying (or receiving) the whole purchase (or sale) price immediately. The movement in the market price of your Investment will affect the amount of margin payment you will be required to make. The amount of margin required shall be determined by us in our discretion. You acknowledge that the value of margin provided shall be determined by, and may be subject to any haircuts that we may prescribe in our discretion.

20.2	You acknowledge and agree that if you are requested to provide margin, or additional margin, in connection with any transaction of the type referred to in Special Term 20.1 above you will provide it in full on the due date.

20.3	You acknowledge that your failure to meet a call for margin may lead to us taking steps to close out your position. We will notify you of the terms on which we would make margin calls or close out positions.

21.	CONSENT IN RESPECT OF FUTURES CONTRACTS

You consent to our entering into transactions to buy from or sell to you futures contracts for our own account, the account of a person associated with or connected with us, or an account in which we have an interest.

BANKING AND CUSTODY SPECIAL TERMS

I: BANKING AND CUSTODY

1.	INTRODUCTION

1.1	These Banking and Custody Special Terms form part of the Private Client Terms.

1.2	The Banking and Custody Services, which are listed in Special Term 2 below, are provided to you under these Private Client Terms by JPMorgan Chase Bank, N.A., acting through its Singapore branch, and shall be subject to applicable law and regulation, and the terms “we”, “us” and “our” used in these Banking and Custody Special Terms shall be construed accordingly. These Banking and Custody Special Terms shall be included within the definition of Special Terms. Unless otherwise agreed, all operations and relations between us and you relating to these services are subject to the General Terms as supplemented by these Banking and Custody Special Terms.

1.3	We may share our custody fees amongst entities within JPMorgan and with any of our Affiliates or any third party or receive remuneration (in the form of a fee, commission or non-monetary benefit) from any of them in respect of any transactions or other services carried out on your behalf. We will not pay or receive such fees or remuneration to or from any Affiliate of us or any third party unless we are satisfied that doing so will not impair compliance with applicable regulation and we will provide you with a summary of the essential terms of such arrangements as and when they arise. As required pursuant to applicable regulations, we will provide further details of any such remuneration to you upon your written request.

2.	OUR SERVICES

2.1	The Banking and Custody Services which we will provide to you are as follows:

2.1.1	settlement and clearing services for your investment management and dealing and advisory transactions;

2.1.2	safe custody and related valuation services;

2.1.3	bank account and deposit facilities; and

2.1.4	loan and credit facilities (granted to you or to any Specified Third Party) for purchasing Investments and/or for any other purpose acceptable to us, pursuant to such supplemental terms and documentation as may be agreed by us with you for that purpose.

2.2	You should discuss with us the currencies in which your deposits may be made in the bank accounts, including Cash Account(s) and Time Deposit Account(s) which you open and maintain with us.

3.	CUSTODY SERVICES

3.1	All Investments and any other assets (other than Cash) that you deposit with us for the purposes of safe custody will be recorded in Custody Account(s) opened in your name in our books. We shall act as custodian of such Investments and other assets in accordance with the provisions of the General Terms as supplemented by these Banking and Custody Special Terms and of the Client Securities Rules. We shall only receive Investments and other assets for safe custody which you (or your agents) notify to us and we may in our discretion refuse to accept any particular Investment or asset for custody. We will identify on our books Investments credited to your Custody Account(s) as belonging to you (except as otherwise agreed with you). We shall have the discretion to deal, as we think proper, with all Investments and other assets that we keep in safe custody for you for the purpose of providing safe custody. In particular, we may hold in bearer form such Investments as are customarily held in bearer form or are delivered to us in bearer form and we may, at our discretion, hold such Investments and other assets directly or indirectly through any Subcustodian, nominee, Depositary or Clearance System (and, by accepting the Private Client Terms, you consent to the appointment of any such Subcustodian, nominee, Depositary or Clearance System on such terms as may be agreed between ourselves and such person from time to time). We may register Investments and other assets in your name, in our name or in the name of our nominee or in the name of a Subcustodian, a Depositary or Clearance System or a nominee of any of the foregoing. To the extent permitted by applicable law, rule, regulation or market practice, we will require each Subcustodian or Depositary to identify in its own books that Investments that we hold at such Subcustodian or Depositary on behalf of our clients belong to our clients, such that it is readily apparent that the Investments do not belong to us, the Subcustodian or Depositary (as the case may be). When such Investments or other assets are registered in the name of our nominee or a nominee controlled by any of our Affiliates, then we shall accept the same level of responsibility to you for such nominee as we have to you. Where we hold your Investments overseas (i.e. outside Singapore), there may be settlement, legal and regulatory requirements in such overseas jurisdictions which are different from those applying in Singapore and there may be different practices for the separate identification of Investments. By accepting the Private Client Terms you agree to the registration of your Investments and other assets held overseas in our name where we consider that it is in your best interests to do so or where it is not feasible to do otherwise because of the nature of the applicable law, rule, regulation, or market practice in this area.

We will only register your Investments or other assets held overseas in the name of a nominee or other third party that is not controlled by us or by any of our Affiliates where we have taken reasonable steps to determine that it is in your best interest for us to do so or that it is not feasible to do otherwise because of the nature of applicable law, rule, regulation or market practice in this area. Where this is the case we will notify you in writing.

In the event of our insolvency or default or the insolvency or default of a third party custodian or Depositary you may not recover all of your Investment or other assets.

3.2	As regards the Investments and other assets that we hold in safe custody for you, we shall follow instructions received from you in accordance with the provisions of General Term 2. Unless you otherwise instruct us in writing, we shall carry out the following without further instructions from you:

3.2.1	we shall, after becoming aware thereof, collect dividends, interest and other payments made and stock dividends, rights and similar distributions made or issued with respect to any Investment and present for payment maturing Investments, and those called for redemption, in each case net of any applicable tax or other charge withheld by the maker of such payment or distribution or by us; provided that this does not apply to any Investments which are held in bearer form;

3.2.2	subject to Special Term 3.2.3 and 3.2.4 below, we shall, provided we receive them first, forward to you those communications relating to any Investment that require discretionary action by you (including materials relating to legal proceedings intended to be transmitted to holders of the Investments in question). We shall also use reasonable efforts to notify you of any class action litigation in respect of which we actually receive information, but shall not be liable for any Liabilities arising out of our failure to identify your interest in any class action litigation;

3.2.3	unless specifically requested by you, we shall be under no obligation to forward to you any communications relating to any Investment that calls for voting or the exercise of voting rights, but may on occasion, if specifically requested by you, do so in respect of a specific action if we receive the relevant communication;

3.2.4	we shall not forward (or be under any obligation to forward) to you any communications relating to any Investment that do not require discretionary action by you;

3.2.5	we shall, after becoming aware thereof, notify you of any partial redemption of any Investment. If we or any Subcustodian or Depositary hold(s) any Investment as part of a fungible mass, we, the Subcustodian or Depositary (as the case may be) may select the Investments to participate in partial redemptions, partial payment, or other actions affecting only some of such Investments of the relevant class in any non-discriminatory manner that we, the Subcustodian or Depositary customarily use(s) to make such selection (including, in relation to Allocated Bullion or Unallocated Bullion, where you request us to make available to you a portion (but not all) of such assets then standing to the credit of your Custody Account) or to convert a portion (but not all) of a holding of Allocated Bullion into Unallocated Bullion (and vice-versa);

3.2.6	we shall sell any fractional interest in Investments (or any other benefit or entitlement arising in connection with Investments or any other asset held by us for you) which we receive as a result of a dividend or rights offering of such Investments (or other assets);

3.2.7	we shall exchange Investments in temporary form into definitive form;

3.2.8	we shall perform the following:

(a)	sign in your name or for your Account any certificate of ownership and other certificate as may be required to obtain payment, or exercise any right, in respect of Investments; and

(b)	accept and open all mail directed to you and received by us;

3.2.9	at any time after the happening of an Event of Default, we or our nominees shall be entitled to exercise voting rights attaching to the Investments in such manner as we or they shall in our or their reasonable discretion determine (to the fullest extent permitted by applicable law). Any exercise of such voting rights by us or our nominees in accordance with your instructions, notwithstanding that an Event of Default has occurred, shall be without prejudice to our right or the right of our nominees to exercise all or any of such voting rights on any future occasion or occasions in such manner as we or our nominees shall in our or their reasonable discretion think fit; and

3.2.10	with respect to any corporate event not listed in Special Terms 3.2.1 to 3.2.9 inclusive above (including, but not limited to, any actual or proposed takeover, offer, sale, merger, scheme, compromise, arrangement, bankruptcy, insolvency, administrative proceedings or judicial management affecting or in relation to any Investment or the issuer of any Investment or in relation to any rights for conversion, transfer or exchange of Investments), we shall, after becoming aware thereof, (in the absence of an instruction from you in due time) take or not take any action as we, in our reasonable discretion, may consider appropriate under the circumstances, provided that we shall not be obliged to take any action with respect to any such corporate event, or any legal proceedings involving holders of Investments. This is without prejudice to our rights (in any relevant capacity) under any Security Agreement.

3.3	You understand and acknowledge that notices of corporate actions and class actions dispatched to you may have been obtained from sources which we do not control and may have been translated or summarised. We do not provide a service of verification of the information contained in such notices nor the faithfulness of any translation or summary and therefore have no duty to do so, do not guarantee the accuracy, completeness or timeliness of any such information, and shall not be liable to you for any loss that may result from you relying on such notice.

3.4	You shall pay punctually all calls, instalments and other payments that may become due in respect of the Investments. ‘ We shall be under no obligation to make payment for, or in respect of, any Investment if insufficient Cash is held by us for your account. If we decide to expend any sum to make any payment for or in respect of your Investments, such sum will be debited to your Cash Account (or such of your Cash Accounts as we may in our sole discretion nominate) under an Overdraft pursuant to Special Term 8 below, provided that if you have entered into any other financing arrangement with us for the purposes of purchasing Investments, the terms and conditions of such arrangements shall apply, where available.

3.5	In some securities and commodities markets and cash clearing systems, deliveries of Investments and payments may be reversed under certain circumstances. Accordingly, credits of Investments to a Custody Account and credits to any Cash Account or any Time Deposit Account are provisional and subject to reversal if, in accordance with relevant local law, rule, regulation and/or market practice, the delivery of the Investment or the payment giving rise to the credit is reversed. In the case of Allocated Bullion or Unallocated Bullion, this includes where we have credited a deposit made to your Custody Account and on receipt by us of the Precious Metal we determine that it does not comply with the Rules or that it is not the weight required by the Rules for the amount of the relevant Precious Metal which you notified to us for deposit. Notwithstanding the foregoing, we are under no obligation to weigh and/or assay any of your Precious Metal.

3.6	You authorise us to (but we shall not be obliged to) hold for you all Investments of any issue (including, where applicable, through a Subcustodian or a Depositary) on a fungible basis with all other Investments of the same issue which have been deposited with us by other private banking clients under the Banking and Custody Special Terms. To the extent we do commingle your Investments with those of other clients and hold Investments on a fungible basis for you, you acknowledge and agree that your interest in the Investments may not be identifiable by separate certificates, or other physical documents or equivalent records and you shall inter alia have no right to any specific Investment of an issue but will instead be entitled, subject to applicable laws and regulations and the General Terms as supplemented by these Banking and Custody Special Terms, to transfer, to deliver or to repossess from us an amount of Investments of such issue equivalent to the amount of such Investments credited to your Account with us, without regard to the certificate numbers (or other identifying information) of the Investments originally deposited, and our obligation to you with respect to such Investments shall be limited to maintaining records of your interests in such Investments and effecting such transfer, delivery or repossession. In particular, you acknowledge and agree that any losses due to a shortfall (including in the event of the insolvency of the Custodian or Depositary) and any benefits accruing in relation to the pooled assets are shared on a pro rata basis between you and our other clients.

3.7	We shall apply any money (less any applicable tax and brokerage and other proper charges and costs) that we receive in respect of the Investments and any other asset that we hold for you or any transaction or operation in respect thereof in accordance with your prior written instructions or, in the absence of such instructions, we shall credit any such money to your appropriate Cash Account.

3.8	You authorise us to execute off exchange any trade on Investments and acknowledge that we or any other member of JPMorgan may act as counterparty in trades executed off exchange.

3.9	If we receive any information in relation to your Investments or other assets where the handling of such information is not covered elsewhere in the General Terms or these Banking and Custody Special Terms, we will have no obligation to forward such information to you.

3.10	We do not custodise private equity holdings. Such holdings are held in your own name. As a matter of administrative convenience, we will show such holdings on your statement by arrangement with the private equity fund. However, we are not responsible for such holdings and the custody provisions hereof do not apply.

3.11	We may provide certain services under the Banking and Custody Special Terms through third parties, which may be an Affiliate of one of us or a member of JPMorgan. We will not be responsible for any loss as a result of a failure by any broker or any other third party that we select and retain using reasonable care to provide ancillary services that we may not customarily provide ourselves, including without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, corporate action and class action litigation. Nevertheless, we will be liable for the performance of any such broker that we select that is our Affiliate to the same extent as we would have been liable if we perform such services ourselves.

3.12	Without prejudice to General Terms 3.7 and 3.8, you confirm that we are authorised to deduct from any cash received or credited to the Cash Account and Time Deposit Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of your Custody Account, Cash Account and Time Deposit Account.

3.13	You will be responsible in all events for the timely payment of all taxes relating to the Investments in the Custody Account. You will indemnify on a full indemnity basis and hold us harmless from and against any and all Liabilities with respect to or resulting from, any delay in, or failure by, us: (i) to pay, withhold or report any taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account or the Time Deposit Account, regardless of the reason for such delay or failure, provided, however, that you will not be liable to us for any penalty or additions to tax due solely as a result of our negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account or the Time Deposit Account.

3.14	Neither we nor any of our Affiliates are under any duty or obligation to insure the Investments constituting Allocated Bullion or Unallocated Bullion for you against any risk (including the risk of loss, damage, destruction or mis-delivery).

3.15	Where you wish to deposit Allocated Bullion or Unallocated Bullion into your Custody Account, you may make such deposit (in the manner and accompanied by such documentation as we may require) by:

3.15.1	procuring a book-entry transfer to us or our Affiliate by arranging that our account or that of our Affiliate with a third party (in each case, as notified by us to you) in which we or our Affiliate hold Precious Metal of the type which we have agreed to hold for you is credited with an amount of Precious Metal equal to the amount of Precious Metal to be recorded in your Custody Account; or

3.15.2	the delivery of Precious Metal to us or to our Affiliate or to a third party (as notified by us to you) at the vault premises specified by us to you at the time of deposit, at your expense and risk. Any Precious Metal delivered to us or our Affiliate (or to a third party holding to our order or to the order of our Affiliate) must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.

3.16	We shall not credit any such deposit of Unallocated Bullion or Allocated Bullion to your Custody Account until we are satisfied that, in the case of a deposit pursuant to Special Term 3.15.1 above, the relevant account has been credited with an amount equal to the amount of the deposit and/or the specific Precious Metal and, in the case of a deposit pursuant to Special Term 3.15.2, we or our Affiliate (or the third party) has received the Precious Metal and verified its compliance with the Rules and weighed it in accordance with LBMA or LPPM practice to confirm that it is the weight required by the Rules for the amount of the relevant Precious Metal which you notified to us for deposit.

3.17	We may refuse to accept Precious Metal, and amend the procedure in relation to the deposit of Precious Metal or impose such additional procedures in relation to the deposit of Precious Metal as we may from time to time consider appropriate.

3.18	Where the Investments credited to your Custody Account include Allocated Bullion, you may request (in compliance with General Term 2) that we convert all or part of such Allocated Bullion to Unallocated Bullion. Should we in our discretion accept such request, we will notify you of the quantity of Allocated Bullion that has been so converted and you may be required to execute additional documentation with respect to such conversion.

3.19	Where the Investments credited to your Custody Account with us include Unallocated Bullion, you may request (in compliance with General Term 2) that we convert all or part of such Unallocated Bullion to Allocated Bullion. Should we in our discretion accept such request, we will notify you of the quantity of Unallocated Bullion that has been so converted and you may be required to execute additional documentation with respect to such conversion.

3.20	Where Unallocated Bullion is credited to your Custody Account, such credit of Unallocated Bullion does not confer any proprietary rights in the relevant Precious Metal, instead such credit records our contractual obligation to transfer to you the relevant quantity of the relevant Precious Metal, subject to the terms of the Private Client Terms and any other written agreement between you and us.

3.21	Notwithstanding anything to the contrary, insofar and to the extent that we or any of our Affiliates or any third party holds any Allocated Bullion, the following shall apply:

3.21.1	we, our Affiliate or such third party shall hold such Allocated Bullion as bailee (and not, for the avoidance of doubt, as trustee); and

3.21.2	such Allocated Bullion will be stored separately and will not be co-mingled with any other goods, with the intent that such Allocated Bullion is distinctly and separately identifiable.

4.	BANKING SERVICES

4.1	Upon the terms and conditions of the General Terms as supplemented by these Banking and Custody Special Terms, we shall provide you with one or more Cash Accounts and, if agreed by us with you, one or more Time Deposit Accounts. Cash held in an Account with us is held by us as banker and not as trustee. Your Cash Account(s) and Time Deposit Account(s) are not capable of being subject to any sale, mortgage, lien, pledge, charge, assignment, right of set off or other security interest or disposal other than (i) in accordance with the General Terms and any Special Terms and in favour of all or any of the JPMorgan Companies or otherwise with our express written consent; or (ii) by operation of applicable law, rule or regulation. You shall not create or permit to subsist any such interest or permit or undertake any such disposal in relation to your Cash Account(s) and/or Time Deposit Account(s).

4.2	Except as otherwise provided by law, your Cash Account(s) (including any Cash Account and/or subdivisions thereof maintained in different currencies or charged debit interest at different rates, and even if the transactions therein are reported in different statements of account) shall constitute one single and indivisible current account. We have the right to transfer the balance of any Cash Account (or subdivision thereof) in credit to any Cash Account (or subdivision thereof) in debit or vice versa, at any time and without prior notice and may make such currency conversions as may be reasonably necessary for this purpose.

In the event that we intend to exercise our right under this Banking and Custody Special Term 4.2, we will comply with the Relevant Regulatory Requirements which limit, in some circumstances, the extent of that right (for example, with respect to clients who are individuals and are acting outside of their usual trade, business or profession, rules designed to ensure we leave you and any joint account holders with enough money to meet essential living expenses and priority debts).

4.3	Your Time Deposit Account(s) shall be subject to, and shall form part of, the single and indivisible current account referred to in Special Term 4.2 above.

4.4	We reserve the right to debit or credit any of your Cash Account(s) or Time Deposit Account(s) if it has been improperly credited or debited. Your Cash Account and Time Deposit Account will be governed by the current account principles.

4.5	All remittances of monies to and withdrawals of monies from your Cash Account(s) and Time Deposit Account(s) shall be made by electronic transfer, or cheque, or such other means as we otherwise agree with you. Across the counter receipts and withdrawals of monies may only be made by prior arrangement with us after reasonable notice from you and you shall pay all costs and expenses reasonably incurred by us in connection with any such remittance or withdrawal.

4.6	We shall make available to you at any time upon your request the terms and rates of interest (if any) payable to or by you on any credit or debit balance on each of your Cash Account(s) and Time Deposit Account(s) and we reserve the right, subject to your right of termination under General Term 14, to modify at any time such terms and rates of interest, the periods for which such interest is calculated, the timing of the credit or debit of any such interest, and other relevant terms. Our rates are based on prevailing market conditions, which means that they can be either positive or negative.

4.7	For efficient cash management purposes, where any debit balance occurs on a Cash Account, we may, at our discretion, transfer monies to that Account:

4.7.1	from collected Cash available in any other Cash Account; or

4.7.2	from any Cash held in a Time Deposit Account; or

4.7.3	from the proceeds of a loan drawn on any line of credit provided by any of the JPMorgan Companies to you.

Where we exercise this right under this Banking and Custody Special Term 4.7, we shall notify you promptly after we do that.

In the event that we intend to exercise our right under this Banking and Custody Special Term 4.7, we will comply with any Relevant Regulatory Requirements which limit, in some circumstances, the extent of that right (for example, with respect to clients who are individuals and are acting outside of their usual trade, business or profession, rules designed to ensure we leave you and any joint account holders with enough money to meet essential living expenses and priority debts).

4.8	Automatic sweep of uninvested Cash balances and new Cash deposits

4.8.1	To the extent permissible by the applicable laws and Relevant Regulatory Requirement, as set out in this Special Term 4.8, as part of our daily Deposit Sweep we will sweep all uninvested Cash balances in your Cash Account (such amounts are referred to in this Special Term 4.8 as Cash Management Deposits) and we will apply the Deposit Sweep Interest Rate to your Cash Management Deposits. We will calculate and pay the interest in the manner described in the Banking and Custody Special Terms. We will apply the Deposit Sweep Interest Rate from receipt of your signed Application Form.

4.8.2	The Deposit Sweep Interest Rate is established on the basis of various market factors, including short-term interest rates, central banks’ rates, interbank rates and competitors’ rates. At any time and at our discretion, how the rate is determined on the Deposit Sweep may change. This rate may be tiered based on the balances in your Accounts.

4.8.3	The current Deposit Sweep Interest Rate can be found in our Base Interest Rate Sheet which is provided with the Application Form and is enclosed with your monthly statement or can be requested from your Private Bank relationship manager or alternatively can be obtained on our website at www.jpmpb.com if you have access to our website.

4.8.4	For the avoidance of doubt, Cash Management Deposits referred to in Special Term 4.8.1 do not include:

(i)	any Cash in currencies other than your Reference Currency held in a Dealing and Advisory Account; or

(ii)	any credit balances in any Time Deposit Account

and therefore such Cash or credit balances will not be swept as part of the Deposit Sweep. The Cash referred to in (i) above will earn our standard interest rate (which may be positive or negative) determined in the manner described in the Banking and Custody Special Terms. The credit balances referred to in (ii) above will earn the interest rate set out in the terms of your Time Deposit Account.

4.8.5	For the avoidance of doubt:

(i)	the Deposit Sweep Interest Rate will be automatically applied to your Cash Management Deposits without considering whether it would be advantageous for any credit balance on your Cash Account to remain on deposit at our standard interest rate or the Deposit Sweep Interest Rate. We will not compare past or potential returns of deposits; and

(ii)	any credit balance in your Cash Account is held on the terms and conditions set out in the Banking and Custody Special Terms and in particular the security provisions of Special Term 9 of the Banking and Custody Special Terms.

4.9	If any amount payable to us is received in a currency other than that in which it was due, whether as a result of a judgement, set-off, enforcement of a security or otherwise, you authorize us to convert the amount received into the currency in which it was due and if the net proceeds (after deduction of conversion costs) of that conversion fall short of the amount due in such currency, you shall indemnify us against the shortfall.

4.10	If there is no or insufficient Cash held in your Cash Account(s) in the currency in which you have instructed us to make a payment, then you authorize us to make such conversions of Cash held in any other currency in your Cash Account(s) as may be required for such payment.

4.11	Transactions and cross-border transfers in any currency shall be subject to the regulations laid down by the exchange control authorities of Singapore, as the case may be (if any) and of the country where such currency is the lawful currency.

4.12	We will only accept payment, withdrawal or transfer instructions which are written or otherwise satisfactory in form and substance to us. You may request for payments, withdrawals or transfers denominated in specific currencies, but we reserve the right to make payment or withdrawal or perform the transfer in the currency of the Cash Account or the Time Deposit Account or any other currency in our absolute discretion. In the case of payments, withdrawals or transfers made in a currency other than the currency of the Cash Account or the Time Deposit Account, we shall apply the spot rate (as determined by us) on the date of payment, withdrawal or transfer for the purposes of such conversion. We may make payments, withdrawal or transfer by cheque, credit to an account or as otherwise agreed. We may in our absolute discretion refuse any instruction to credit any amount to the account of a third party; if permitted, such payment, withdrawals or transfers shall be subject to such additional terms as we may consider appropriate.

Any payment, withdrawal or transfer instruction provided to us is subject to a verification procedure, which we may decide in our absolute discretion, before we may proceed to act on such instructions. Such procedure may include, but is not limited to, a call-back confirmation by telephone conducted by us with one or more individuals who, according to our records, have the authority to provide or confirm such instructions. We reserve the right to not act on any payment, withdrawal and transfer instructions if, in our absolute discretion, we are not satisfied with the authenticity or validity of such instructions. In addition to General Term 4, we shall not be liable for any direct or indirect losses or damages arising from any failure or delay to act on any payment, withdrawal or transfer instructions due to concerns on the authentication or validity of such instructions.

4.13	Our obligation to pay you any amounts or repay any deposits under these Banking and Custody Special Terms is an obligation of the relevant JPMorgan Chase Bank, N.A., branch in the country where your Cash Account or Time Deposit Account is opened. Accordingly, unless otherwise stated, JPMorgan Chase Bank, N.A., shall not be required to pay or repay any amounts or deposits at its head office in New York or, any of its branches or offices outside the country or territory where the relevant Cash Account or the Time Deposit Account is opened. Instructions for the remittance and/or transfer of monies shall not be affected or be construed in any way as derogating from these Banking and Custody Special Terms and/or the General Terms. Subject to the foregoing and our rights under the Private Client Terms, you can make withdrawals from the Cash credited to your Cash Account(s) and Time Deposit Account(s) maintained with us for you. We may at any time on or after the occurrence of an Event of Default, set-off, transfer or apply any Cash and payment received by us for or from you against the Relevant Liabilities.

4.14	You agree that if any Cash is credited to a Time Deposit Account, then such Cash shall be successively redeposited on maturity for such periods and on such terms concerning interest as we may from time to time agree with you (failing which agreement, for such periods and on such terms concerning interest as we may in our absolute discretion decide) and we shall continue to hold it.

4.15	Other than in respect of cash deposits, all cheques and other monetary instruments deposited will be available to you only after we have received advice of final clearance or settlement.

4.16	We reserve the right to not accept cheques and other instruments payable to third parties and endorsed to you. Where we do accept such cheques and instruments, you agree to indemnify us on a full indemnity basis and hold us harmless against all Liabilities arising therefrom, except where such Liabilities arise out of the fraud, negligence or wilful default of us or our employees.

4.17	We may dishonour or return cheques unpaid that are altered or if considered by us to be ambiguous or suspicious in any way or if a cheque is received for payment more than six months after the date it is drawn as shown on the cheque, or if the cheque is otherwise unacceptable to us.

4.18	Stop payment orders on cheques must be given in the time and form and with the full particulars that we require. We shall be absolved from all liability for any failure or refusal to effect stop payment orders.

4.19	It is your responsibility to exercise care and caution in relation to your Cash Account(s) and Time Deposit Account(s).

4.20	JPMorgan Chase Bank, N.A., is required under the Deposit Protection Scheme (Representation on Scheme Membership and Protection of Financial Products Under Scheme) Rules of Hong Kong to inform clients of the following and obtain their acknowledgment:

4.20.1	any deposit and time deposit having a term of not more than 5 years made with JPMorgan Chase Bank, N.A., Hong Kong branch constitute eligible deposits under the Deposit Protection Scheme Ordinance (Cap. 581) of Hong Kong will be protected under the Scheme (the “Scheme”) up to a maximum limit of HK$500,000 per depositor;

4.20.2	any financial or deposit products offered to you: (i) by JPMorgan Chase Bank, N.A., Hong Kong branch, which do not constitute eligible deposits under the Deposit Protection Scheme Ordinance; and (ii) by any JPMorgan Companies other than JPMorgan Chase Bank, N.A., Hong Kong branch are not eligible deposits under the Deposit Protection Scheme Ordinance and are not therefore protected by the Scheme notwithstanding JPMorgan Chase Bank, N.A., Hong Kong branch is a member of the Scheme; and

4.20.3	you acknowledge that you have read the statement in this Special Term 4.20 (including 4.20.1 to 4.20.2 above) and fully understand the same.

4.21	You acknowledge and agree that:

4.21.1	any deposit products offered to you by JPMorgan Chase Bank, N.A., Singapore branch, which constitute insured deposits under the Deposit Insurance and Policy Owners’ Protection Schemes Act (Cap. 77B) of Singapore (the “DIA”) where you are an insured depositor as defined in the DIA will be protected under the deposit insurance scheme under the DIA (the “Scheme”) up to a maximum limit of S$50,000 per depositor;

4.21.2	any financial or deposit products offered to you: (i) by JPMorgan Chase Bank, N.A., Singapore branch, which do not constitute insured deposits under the DIA; and (ii) by any JPMorgan Companies other than JPMorgan Chase Bank, N.A., Singapore branch (including, without limitation, the Hong Kong branch) are not insured deposits under the DIA and are not therefore protected by the Scheme notwithstanding JPMorgan Chase Bank, N.A., Singapore branch is a member of the Scheme;

4.21.3	Deposit Insurance Scheme: Singapore dollar deposits of non-bank depositors are insured by the Singapore Deposit Insurance Corporation, for up to S$50,000 in aggregate per depositor per Scheme member by law. Foreign currency deposits, dual currency investments, structured deposits and other investment products are not insured.

4.21.4	you have read the statement in this Special Term 4.21 and fully understand the same.

4.22	If you intend to hold or invest in currencies which are not freely convertible currencies (including, but not limited to Renminbi), you acknowledge that the conversion of such currencies may be subject to certain restrictions, including daily limits on conversion. As a result, any holding or investment in currencies which are not freely convertible may be subject to exchange rate risks (including, but not limited to, lower liquidity and higher volatility) which are less common with respect to freely convertible currencies, in addition to further regulatory changes, where additional restrictions may be introduced.

5.	STATEMENTS

5.1	Unless you and we agree otherwise, we will send to you a monthly statement recording the Investments, Cash and/or other assets credited to your Accounts at the close of the preceding calendar month, which will include a statement of the basis on which the Investments, Cash and/or other assets are valued. However, we reserve the right to provide separate statements with respect to particular Investments.

5.2	Subject to General Term 2.2, a statement issued at any time by us under the General Terms as supplemented by these Banking and Custody Special Terms or any OTC Derivatives Master Agreement as to any amount (including, but not limited to, the Relevant Liabilities and/or the value of the Investments, Cash or other assets that we hold for you) shall be deemed accurate and binding on you except where any such value is stated to be of an indicative nature only, then such indicative value shall not be treated as binding. Any supplemental or consolidated account information (including any unofficial statement that we identify as such) which we may provide to you from time to time at your request shall be for information purposes only and shall not be binding upon us.

6.	ADDITIONAL LIMITATIONS ON RESPONSIBILITY AND LIABILITY

6.1	As highlighted in General Term 4.1, we shall use reasonable care in the performance of our duties under the Private Client Terms and we shall accept liability in circumstances as set forth therein and elsewhere in the Private Client Terms. However, we shall have no obligation to return Investments or any other asset we hold for you to the extent that such Investments or other assets are unavailable for reasons which are not attributable to our fraud, negligence or wilful default or that of our employees, a nominee controlled by us or by any of our Affiliates or any other member of JPMorgan, or any Subcustodian appointed by us, or any of its employees.

6.2	In respect of any Investment transaction, to which we are not your counterparty as principal, you shall bear the risk of settlement in the event that the counterparty in such transaction shall fail to make payment of the consideration, or to deliver the Investment, as the case may be, as agreed between you (or your agents) and such counterparty, unless otherwise agreed by us in writing (with express reference to this Special Term 6.2). You acknowledge that our duties regarding settlement of transactions are conditional upon us (or our settlement agents) receiving all proper instructions from you, and/or all relevant documents, monies or Investments due to be delivered by you or on your behalf, a reasonable time before such settlement is due and that it is your sole responsibility to ensure that we receive such instructions and/or relevant documents, monies or Investments in a timely manner.

6.3	Subject always to General Term 4, you agree that we shall incur no liability whatsoever, howsoever arising, in respect of:

6.3.1	any call, instalment or other payment in connection with the Investments; or

6.3.2	any actual or potential loss or reduction in return occasioned by the exercise or non-exercise of rights attaching or accruing to the Investments; or

6.3.3	any failure to forward or to report to you (or to do so sufficiently or promptly) any notice or other communication received in respect of any matter referred to in Special Terms 6.3.1 or 6.3.2 above or any other action taken or not taken as contemplated by Special Term 3 above.

6.4	We shall have no liability whatsoever in respect of either the appointment of, or Investments or money held by, a Clearance System.

6.5	Subject always to the other provisions of the General Terms as supplemented by these Banking and Custody Special Terms and in particular General Term 4, we shall have no liability to you for any loss of, or incurred in respect of, your Investments, Cash or other assets held by us for you resulting, directly or indirectly, from any action, inaction, omission, bankruptcy or insolvency of any carrier transporting any Investment, Cash or other asset.

6.6	If, however, as a result of any action, inaction, omission, bankruptcy or insolvency of any Subcustodian (which is not a member of JPMorgan), Depositary, carrier or Clearance System you suffer any loss or liability, we shall at your cost and expense take such steps with regard thereto in order to seek a recovery as we shall reasonably deem appropriate under all the circumstances (including without limitation the bringing and settling of legal proceedings).

7.	COMPENSATION

Deposits with JPMorgan Chase Bank, N.A., acting through its non-US branches are not insured by the United States Federal Deposit Insurance Corporation or any other U.S. government agency and will not have the benefit of any United States domestic depositor preference statutes. This means that in the event of liquidation of JPMorgan Chase Bank, N.A., deposit accounts maintained in the non-US branches may be subordinated in priority of payment to domestic (i.e. US domiciled) deposits.

Deposits made hereunder are payable and collectible solely at J.P. Morgan Chase Bank, Singapore branch and shall be governed by the laws of Singapore. Our compliance with instructions for the remittance of proceeds to or through correspondent banks shall not be considered a waiver of, and shall not otherwise affect, the foregoing provision.

8.	BORROWING AND COLLATERAL

8.1	Unless we notify you to the contrary (which we may do at any time in our sole discretion, acting reasonably and in good faith), and subject always to the General Terms as supplemented by these Banking and Custody Special Terms, you may overdraw a Cash Account or we may, at our discretion but without any obligation to do so and subject to Special Term 4.7 above, honour any transaction or transfer of funds from a Cash Account in such circumstances that result in an overdraft to that Cash Account (an “Overdraft”). Repayment of an Overdraft shall be on demand. In accordance with Special Term 4.6 above we will charge you interest on the amount of such Overdraft from time to time for each day that such Overdraft is outstanding. You may credit monies to clear or reduce an Overdraft at any time.

8.2	From time to time, we may agree to make loans or extend credit facilities, derivative facilities or financial accommodations to you or (at your request) to any Specified Third Party. Such loans, credit facilities, derivative facilities and financial accommodations will be subject to such terms (including as to interest and duration) in such separate documentation as (i) we may agree with you or (ii) in the case of loans or credit facilities to be extended to a Specified Third Party, with you and the Specified Third Party. Without prejudice to the foregoing, you agree to use available cash on deposit in your relevant Accounts to purchase securities issued by any of our affiliates or to invest in any fund sponsored, advised or controlled by us or any of our affiliates (each an “Affiliate Fund”), prior to using the proceeds of any such loan or credit facility or derivative facilities or financial accommodations to fund such purchase or investment. For the avoidance of doubt, it is understood and agreed that nothing in this clause shall create an obligation to purchase any securities issued by any of our affiliates or to invest in any Affiliate Fund or to create an implication that any such investment is contemplated by the Borrower. For the purposes of this sub-section, “cash on deposit” means cash on deposit in the account of the Borrower into which the proceeds of any borrowings is paid.

8.3	You acknowledge that all of your borrowings from us and all of the borrowings by any Specified Third Party from us (in each case, whether by loan, credit facility, an Overdraft, derivative facility, financial accommodation or howsoever, and whether under the General Terms as supplemented by these Banking and Custody Special Terms or any other documentation or arrangement) will be secured in our favour pursuant to the Security Agreement(s).

8.4	We will from time to time set a maximum limit which the amount of the Relevant Liabilities may not exceed. However, you acknowledge that we require all Relevant Liabilities to be fully secured in our favour at all times by collateral of an amount and type which we consider, in our sole discretion, to be adequate (the “Collateral”). Such Collateral may consist of Cash and/or Investments and/or OTC Derivatives Claims. Accordingly, the maximum aggregate amount that we may allow you and the Specified Third Parties to borrow from time to time will depend on the value we ascribe to your Collateral (computed in accordance with our proprietary models, and in our sole discretion, from time to time) (the “Collateral Value”) and the amount of the Relevant Liabilities. The amount of the Relevant Liabilities acceptable to us will therefore not be permitted to exceed the Collateral Value.

8.5	You undertake to ensure that the Collateral Value shall always be at least equal to the Relevant Liabilities. If at any time the Collateral Value is not at least equal to the Relevant Liabilities, you undertake upon demand by us and in any event no later than after the expiry of the time period specified in such demand either to deposit with us additional Collateral and/or to pay or repay (in whole or in part) the Relevant Liabilities, in either case in such amount so that following the deposit of such additional Collateral and/or payment or repayment of all or part of the Relevant Liabilities, the Collateral Value is at least equal to the Relevant Liabilities. You acknowledge that failure to satisfy such a demand in full and in any event in accordance with its terms may constitute an Event of Default and could entitle us to exercise any right or remedy available to us (i) under the General Terms as supplemented by these Banking and Custody Special Terms; and/or (ii) the Security Agreement(s) and/or (iii) under any other documentation entered into by us with you or any other person (including any Specified Third Party) under applicable law. The time period specified in the demand shall be determined by any contractual documentation between you and us prescribing such time period or, if such time period is not specified, shall be determined by us as we consider reasonable in the circumstances.

8.6	You agree to pay, or procure the payment of (as applicable), the Relevant Liabilities at the time or times when they are or become due and payable. All sums payable by you to us shall be paid to the credit of the account we have designated and all such payments shall be made in full, free and clear of any deduction of or withholding for or on account of any tax or other withholding now or in future imposed or made. If at any time you or any Specified Third Party shall be required by law to make any deduction or withholding from any payment due from you or any Specified Third Party to us, you shall simultaneously pay to us (or, where such payment is due from a Specified Third Party, procure the payment to us) such additional amount as may be necessary to ensure that we receive a net sum equal to the payment we would have received had no deduction or withholding been made.

8.7	Without prejudice to Special Term 8.6 above, you authorize us, on our instructions, to apply any amounts received in repayment or prepayment of any loans, credit facilities, derivative facilities or financial accommodations referred to in Special Term 8.2 towards any loan that was utilized for the purpose of purchasing or investing in any Affiliate Fund (as defined in Special Term 8.2 above).

9.	SECURITY, RIGHTS AND FURTHER ASSURANCE

9.1	You confirm that by signing the Application Form:

9.1.1	you have agreed to be bound by the terms of the Private Client Terms;

9.1.2	you have agreed to the creation of a security interest in favour of JPMorgan Chase Bank, N.A. (as trustee for the Secured Parties as defined in Attachment 1) on the terms and conditions as set out in Attachment 1 and you have received, read and understand the terms of the security interest granted as set out in such form.

10.	OUR RIGHT OVER SECURITIES

Without prejudice to our rights under Applicable Law, until satisfaction of all Relevant Liabilities outstanding from time to time (whether actual or contingent) under or in connection with the Private Client Terms, we shall have, and you shall grant to us, a general lien over the Investments credited to the Custody Account and we shall be entitled without notice to you, to withhold delivery of such Investments, to sell or otherwise realise any such Investments and to apply the proceeds and any other monies credited to the Cash Account and Time Deposit Account in satisfaction of such Relevant Liabilities. For this purpose, we may make such currency conversions as may be necessary at its then current rates for the sale and purchase of the relevant currencies. For the purpose of this clause, the term “Relevant Liabilities” shall have the meaning given to that term in the Definitions of the Private Client Terms, unless the Security Agreement defines the term “Relevant Liabilities”, in which case that term, for the purpose of this clause, shall be extended to include the meaning given to it in the Security Agreement.

11.	ACTION UPON TERMINATION

We shall, as soon as is reasonably practicable and subject to General Term 14 and provided that (i) we have received irrevocable payment to discharge in full, the Relevant Liabilities (including any fee, cost, expense and tax incurred by such delivery); and (ii) none of the JPMorgan Companies is under any further obligation (whether actual or contingent) to provide any future advance or financial accommodation or services under these Private Client Terms to you or to any other person at your request, deliver the Cash, Investments and/or other assets that are credited to an account that you maintain with us and instruct each of our Subcustodians to deliver any such Cash, Investments and/or other assets held by it, to the persons and/ or accounts which you have specified. For the purpose of this clause, the term “Relevant Liabilities” shall have the meaning given to that term in the Definitions of the Private Client Terms, unless the Security Agreement defines the term “Relevant Liabilities”, in which case that term, for the purpose of this clause, shall be extended to include the meaning given to it in the Security Agreement.

ATTACHMENT 1

Security Agreement over the Charged Property in favour of JPMorgan Chase Bank, N.A. (as security trustee for itself and the other Secured Parties) to secure the Relevant Liabilities (the “Security Agreement”).

1.	DEFINITIONS

Unless otherwise stated herein or the context otherwise requires, all words and expressions used in the private client terms in respect of the provision to you by us of certain private banking and ancillary services (the “Private Client Terms”) as supplemented by the Banking and Custody Special Terms (the “Special Terms”) shall have the same meanings where used in this Security Agreement. In this Security Agreement:

“CDP Scripless Securities” means the book entry securities (as defined in the Companies Act).

“Charged Property” means all your Cash, Investments, assets and/or property which from time to time are the subject of security created or expressed to be created in favour of us by or pursuant to this Security Agreement, including but not limited to the Accounts and the Claims.

“Claims” means all your claims and any proceeds of such claims, present or future, actual or contingent, against any of the JPMorgan Companies, owing or which may come to be owed to you by the relevant JPMorgan Company under the relevant contracts after any applicable process of close-out netting thereunder.

“CLP Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

“Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Nominee” means any nominee as we may from time to time specify.

“Related Rights” means, in relation to any Investment or other asset (as applicable):

(a)	the proceeds of sale of any part of that Investment or asset;

(b)	all rights under any licence, agreement for sale, lease or other disposal in respect of that Investment or asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of that Investment or asset;

(d)	any moneys and proceeds paid or payable in respect of that Investment or asset; and/or

(e)	(in the case where such Investment or asset comprises any share, equity interest or other security) all dividends, distributions, interest and monies payable in respect thereof and any rights, assets, shares and/or securities deriving therefrom or accruing thereto whether by way of redemption, bonus, preference, option, substitution, conversion, compensation or otherwise.

“Secured Parties” means us in our capacity as security trustee under this Security Agreement and all persons (including, without limitation, the JPMorgan Companies) to which any of the Relevant Liabilities are owed from time to time.

“We”, “Us”, “Our” means JPMorgan Chase Bank, N.A.

2.	COVENANT TO PAY

In consideration of JPMorgan Chase Bank, N.A or any of the other Secured Parties granting or continuing to make available financial accommodation (including but not limited to unauthorized overdrafts) for so long as we or any of the other Secured Parties may think fit to you, you hereby undertake to pay to us and to discharge to our satisfaction on demand all the Relevant Liabilities.

3.	CREATION OF SECURITY

3.1	Subject to Clause 3.5, you hereby assign and agree to assign absolutely as owner (whether legal or beneficial) in favour of JPMorgan Chase Bank, N.A., as security trustee for itself and the other Secured Parties, as security for the payment and discharge of all the Relevant Liabilities, all of your rights, title and interest from time to time in and to the Accounts, the Claims, and all Related Rights.

3.2	Subject to Clause 3.5, you hereby charge as owner (whether legal or beneficial) in favour of JPMorgan Chase Bank, N.A., as security trustee for itself and the other Secured Parties, as security for the payment and discharge of all the Relevant Liabilities, by way of first fixed charge:

3.2.1	all of your rights, title and interest from time to time in and to the Accounts and all Related Rights; and

3.2.2	all of your rights, title and interest from time to time in and to any Claims and all Related Rights.

3.3	Subject to Clause 3.5, you hereby as owner (whether legal or beneficial) and as security for the payment and discharge of all the Relevant Liabilities, agree to create a statutory security interest over all and any of the CDP Scripless Securities, either by way of charge or assignment (as we may from time to time direct), in any form from time to time prescribed by the Companies Act and/or the Companies (Central Depository System) Regulations 1993, as amended from time to time, for effecting a charge, an assignment or otherwise (the “Prescribed Forms”) as you, your nominee, agent or attorney (as the case may be) may now or will at any time and from time to time execute in favour of JPMorgan Chase Bank, N.A., as security trustee for itself and the other Secured Parties.

3.4	Subject to Clause 3.5, you hereby as owner (whether legal or beneficial) and as security for the payment and discharge of the Relevant Liabilities, charge and/or assign and agree to assign absolutely in favour of JPMorgan Chase Bank, N.A., as security trustee for itself and the other Secured Parties, all of your rights, benefits, title and interest in and to (i) all the CDP Scripless Securities (other than the CDP Scripless Securities charged or assigned pursuant to Clause 3.3 above) and any other CDP Scripless Securities which (A) are at any time and from time to time held in your sub- account with the Nominee or (B) have been transferred from your sub-account to our sub-account with the Nominee and are held in our sub-account with the Nominee; and (ii) all actions, claims and rights against any central depository, depository agent, settlement system or clearing house or member of any central depository in connection with such CDP Scripless Securities.

3.5	None of the security constituted herein shall extend to or include any asset, liability or sum which would, but for this provision, cause such security to be unlawful or prohibited by any applicable law.

3.6	You confirm that this Security Agreement shall constitute notice to JPMorgan Chase Bank, N.A., Singapore branch (in each of its capacities as the account bank in respect of the Accounts and contract counterparty in respect of the Claims) of the charges and assignment referred to in this Clause 3.

4.	SECURITY ENFORCEMENT

4.1	Upon the occurrence of any Event of Default, we shall be entitled and may, without demand, notice, legal process or other action with respect to you, enforce all or any part of the security constituted by this Security Agreement in any manner we see fit, including, without limitation, sell, appropriate, retain, apply, assign, realise, take possession of and hold or otherwise dispose of, for such consideration (whether payable immediately or by instalments) as we shall, in our absolute discretion, think fit (whether by private sale or otherwise), the whole of the Charged Property or any part thereof for our own benefit but at your expense, at any time and in any way which we may deem expedient (including without limitation for such purpose converting the whole or any part of the Charged Property, at your expense, into cash in any currency) free from and discharged from all trusts, claims, rights of redemption and equities in or towards settlement of the Relevant Liabilities to us.

4.2	In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers, we may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations in such amount as he or we shall deem appropriate, including, without limitation, consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by us, be nil or may be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by us may contain conditions excluding or restricting our personal liability.

4.3	Section 25 of the CLP Act shall not restrict the exercise by us of the statutory power of sale conferred on us by Section 24 of the CLP Act (as varied or extended by this Security Agreement), and the security constituted by or pursuant to this Security Agreement shall become immediately exercisable and the statutory power of sale and all other powers conferred by Section 24 of the CLP Act shall arise and may be exercised by us at any time after the occurrence of an Event of Default and the provisions of the CLP Act relating to and regulating the exercise of the statutory power of sale shall, so far as they relate to the security constituted by or pursuant to this Security Agreement, be varied and extended accordingly.

4.4	We shall not be liable to account as mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or mortgagee in possession might otherwise be liable.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	You undertake and agree that, during the continuance of this security, you shall:

5.1.1	not, without our prior written consent, withdraw, sell or dispose of the Charged Property or any part thereof, and shall not mortgage, charge, pledge or otherwise encumber or assign, transfer or otherwise deal with or grant or suffer to arise or permit to subsist any third party rights over or against the whole or any part of the Charged Property or purport so to do;

5.1.2	at any time if and when we require, execute such further assignments, charges, authorities and other documents as we may from time to time require for perfecting our title to or for vesting or enabling us to vest the full benefit of the Charged Property in us or our nominees or any purchaser, such documents to be prepared by us or on our behalf at your cost and to contain such provisions for our benefit as we may reasonably require for which purposes hereby you appoint us as the duly authorised representative;

5.1.3	obtain and maintain in full force, validity and effect all governmental or other approvals, authorities, licenses and consents required in connection herewith, and to do or cause to be done all other acts and things necessary or desirable for the performance of all of your obligations pursuant hereto;

5.1.4	not do or omit to do any act or thing which act or omission may in any way (a) adversely affect or diminish the value of the Charged Property; (b) delay or prejudice our right to receive payment or to realise all or any part of the Charged Property; (c) result in the alternation or impairment of any rights, title and interest in any of the Charged Property; or (d) result in any default of any of your obligations under any relevant contract(s) with any of the JPMorgan Companies;

5.1.5	(in relation to Clause 3.3 above): (a) open a sub-account with the Nominee; (b) execute and/or shall procure the Nominee to execute such Prescribed Forms as we may from time to time require; (c) undertake that the Nominee is and will at all times be authorised to execute all such Prescribed Forms and to do all acts in relation to such CDP Scripless Securities as your agent; and (d) ratify and confirm all that the Nominee shall do or cause to be done in respect of such Prescribed Forms and/or such CDP Scripless Securities and/or as instructed by us; and

5.1.6	(in relation to Clause 3.4 above): (a) open (i) a sub-account with the Nominee and (ii) such other securities account with such central depository or depository agent as may be required by us and with whom you maintain any securities account in respect of such CDP Scripless Securities; (b) execute such security documents as we may from time to time require (or shall procure the Nominee to do the same); (c) undertake that the Nominee is and will at all times be authorised to execute all such security documents and to do all acts in relation to such CDP Scripless Securities and other scripless securities as your agent; (d) ratify and confirm that all that the Nominee shall do or cause to be done in respect of such security documents and/or such CDP Scripless Securities and/or as instructed by us; (e) sign and deliver to the Nominee or such central depository or depository agent with whom you maintain any sub-account or securities account in respect of such CDP Scripless Securities or who maintains any such sub-account or securities account on your behalf or for your benefit, a notice of charge or assignment (in such form as we may require) in respect of your rights, benefits, title and interest in and to such CDP Scripless Securities and rights against the Nominee, such central depository or depository agent in connection with such CDP Scripless Securities and shall, if required by us, procure the Nominee, such central depository or depository agent to deliver to us an acknowledgement of such notice in such form as we may require; (f) irrevocably direct and procure or cause to be directed (if required by us, by signing and delivering a letter of authorisation in such form as we may require) the Nominee or any central depository or depository agent with whom you or any of your nominees maintain any sub-account or securities account to act in accordance with our directions in respect of such CDP Scripless Securities; and (g) as and when directed by us or on our behalf, transfer, authorise and procure the transfer of such CDP Scripless Securities from your sub-account with the Nominee to our sub-account with the Nominee and other scripless securities from any sub-account or securities account opened or maintained by you or any of your nominees with any central depository or depository agent to any sub-account or securities account maintained with any central depository or depository agent, settlement system or clearing house as may be notified by us or on our behalf.

5.2	You represent and warrant to us that:

5.2.1	you have and will maintain unencumbered and absolute title to the Charged Property (except as provided herein or in the Special Terms); and

5.2.2	this Security Agreement constitutes and will continue to constitute a valid and legally binding obligation on you, enforceable in accordance with its terms.

6.	EFFECTIVENESS OF SECURITY

6.1	The security created by or pursuant to this Security Agreement is a continuing security and will extend to the ultimate balance of the Relevant Liabilities notwithstanding your death, bankruptcy, liquidation, winding-up, dissolution, incapacity, or (if you are a limited company or partnership any change in constitution or partners), or our receipt of notice of any such occurrence, any intermediate payment or discharge in whole or in part, or any settlement of account or other matter whatsoever.

6.2	This Security Agreement shall continue notwithstanding any settlement of account or other matter whatsoever and is in addition to and shall not merge with or otherwise prejudice or affect any contractual or other right or remedy, and may be enforced notwithstanding the security created by any deposit of documents or any guarantee, indemnity, assurance, lien, pledge, bill, note, mortgage, charge, debenture, or other security, right, power or remedy (whether created by the deposit of documents or otherwise) now or hereafter held by or available to us or any of our rights, powers or remedies in respect of the same, and shall not be in any way prejudiced or affected thereby or by the invalidity thereof or by us now or hereafter dealing with, exchanging, releasing, varying or sustaining from perfecting or enforcing any of the same or any rights which we may be now or hereafter dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any of the same or any rights which we may now or hereafter have or giving time for payment or indulgence or compounding with any other person liable and nothing herein shall restrict the operation of any general lien, statutory right of set-off or other rights, powers or remedies whatsoever which we may have, whether by law or equity (whether under legislation or otherwise).

6.3	The security constituted by or pursuant to this Security Agreement shall not be determined, affected or prejudiced by the death, bankruptcy or insanity of you or of any one or more of the persons constituting yourself or by any change in the constitution of any partnership or other change affecting the persons constituting yourself or (where you are a company or corporation), by any amalgamation, reorganisation, reconstruction or merger involving such company or corporation.

6.4	No failure or delay by us in exercising any right, power, privilege, or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any right, power, privilege or remedy preclude its further exercise or the exercise of any other right, power, privilege, or remedy as though no waiver had been made and no relaxation or indulgence granted. The remedies provided herein are not intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity (whether by legislation or otherwise).

6.5	Any release, discharge or settlement between us and you shall be conditional upon no security, disposition or payment by you to us or any other persons being avoided, reduced or repaid pursuant to any provisions or enactments relating to bankruptcy, liquidation, winding- up, dissolution, judicial management, insolvency or circumstances analogous thereto and, for such purpose, we shall be entitled to retain this security for such period as we may determine and, if such conditions shall not be fulfilled, we shall be entitled to retain this security for such period as we may determine and to enforce this Security Agreement subsequently as if such release, discharge or settlement had not occurred.

6.6	Neither your obligations hereunder nor the security interest granted hereunder shall be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of your obligations under this Security Agreement or the security interest granted hereunder (without limitation and whether or not known to you or any Secured Party) including:

6.6.1	the release (in whole or in part) of you or any other person by us; or

6.6.2	your death, bankruptcy, liquidation, winding-up, dissolution, judicial management, insolvency or circumstances analogous thereto or incapacity, if you are a legal entity, your incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status, or any change or interruption in your legal personality, and any liabilities assumed in connection with the obligations owed to us by your successor shall constitute Relevant Liabilities;

6.6.3	any time, waiver or consent granted to, or composition with you;

6.6.4	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against you, or security over your assets or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

6.6.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any document creating, constituting or evidencing any Relevant Liability or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any document creating, constituting or evidencing any Relevant Liability or other document or security;

6.6.6	any unenforceability, illegality or invalidity of any obligation of any person under any document creating, constituting or evidencing any Relevant Liability or any other document or security; or

6.6.7	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any of your obligations under any document creating, constituting or evidencing any Relevant Liability resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

6.7	We may at any time without discharging or in any way affecting your obligations or the security interest hereunder in our absolute discretion (i) grant any other person any time or indulgence, waiver or consent; (ii) concur in any moratorium in relation to any other person; (iii) abstain from taking or perfecting any other security and discharge any other security; (iv) abstain from exercising any right or recourse or from proving or claiming any debt and waive any right or recourse; (v) apply any payment received from you or your account towards your obligations.

6.8	If any discharge, release or arrangement is made by us or another Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in bankruptcy, insolvency, liquidation, scheme, compromise or arrangement, administration, judicial management or otherwise, without limitation, then your liability and the security under this Security Agreement shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

6.9	You waive any right you may have of first requiring us or any other Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from you under this Security Agreement. This waiver applies irrespective of any law or any provision of any document to the contrary.

6.10	Until all the Relevant Liabilities have been irrevocably paid in full and all facilities which might give rise to Relevant Liabilities have terminated, each Secured Party (or any trustee or agent on its behalf) may:

6.10.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and you shall not be entitled to the benefit of the same; and

6.10.2	hold in an interest-bearing suspense account any moneys received from you or on account of your liability under this Security Agreement.

6.11	For the avoidance of doubt, the Charged Property shall only be released from the security created by or pursuant to this Security Agreement at your request and cost if and when (i) we have received irrevocable payment to discharge in full, the Relevant Liabilities (including any fee, cost, expense and tax incurred by such delivery); and (ii) none of the JPMorgan Companies is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation or services under these Private Client Terms to you or any other person at your request.

6.12	This Security Agreement is in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by any Secured Party.

7.	APPLICATION OF MONIES

7.1	All moneys received by us from you or any other person may be applied by us in payment of the Relevant Liabilities as we, in our absolute discretion, may from time to time conclusively determine. We shall not be under any duty to make any enquiry as to the nature or sufficiency of any payment received by us or to make any claim or take any other act or do any act or thing for the purpose of collecting any monies charged or assigned to us hereby or pursuant hereto, nor shall we be liable for any loss resulting from any failure to make such enquiry or claim or take any such action as aforesaid.

8.	LIMITATION OF LIABILITY AND INDEMNITIES

8.1	Neither we nor our nominees, agents, representatives, correspondents or attorneys shall be liable to you for any act, delay or failure to act on our part and/or the part of our nominees, agents, representatives, correspondents or attorneys, in respect of the Charged Property. In particular and without limitation to the generality of the foregoing, neither we or our nominees, agents, representatives, correspondents or attorneys shall be liable for any loss or damage howsoever arising from, through or occasioned by any of the following:

8.1.1	the giving of or failure to give instructions of any sort for whatever purpose; or

8.1.2	any computer breakdown or malfunction (whether in our settlement system and/or clearance system and/or the settlement system and/or clearance system of our nominees, agents, representatives, correspondents or attorneys and/or in a central depository or depository agent (including our Affiliates)).

8.2	Without prejudice to the provisions of this Clause, General Terms 5.4 to 5.8 of the Private Client Terms shall be applicable to this Security Agreement and shall be incorporated in this Security Agreement as if it had been set out in full herein mutatis mutandis.

8.3	You shall indemnify and hold us and our agents, representatives, correspondents or attorneys harmless against all liabilities (except when such liabilities arise out of the fraud, gross negligence or wilful default of us or our employees) legal costs and expenses, on a full indemnity basis, which may be incurred, sustained or arise in respect of non-performance or non-observance of any of your undertakings or agreements contained herein or in respect of anything done or omitted relating in any way whatsoever to this Security Agreement or the Charged Property.

8.4	We may retain and pay out of any money in our possession all sums necessary to effect the indemnities contained in this Clause 8 and all sums payable by you under this Clause 8 shall form part of the monies hereby secured.

9.	MISCELLANEOUS

9.1	Notwithstanding General Term 2.2(a), any notice or demand for payment by us hereunder shall, without prejudice to any other effective mode of making the same, be deemed to have been sufficiently served hereunder on you if sent by post to you at your address stated below, and shall be assumed to have reached you within 24 hours of posting, and in proving such service it shall be sufficient to prove that the notice or demand was properly addressed and posted.

9.2	You shall not be entitled to any of the rights, powers or remedies, legal or equitable, of a surety as regards the indebtedness, obligations or liabilities of any of the others constituting or being part of you.

9.3	You agree and consent to be bound hereby, notwithstanding that any others who were intended to sign or to be bound hereby may not do so or be effectually bound hereby, and notwithstanding that this instrument may be invalid or unenforceable against any one or more of you by reason of fraud, forgery or otherwise, whether or not the deficiency is known to you.

9.4	We shall be at liberty to release any one or more of you from this instrument, to compound with or otherwise vary or agree to vary the liability of, or to grant time or other indulgence to, or make other arrangements with, any one or more of you, without prejudicing or affecting our rights, powers and remedies against any others constituting or being part of you.

9.5	This Security Agreement shall be enforceable notwithstanding any change in our constitution or the absorption of or amalgamation of us with any other firm, company, or other corporate body or association, or the acquisition of all or any part of the undertaking, property, assets, business or affairs of us by any other firm, company, or other body corporate or association.

9.6	Any statutory restriction on the right of consolidating mortgage securities contained in any legislation or law in force in Singapore (including, without limitation, Section 21 of the CLP Act) shall not apply to this Security Agreement.

9.7	Any liberty or power which may be exercised or any determination which may be made under this Security Agreement by us may, subject to the terms and conditions of the Private Client Terms, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons. We shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on us by this Security Agreement (including the power of attorney) on such terms and conditions as we shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by us ourselves.

9.8	The perpetuity period under the rule against perpetuities, if applicable to this Security Agreement, shall be the period of one hundred years from the date of your execution of the Application Form.

9.9	The powers and protections conferred by this Security Agreement in relation to the Charged Property or any part thereof on us shall be in addition to and not in substitution for the powers and protections conferred on mortgagees or chargees under the CLP Act, which shall apply to the security under this Security Agreement except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the rights or powers conferred by law or contained in the CLP Act and those conferred by or pursuant to this Security Agreement or where the powers or protections in this Security Agreement or are more extensive or less restrictive than those provided by the CLP Act, the terms of this Security Agreement shall prevail.

9.10	No failure to exercise, nor any delay in exercising, on our part or on the part of any other Secured Party, any right or remedy under this Security Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Security Agreement are cumulative and not exclusive of any rights or remedies provided by law.

9.11	The security created by you by this Security Agreement or in connection with any Relevant Liability is separate from and independent of any other security created or intended to be created by any other provider of security by or in connection with any Relevant Liability.

9.12

If, at any time, any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Security Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

9.13	This Security Agreement shall be governed by and construed in accordance with the laws of Singapore.

9.14	You hereby irrevocably submit to the jurisdiction of the courts of Singapore, but it shall be open to us to enforce this Security Agreement in the courts of any other competent jurisdiction.

9.15	You undertake, on our request, to appoint an agent acceptable to us with an address in Singapore to accept service of any legal process in Singapore on your behalf. Such agent shall acknowledge in writing to us its appointment as such agent and service of legal process on such agent shall be deemed to constitute service on you.

9.16	Other than the Secured Parties and unless expressly provided to the contrary, a person who is not a party to this Security Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this Security Agreement. Notwithstanding any term of this Security Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Security Agreement.

9.17	This Security Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and assigns.

9.18	You shall not assign or transfer all or any of your rights, benefits and obligations under this Security Agreement.

9.19	We and each other Secured Party may assign all or part of our or its rights under this Security Agreement or transfer all or part of our or its obligations under this Security Agreement to any person without your consent. You shall execute all documents and take all action that may be required by us in respect of any assignment or transfer, or proposed assignment or transfer. Any such assignee or transferee shall be and be treated as a party for all purposes of this Security Agreement and shall be entitled to the full benefit of this Security Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

PRIVATE BANKING WEBSITE SPECIAL TERMS

1.	INTRODUCTION

1.1	These Private Banking Website Special Terms set out the Special Terms governing your use of the private banking website (the “Site”). The Private Banking Website Special Terms are supplemental to the Private Client Terms and set out the terms on which JPMorgan Chase Bank, N.A. will issue and publish the Site for your use, and the terms “us”, “we” and “our” used in these Private Banking Website Special Terms shall be construed accordingly. These Private Banking Website Special Terms shall be included within the definition of Special Terms. In the event of any inconsistency between these Private Banking Website Special Terms and the Private Client Terms, the Private Client Terms will be subordinate to these Private Banking Website Special Terms in the context of your use of the Site. Communications by means of electronic transmission other than Communications via the Site (including as provided in Private Banking Website Special Term 8 below) are regarded as Relevant Electronic Communications and subject to General Term 2.

1.2	Words and expressions which are defined in the Private Client Terms shall, except where the context otherwise requires, have the same meaning when used in these Private Banking Website Special Terms.

In addition, for the purposes of these Private Banking Website Special Terms, an “Account” means each account referenced by your account relationship number.

2.	SITE ACCESS AND USE OF SECURITY CODE

2.1	You may only access the Site once you have been sent by us a valid user id, password and relevant security devices, such as a token, as we may determine from time to time (collectively the “Security Code”). By applying for a Security Code and using it to enter the Site, you are (i) entering into a contract with us under which your access to and use of the Site is subject to these Private Banking Website Special Terms; (ii) agreeing to any risk disclosures, disclaimers and policies that are posted on the Site, including but not limited to the cookie policy; and (iii) agreeing to the security procedure for accessing the Site or any part thereof as we determine or impose from time to time. Please note that these risk disclosures, disclaimers and policies may be amended from time to time and it is very important that you read carefully the “Important Information” page each time you access the Site.

2.2	Access to the Site will be provided to you in your capacity as account holder.

2.3	Upon request we may, by issuing additional Security Codes, also allow access to the Site to any person authorised to represent you in your capacity as account holder and act on your behalf in matters relating to your Account (an “Authorised User”). Such persons may include persons whom you have appointed under a Power of Attorney, legal or tax advisers, or persons who are authorised representatives or authorised trustees in relation to a corporate or trust account. If you would like us to issue to you additional Security Codes for Authorised Users, please complete the details for each Authorised User set out in the Application Form or the Client Communication Instructions Update Form. Unless you provide a different address, we will send the Security Codes to the address of such Authorised User provided in the Application Form. If you wish to enter into over-the-counter (“OTC”) derivative transactions with us, you may wish to include an Authorised User with the authority to enter into OTC derivative transactions as provided in Private Banking Website Special Term 8.8 below.

2.4	You confirm that none of the Authorised Users appointed by you is resident in the U.S. and you shall be responsible for informing us promptly should this change and should there be any other changes to an Authorised User’s country of residence. For legal and regulatory reasons, access to certain documentation available on the Site may be limited to yourself or Authorised Users whom you have appointed under a Power of Attorney, or persons who are authorised representatives or authorised trustees in relation to a corporate or trust account. We may in our absolute discretion, and without giving any reason, restrict or refuse to provide access to any Authorised User you nominate or terminate their access. For the avoidance of doubt however, an Authorised User shall not be authorised solely by virtue of these Private Banking Website Special Terms to withdraw in any form whatsoever, any Investment, Cash or other asset from the Accounts, or to grant security over the Accounts or any assets held in the Accounts, or to enter into any borrowing facility or to manage or otherwise give instructions over the Accounts to the JPMorgan Companies, and we shall be entitled to hold you fully responsible for any use of the Site undertaken by the Authorised User. Accordingly, you shall comply with all obligations to us in respect of any instructions executed or any Confirmation (as defined in Private Banking Website Special Term 8.1 below) affirmed through the Site, regardless of whether or not such instructions or Confirmations were effected or affirmed by you or the Authorised User, and you shall assume full responsibility for the consequences of any unauthorised access to the Site, or disclosure of any confidential information by any person appointed as Authorised User by you, and you hereby ratify and confirm all that Authorised Users shall do or cause to be done in exercise of the rights of access and information granted hereunder. If an Authorised User requires assistance with the use of a Security Code, the Authorised User should contact us and will be required to comply with any security procedures required by us.

2.5	You shall be solely responsible for all uses of Security Codes on your Accounts and for any acts or omissions during such use. We shall be entitled to treat any access to or use of the Site as having been duly authorised by you where it appears that any of such Security Codes has been used.

2.6	You shall be the sole user of your Security Code and you shall not disclose your Security Code to any other party. You shall be responsible for ensuring that each Authorised User is the sole user of the Security Code issued to such Authorised User and that such Authorised User does not disclose the Security Code to any other party.

2.7	If your Security Code is withdrawn or cancelled for whatever reason, you will not gain access to the Site. We may from time to time change, prevent or restrict the use of any Security Code relating to the Site.

2.8	You must notify us immediately in writing of any loss or theft of your Security Code or if you believe or have reason to believe that the confidentiality of your Security Code has been compromised or that there has been or may be any unauthorised use of the Site.

2.9	If you require assistance with the use of a Security Code, you should contact us and you will be required to comply with any security procedures required by us. We reserve the right to terminate your access to the Site at any time.

2.10	For the avoidance of doubt, references in these Private Banking Website Special Terms to “you” or “your” shall include a reference to each Authorised User as relevant.

3.	EXTENT AND LIMITATION OF RESPONSIBILITY

3.1	For the avoidance of doubt, except as expressly stated otherwise on the Site, all valuations, estimates and opinions included in any report or other materials contained on the Site will be unaudited. They will constitute our estimations and judgement only as at the date they are published, and may be subject to change. You should always check the date of any report or page on the Site to verify when such report or page was published.

3.2	Neither we nor any of our Affiliates, agents or licensors or their directors, officers or employees will be liable for any loss, cost, liability or expense incurred by you in connection with the Site unless caused directly by the negligence, wilful default or fraud of the person who seeks to rely on this exclusion. You agree to indemnify on a full indemnity basis such persons against all losses, costs, liabilities or expenses incurred by us or them in connection with the Site unless caused by the negligence, wilful default or fraud of the person who seeks to rely on this exclusion.

3.3	While we shall use all reasonable endeavours to ensure that any information posted on the Site by third party service providers is accurate, we do not accept any liability for inaccuracies by such third party service providers.

3.4	You alone are responsible for providing and maintaining the communications equipment required by you to access and use the Site. You are also responsible for observing, in a timely manner, all relevant security measures as we may specify from time to time in relation to the use of the Site. If you find or believe that any security measure (including but not limited to any secret codes, passwords or devices) has been compromised, you must inform us as soon as practicable.

3.5	You will be liable for all losses if you acted fraudulently. You may also be held liable for all losses if you acted with gross negligence in instances such as, but not limited to, complying with any security measure or advice provided to you by us.

4.	RISK DISCLOSURE

The internet is not a completely reliable transmission medium. Neither we nor any of our Affiliates accept any liability for any loss, cost, liability or expense (including, without limitation, loss of profit) which may arise directly or indirectly from your inability to access the Site or to use the Site for any reason or for any delay in or failure of the transmission, any loss or corruption of data, software, hardware or systems, or the receipt of any instruction, order or notification sent through electronic mail.

5.	FORCE MAJEURE

Without prejudice to General Term 11.1, we shall not be responsible for any loss or for any failure to fulfil our duties in relation to the Site if such loss or failure is caused by, or directly or indirectly due to, an unauthorised person accessing the Site and tampering with or otherwise corrupting data on the Site.

6.	DATA PROTECTION

6.1	Your interaction with the Site (i.e. click stream) may be tracked. The data collected in this way will be analysed by us to improve the Site and our services to you. The client data collected will be stored in our systems and protected with the same degree of security used for all existing client information.

6.2	Your data privacy is of the utmost importance to us. To the extent that any information you provide or which we obtain from the Site constitutes Personal Data, we shall apply the principles set out in General Term 9 and our privacy procedures. These procedures may change from time to time, and you should check the Site regularly for details.

6.3	You agree that such Personal Data may be disclosed and used in accordance with General Term 9. In using the Site, you agree that we or the JPMorgan Companies may hold and process by computer or otherwise any such Personal Data for the purposes specified in General Term 9 and as set out in the Site.

6.4	You consent to the transfer of your Personal Data to any country in the world, as we deem necessary or appropriate for the purposes identified. We operate globally and to provide our services to you, your Personal Data may be processed in any country in which we operate. Some countries to which your Personal Data might be transferred do not have a data privacy law.

7.	STATEMENTS; TRANSACTION ADVICES, CONFIRMATIONS AND NOTIFICATIONS; INVESTMENT DOCUMENTATION

7.1	You can access the Account statements we would normally provide to you pursuant to the Private Client Terms from the Site.

7.2	If you receive transaction advices, Confirmations and Notifications (each as defined in Private Banking Website Special Term 8.1 below) containing details of each transaction relating to your Accounts (including where you have an Investment Management Account and have requested, pursuant to the Private Client Terms, that we send you such transaction advices in relation to your Investment Management Account), you may be able to access some or all of these documents from the Site.

7.3	We are able to provide you with access to certain documentation and information on the Site, including, but not limited to, offering documents, key investor information documents, other marketing and pre/post sales documents and Communications relating to Investments. If you choose to access these documents from the Site, you agree that we shall cease providing you with paper copies of such Investment documentation.

7.4	Any election made by you pursuant to this Private Banking Website Special Term 7 will continue in effect unless revoked by us in writing or by you requesting, signing and returning a revocation letter to us.

7.5	You may request courtesy paper copies of any of the documents (other than Investment documentation referred to in Private Banking Website Special Term 7.3 above) to be made available to you from the Site and such request will not constitute a revocation of your elections above.

7.6	We may allow you or your Authorised Users to electronically sign certain documents through the Site. You shall be bound by the terms of each such electronically signed document where it appears the document has been electronically signed through the Site through the use of your Security Code or the Security Code of any Authorised User, regardless of whether or not the relevant electronic signing were effected or affirmed by you or your Authorised Users.

8.	CONFIRMATION OF OTC DERIVATIVE TRANSACTIONS AND POSITIVE AFFIRMATION PROCESS

8.1	We will use the Site as a means of delivering confirmations of OTC derivative transactions (the “Confirmations” and each, a “Confirmation”) and related notifications (the “Notifications” and each, a “Notification”) to you in electronic form in PDF or other portable document format, unless otherwise agreed in connection with a specific OTC derivative transaction and such method of delivery will constitute an additional method of Communication for purposes of General Terms 2.2 and 2.3. Where we use the Site in this manner, the provisions in this Private Banking Website Special Term 8 shall apply.

8.2	Where we use the Site to deliver Confirmations and Notifications, we will also use e-mail Communications as part of the delivery and, in the case of Confirmations, positive affirmation process (as described below). Such e-mail Communications will be regarded as Relevant Electronic Communications and subject to General Term 2. However, the effect of such e-mail Communications on such delivery and positive affirmation process will be governed by these Private Banking Website Special Terms.

8.3	We will notify you if a Confirmation or Notification has been posted on the Site by e-mail to you and any relevant Authorised User(s). The e-mail addresses used for such purposes will be those entered by you or such Authorised User(s) as the contact details on the Site when first using the Security Code to access the Site, as those contact details may be updated from time to time in the section of the Site that enables users to add or edit contact details. In the e-mail notification, we may request confirmation of receipt by return e-mail and/or link or by any other permitted method of Communication under General Term 2. For Confirmations, the e-mail notification may also include a link to the Site to enable you or an Authorised User to positively affirm the terms of the Confirmation or may include an encrypted copy of the Confirmation.

8.4	If we post a Confirmation or Notification on the Site, the time of delivery will be the time that we transmit the first e-mail notification of such posting referred to in Private Banking Website Special Term 8.3 above. If the time of delivery is on a non-business day as defined in the OTC Derivatives Master Agreement or other relevant agreement governing the Confirmation or Notification or is after 6.00 p.m. in any location referenced in that business day definition, then such Confirmation or Notification shall be deemed to have been delivered on the immediately following business day for purposes of any actions required by you without affecting the actual recorded date and time of delivery including for any regulatory reporting purposes.

8.5	We may request that you positively affirm your agreement to the terms of any Confirmation posted on the Site. We may do so either in the e-mail notification of posting or by any other permitted method of Communication under General Term 2. Where we do so, you may provide such positive affirmation by one of the following methods:

8.5.1	where we have asked you to do so, you may click or double-click on one or more button(s) or link(s) on the Site to positively affirm the terms of the Confirmation (or, as applicable, multiple Confirmations); or

8.5.2	any other permitted method of Communication under General Term 2.

If you positively affirm the terms of any Confirmation using any of the methods described in Private Banking Website Special Term 8.5.1 above following receipt of an e-mail notification of posting, we may acknowledge receipt of such positive affirmation by e-mail either to all e-mail addresses receiving such e-mail notification or to the specific e-mail address(es) associated with such positive affirmation.

8.6	Notwithstanding the above, you are not required to confirm or affirm any Confirmation of any foreign exchange transaction that we enter into with you in our capacity as your discretionary investment manager in relation to your Investment Management Account. We will instead generate a Confirmation for any such foreign exchange transaction, which we will confirm and affirm on your behalf as your discretionary investment manager. Such Confirmation may be posted on the Site, even where you have not generally requested to receive transaction advices in relation to your Investment Management Account. For the avoidance of doubt, you are not required to confirm or affirm any such Confirmation.

8.7	Other than as provided in Private Banking Website Special Term 8.6 above, if you do not positively affirm or object to the terms of any Confirmation within 2 business days from the date of delivery (or such other period as may be specified in the OTC Derivatives Master Agreement or other relevant agreement governing such Confirmation), then the Confirmation will be deemed to have been affirmed by negative affirmation as more specifically provided in that agreement and Confirmation. Any method of Communication that does not meet the relevant deadline may therefore result in the Confirmation taking effect before our receipt of such Communication from you. It is your responsibility to ensure that any method of Communication that you choose to use to positively affirm or object to the terms of any Confirmation reaches us by the applicable deadline.

8.8	In order to facilitate the Confirmation and Notification process set out in this Private Banking Website Special Term 8, we may require you and/or at least one Authorised User with the authority to enter into OTC derivative transactions in each Account to have access to the Site if you wish to enter into OTC derivative transactions with us. We would therefore recommend that you ensure that persons with such authority have access to the Site so that they receive Confirmations and Notifications that are delivered on the Site, are set up to receive notification e-mails when such Confirmations and Notifications are posted on the Site and have direct access to any method of positively affirming the terms of Confirmations that we offer on the Site as provided in Private Banking Website Special Term 8.5 above. It is your responsibility to ensure that only those person(s) with appropriate authority positively affirm Confirmations on the Site.

It is very important that you and any Authorised User(s) check the Site and associated e-mail account(s) regularly and in particular following execution of an OTC derivative transaction to ensure there is nothing there that requires your attention. If you do not do so, you are taking a risk that you may be bound by contractual terms that you have not reviewed and expressly approved. YOU SHOULD ONLY USE THE SITE IF YOU HAVE REGULAR ACCESS TO THE INTERNET AND E-MAIL. YOU UNDERTAKE TO REGULARLY CHECK THE E-MAIL ACCOUNT(S) THAT YOU PROVIDE FOR CONTACT PURPOSES ON THE SITE AND TO UPDATE YOUR E-MAIL CONTACT DETAILS ON THE SITE IF THEY CHANGE.

9.	AUTHORISED USER

You will ensure that each Authorised User is made aware of these Private Banking Website Special Terms and in particular of the privacy policy contained in Private Banking Website Special Term 6 and agrees to them by using the Security Code we provide to enter the Site.

10.	GENERAL

10.1	You should assume that all Site access will be recorded and such recordings will be our sole property.

10.2	You understand that you may incur costs, such as online time, in accessing the Site.

10.3	Nothing in these Private Banking Website Special Terms excludes or restricts any obligation we have to you under any Relevant Regulatory Requirements or requires you to exempt or indemnify us against any breach by us of such an obligation.

10.4	If any provision of these Private Banking Website Special Terms is held to be invalid or ineffective, it will not affect any other provision.

10.5	Any of our services may be provided using the services of third parties, including our Affiliates, who may act as agent for us.

10.6	In the event that you would like to notify us of any security incident, please contact us at the address set out in General Term 9.11.

11.	GOVERNING LAW

11.1	The provisions of General Term 19 apply to these Private Banking Website Special Terms.

DEFINITIONS

This Definitions section forms part of our Private Client Terms. The following words and expressions in bold shall, except where the context requires otherwise, have the meanings set out below. Definitions which may vary according to gender shall apply in all forms:

“Account” means each account referenced by your account relationship number. For the avoidance of doubt, each Cash Account, Custody Account, Dealing and Advisory Account, Investment Management Account and/or Time Deposit Account opened under the same account relationship number would form part of a single and indivisible account.

An “Accredited Investor” is defined under Section 4A of the Securities and Futures Act (Cap. 289) of Singapore to include:

•	an individual (1) whose net personal assets exceed SGD2 million or its equivalent in value in any foreign currency; or (2) whose income in the preceding 12 months is not less than SGD300,000, or its equivalent in value in any foreign currency;

•	a corporation with net assets exceeding SGD10 million in value or its equivalent in value in foreign currency as determined by its most recent audited balance sheet or, in the case of a corporation which is not required to prepare audited accounts regularly, a balance sheet of the corporation certified by it to give a true and fair view of the state of affairs of the corporation as of the period date of the balance sheet which date shall be within the preceding 12 months;

•	the trustee of such trust as the MAS may prescribe, when acting in that capacity;

•	such other person as the MAS may prescribe.

As of the date of these Private Client Terms, the MAS has prescribed the following persons as Accredited Investors:

a)	a trustee of a trust of which all property and rights of any kind whatsoever held on trust for the beneficiaries of the trust exceed SGD10 million in value (or its equivalent in foreign currency);

b)	an entity (other than a corporation) with net assets exceeding SGD10 million in value (or its equivalent in a foreign currency);

c)	a partnership (other than a limited liability partnership within the meaning of the Limited Liability Partnerships Act 2005 (Cap. 163A) of Singapore) in which each partner is an Accredited Investor; or

d)	a corporation, the sole business of which is to hold investments and the entire share capital of which is owned by one or more persons, each of whom is an Accredited Investor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Allocated Bullion” means Precious Metal held by us or via a Depository for you on an allocated basis, where such Precious Metal shall be ascertained, specifically identifiable (whether by serial numbers or otherwise) and in a deliverable state.

“Application Form” means our JPMorgan Private Bank Application Form.

“Authorised User” has the meaning ascribed to such expression in Private Banking Website Special Term 2.3.

“Banking and Custody Services” means the banking and custody services provided by JPMorgan Chase Bank, N.A., acting through its Singapore branch pursuant to the Banking and Custody Special Terms.

“Base Interest Rate Sheet” means the list of our current standard interest rates and Deposit Sweep Interest Rates which is provided with the Application Form and which is enclosed with your monthly statement or can be obtained from your Private Bank relationship manager or online at www.jpmpb.com if you have access to our website.

“Best Execution” means, in relation to an investment transaction, our taking reasonable care to ascertain that the terms of the transaction (e.g. price, size, counterparty) are the best available in the relevant market at the relevant time subject to any Relevant Regulatory Requirements.

“Business Day” means a day (other than a Saturday or Sunday) on which the relevant Hong Kong and Singapore or any other applicable financial markets are open for the transaction of business contemplated by these Private Client Terms.

“Cash” means all monies standing from time to time to the credit of your Accounts with JPMorgan Chase Bank, N.A., acting through its Singapore branch, (including, for the avoidance of doubt, each Cash Account and Time Deposit Account) and all rights, benefits and proceeds of such Accounts and any renewal or redesignation thereof.

“Cash Account” means any cash account opened in your name in the books of JPMorgan Chase Bank, N.A., acting through its Singapore branch, pursuant to Banking and Custody Special Term 4.

“Cash Management Deposits” means, subject to Banking and Custody Special Term 4.8.4, any uninvested Cash balances and new Cash deposits in your Cash Account.

“Chinese Wall” means an arrangement which requires information obtained by a financial institution in the course of carrying on one part of its business to be withheld in certain circumstances from those with whom it deals in the course of carrying on another part of its business.

“Clearance System” means the Euroclear System, the First Chicago Clearing Centre, The Depository Trust Company, the clearance system operated by the National Bank of Belgium and such other clearance or depository systems as may from time to time be used in connection with transactions relating to any Investment.

“Collateral” has the meaning ascribed to such expression in Banking and Custody Special Term 8.4.

“Collateral Value” has the meaning ascribed to such expression in Banking and Custody Special Term 8.4.

“Collective Investment Scheme” includes a unit trust, mutual fund corporation, or any other similar collective investment vehicle.

“Communication” means any communications, including any Relevant Electronic Communications, unless the context otherwise requires, between the Parties, including any information or document provided to you such as any notice, instruction, demand, confirmation, contract note, termsheet, prospectus, statement or request.

“Contingent Liability Transaction” means a derivatives transaction under the terms of which the client will or may be liable to make future payments (other than charges, and whether or not secured by margin).

“Custodian” means JPMorgan Chase Bank, N.A., acting through its Singapore branch (or such other branch as we may notify to you) and any Transferee thereof.

“Custody Account” means any account opened in your name in the books of JPMorgan Chase Bank, N.A., acting through its Singapore branch or such other branch as notified to you or with respect to Allocated Bullion any account opened with a Depositary and identified as beneficially owned by you, in each case, for your Investments and other assets (other than Cash) pursuant to Banking and Custody Special Term 3.

“Dealing and Advisory Account” means the account opened as part of our dealing and advisory service, offered by JPMorgan Chase Bank, N.A., acting through its Hong Kong branch or Singapore branch and through which you can buy and sell Investments on the basis explained in the dealing and advisory section of the Investment Services Special Terms.

“Default Interest” has the meaning ascribed to such expression in General Term 5.9.

“Default Period” has the meaning ascribed to such expression in General Term 5.9.

“Deposit Sweep” means the deposit sweep described in Banking and Custody Special Terms.

“Deposit Sweep Interest Rate” means the interest rate that will be applied to your Cash Management Deposits in accordance with Banking and Custody Special Terms. The current Deposit Sweep Interest Rate is disclosed in our Base Interest Rate Sheet which is provided with the Application Form and/or is enclosed with your monthly statement or which can be obtained either from your Private Bank relationship manager or online at www.jpmpb.com if you have access to our website.

“Depositary” means, a person (including, without limitation, a Subcustodian) appointed by us or an Affiliate to perform any of our obligations under the Private Client Terms in respect of Precious Metal, including in relation to the storage or safekeeping of such Precious Metal.

“Direct Marketing” means the provision of marketing, advertising and promotional information, materials and/or documents in relation to financial and related products and services which may be offered by us, any of our Affiliates and third parties by means of: (i) information sent to any person by mail, facsimile transmission, electronic mail, SMS, text message or other similar means of communication, where the information is addressed to a specific person or specific persons by name; or (ii) telephone calls made to specific persons.

“Early Termination Date” has the meaning ascribed to such expression in General Term 5.2.1.

“Event of Default” means the occurrence of an event envisaged in General Term 15.1.

“FCA” means the Financial Conduct Authority of the United Kingdom.

“General Terms” means the General Terms forming part of the Private Client Terms which apply to our entire relationship with you.

“HKMA” means the Hong Kong Monetary Authority or any successor thereto.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Initial Composition” means the composition of your Investment on the date by reference to which its Initial Value is calculated.

“Initial Value” means, in relation to your Investment Management Account, the value of all the Cash, Investments and other assets comprised in your Investment Management Account on the date on which JPMorgan Chase Bank, N.A., commences providing discretionary investment management services for you.

“Investment Information” means information about your financial circumstances, investment objectives, risk tolerance, investment knowledge and experience, and other material information.

“Investment Management Account” means the account opened as part of our discretionary investment management services offered by JPMorgan Chase Bank, N.A., acting through its Hong Kong branch or Singapore branch and through which the Cash, Investments and other assets which you entrust from time to time to us will be managed on the basis explained in the discretionary investment management section of the Investment Services Special Terms and the Investment Parameters.

“Investment Parameters” means the specific investment guidelines relating to your Investment Management Account upon which the Parties have agreed in writing.

“Investments” means shares, debentures, bonds, government and public securities, partnership interests (including limited partnerships), instruments entitling the holder to securities (e.g. warrants), certificates representing securities (e.g. depositary receipts), shares or units in Regulated and Unregulated Collective Investment Schemes, shares or other kinds of participation interest in closed ended investment vehicles, securities of any other kind, options, futures, contracts for differences (including index linked notes, swaps and similar instruments), Structured Products, foreign exchange contracts of any kind, derivatives of any other kind, long term insurance contracts, certificates of deposit, Allocated Bullion and Unallocated Bullion (and interests therein) and other commodities, together with such other rights and interests (excluding Cash) as are expressly or impliedly made the subject of the Private Client Terms.

“Investment Services” means the discretionary investment management services and/or the dealing and advisory services provided by JPMorgan Chase Bank, N.A., pursuant to the Investment Services Special Terms.

“ISDA Master Agreement” means any ISDA Master Agreement that you have entered into with us (including the schedule thereto) and all confirmations, guarantees and credit support instruments or other agreements entered into pursuant to such ISDA Master Agreement.

“JPMorgan” or “J.P. Morgan” means JPMorgan Chase & Co., each of its subsidiaries, as such term is defined in Section 1159 of the UK Companies Act 2006 and their respective successors.

“JPMorgan Companies” means, in respect of the provision of Investment Services, Banking and Custody Services and the Specified Third Party Facilities, JPMorgan Chase Bank, N.A., acting through its Hong Kong branch or Singapore branch, as notified to you, or such other branch of JPMorgan Chase Bank, N.A., notified to you from time to time or such other companies within the definition of “JPMorgan” as we may notify to you in writing from time to time by delivering a substitution notice pursuant to General Term 7 or otherwise, and such other Affiliates of JPMorgan as notified to you from time to time in any Special Terms with respect to any specified services provided to you and their successors, or any of them.

“JPMorgan Fund” means a Collective Investment Scheme operated or advised by us or any of our Affiliates.

“LBMA” means the London Bullion Market Association or its successors.

“Liabilities” means all liabilities, losses, damages, claims, actions, penalties, costs and expenses of any kind however incurred or suffered by us or any third party appointed by us and arising directly or indirectly out of anything done or omitted to be done by you or us under the Private Client Terms, provided that costs and expenses shall be of a reasonable amount and shall have been reasonably incurred.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“LPPM” means the London Platinum and Palladium Market or its successors.

“Market Maker” means in relation to an Investment of any description, an entity which (otherwise than in its capacity as the operator of a Regulated Collective Investment Scheme) holds itself out as able and willing to enter into transactions of sale and purchase in Investments of that description at prices determined by it generally and continuously rather than in respect of each particular transaction.

“MAS” means the Monetary Authority of Singapore or any successor thereto.

“Material Adverse Effect” means a material adverse effect on:

(a)	your business, assets or financial condition;

(b)	your ability to perform your obligations; and

(c)	the validity or enforceability of any security interest granted in our favour,

provided that for the purposes of General Term 15.1.11 each reference to “your” above shall be deemed to be a reference to “your or any of your Affiliates”.

“Net Termination Amount” means with respect to one or more Terminated Transactions, the amount which we reasonably determine in good faith to be the total overall net losses and costs for us (which is expressed as a negative number), or the total overall net gain for us (which is expressed as a positive number) in connection with that Terminated Transaction (or group of Terminated Transactions) as the case may be, including any loss of bargain, cost of funding, or, at our election but without duplication, loss or cost incurred as a result of our terminating, liquidating, obtaining or re-establishing any hedge or related trading position (or any gain resulting from any of them). The Net Termination Amount includes any loss and cost (or gain) in respect of any payment or delivery required to have been made on or before the relevant Early Termination Date and not made.

“OTC Derivatives Master Agreement” means the OTC Derivatives Master Agreement or any other master agreement including the ISDA Master Agreement in respect of over-the-counter derivatives transactions which you may have entered into with JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, as the case may be or with any of the JPMorgan Companies as notified to you and which shall be supplemental to the Private Client Terms.

“OTC Derivatives Claim” means your claim and any proceeds of such claim, present or future, actual or contingent, against any of the JPMorgan Companies, owing or which may come to be owed to you by the relevant JPMorgan Company under any OTC Derivatives Master Agreement, in any case, after any applicable process of close-out netting.

“Our” means JPMorgan Companies (see definition above). “Ourselves” means JPMorgan Companies (see definition above).

“Overdraft” has the meaning ascribed to such word in Banking and Custody Special Term 8.1.

“Parties” means you and us.

“Precious Metal” means gold.

“Personal Data” means any information which identifies or relates to an individual, whether true or not, in any form, and for the avoidance of doubt, includes telephone or verbal conversations recorded pursuant to the Private Client Terms.

“Portfolio” means the Cash, Investments and other assets entrusted from time to time by you to JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, as the case may be, for discretionary investment management pursuant to the Private Client Terms and the Investment Parameters.

“Private Client Terms” means the General Terms together with the Investment Services Special Terms (discretionary investment management and dealing and advisory), Banking and Custody Special Terms, Private Banking Website Special Terms, any other Special Terms, these Definitions and the Application Form all as may be amended, novated, supplemented or replaced from time to time.

“Readily Realisable Investment” means a unit in a Regulated Collective Investment Scheme, a “Life Policy” or any “Marketable Investment” other than one which is traded on or under the rules of an internationally recognised investment exchange so irregularly or infrequently:

(a)	that it cannot be certain that a price for that Investment will be quoted at all times; or

(b)	that it may be difficult to effect transactions at any price which may be quoted.

“Reference Currency” means the currency designated by you in the Application Form or in specific Investment Parameters as the basis for the valuation and reporting of your Account.

“Regulated Collective Investment Scheme” means, as the case may be, where we provide you with discretionary investment management services and/or dealing and advisory services through (i) JPMorgan Chase Bank, N.A., Hong Kong branch, a Collective Investment Scheme authorised by the SFC under Section 104 of the Securities and Futures Ordinance (Cap.571); or (ii) JPMorgan Chase Bank, N.A., Singapore branch, a Collective Investment Scheme authorised or recognized by the MAS under Section 286 and 287 respectively, the Securities and Futures Act (Cap. 289) of Singapore and/or such other Singapore law or regulation as may be applicable from time to time.

“Relevant Electronic Communications” means Communications which are made by means of electronic transmission (including, without limitation, e-mail but excluding Communications by fax or telex).

“Relevant Liabilities” means all monies and liabilities of any kind and in any currency (whether present or future, actual or contingent, and whether incurred alone or jointly with another, and whether as principal or surety) which are now or may at any time hereafter, be due, owing or payable, or expressed to be due, owing or payable:

(a)	to any of the JPMorgan Companies from or by you; or

(b)	to any of the JPMorgan Companies from or by any Specified Third Party,

including, but not limited to all liabilities in relation to borrowings, interest, commission, charges and all expenses (on a full indemnity basis) incurred by us in connection with preparing, executing, enforcing or exercising any power under the Private Client Terms, any other agreement with you (or with any Specified Third Party) or any security or other document executed by you or for and on your behalf (or by any Specified Third Party) relating to or connected with:

(i)	any of your Cash, Investments or other assets credited to any of your Accounts maintained with JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, as the case may be; or

(ii)	relating to or connected with any of your liabilities (or any of the liabilities of any Specified Third Party) to JPMorgan Chase Bank, N.A., acting through its Hong Kong or Singapore branch, as the case may be.

“Relevant Regulatory Authority” means, in relation to the provision of Investment Services and Banking and Custody Services by JPMorgan Chase Bank, N.A., acting through its Hong Kong branch, the HKMA and the SFC; by JPMorgan Chase Bank, N.A., acting through its Singapore branch, the MAS and the relevant regulatory authorities in the U.S. regulating J.P. Morgan.

“Relevant Regulatory Requirements” means relevant U.S. laws and regulations and in relation to the provision of Investment Services and Banking and Custody Services by JPMorgan Chase Bank, N.A., acting through its Hong Kong branch (having SFC CE number AAL 996), the regulatory requirements, including but not limited to any relevant conduct of business rules, applicable to a registered institution for the purposes of the Securities and Futures Ordinance (Cap.571) registered for Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (corporate finance) and Type 9 (asset management) regulated activities and a licensed bank under Part IV of the Hong Kong Banking Ordinance (Cap. 155), and, in relation to the provision of Investment Services and Banking and Custody Services by JPMorgan Chase Bank, N.A., acting through its Singapore branch, the regulatory requirements, including but not limited to any relevant conduct of business rules, applicable to licensed banks in Singapore, persons exempt from holding a financial adviser’s licence pursuant to Section 23(l)(a) of the Financial Advisers Act (Cap. 110) of Singapore or persons exempt from holding a capital markets services licence pursuant to Section 99(l)(a) of the Securities and Futures Act (Cap. 289) of Singapore.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, LPPM, FCA, the Bank of England and such other regulatory authority or other body, applicable to the storage and/or safekeeping of Allocated Bullion and/or Unallocated Bullion under the Private Client Terms.

“Security Agreement” means (i) the security agreement executed by you or us as your attorney and agent pursuant to Banking and Custody Special Term 9, whereby you granted security in favour of JPMorgan Chase Bank, N.A., Hong Kong branch or JPMorgan Chase Bank, N.A., Singapore branch (as applicable) as security trustee to secure the Relevant Liabilities, and (ii) any other document or instrument creating, evidencing or governing any security for any of the Relevant Liabilities, whether specifically designated as such by us or JPMorgan Chase Bank, N.A. or otherwise.

“Security Code” has the meaning ascribed to such expression in Private Banking Website Special Term 2.1.

“SFC” means the Securities and Futures Commission of Hong Kong or any successor thereto.

“SFC’s Code of Conduct” means the Code of Conduct for Persons Licensed by or Registered with the SFC.

“Site” has the meaning ascribed to such word in Private Banking Website Special Term 1.1.

“Special Terms” means all terms (except the General Terms) expressly stated to form part of the Private Client Terms and such other written supplemental agreement between the Parties as is clearly intended to form part of our contractual relationship with you and which for the avoidance of doubt shall include any OTC Derivatives Master Agreement.

“Specified Third Party” means any person to whom we grant or make available any Specified Third Party Facilities.

“Specified Third Party Facilities” means any credit facilities, derivatives facilities and financial accommodation granted or made available by us to any person upon your request.

“Specified Third Party Liabilities” means any Relevant Liabilities which are owed by a Specified Third Party to any of the JPMorgan Companies.

“Stabilisation” means a price supporting process that may take place in the context of new issues under applicable regulations. The effect of price Stabilisation can be to make the market price of the new issue temporarily higher than it would otherwise be. The market price of investments of the same class already in issue, and other investments whose price affects the price of the new issue, may also be affected. The process is undertaken in order to ensure that the issue of the investments is introduced to the market in an orderly fashion and that the issue price and/or the price of associated investments is not artificially depressed because of the increase in supply caused by the new issue. Stabilisation may only take place for a limited period and there are limits on the price at which shares, warrants and depositary receipts may be stabilised although there is no such limit in respect of loan stock and bonds.

“Subcustodian” means any subcustodian (other than a Clearance System or carrier) appointed directly by the Worldwide Securities Services division of JPMorgan Chase Bank, N.A., acting through its Hong Kong, Singapore branch or London branch, as the case may be from time to time.

“Subsidiary” means, any person (referred to as the “first person”) in respect of which another person (referred to as the “second person”):

(i)	controls the composition of the board of directors of the first person; or

(ii)	controls more than half of the voting power of the first person; or

(iii)	holds more than half of the issued share capital of the first person (excluding any part of it which carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(iv)	has the power to exercise, or actually exercises, dominant influence or control over the first person,

and for the purposes of this definition, the first person shall be treated as a Subsidiary of the second person if it is a Subsidiary of any company which is the second person’s Subsidiary.

“Terminated Transaction” has the meaning ascribed to such expression in General Term 5.2.1.

“Time Deposit Account” means any time deposit account opened in your name in the books of JPMorgan Chase Bank, N.A., acting through its Singapore branch, as the case may be, pursuant to Banking and Custody Special Term 4.

“Transferee” means an Affiliate of JPMorgan to whom all or any part of our rights and/or obligations under the Private Client Terms are transferred pursuant to General Term 7.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“Unallocated Bullion” means Precious Metal which we have a contractual obligation to transfer to you (and in relation to which, for the avoidance of doubt, you do not have any proprietary right, title, and/or interest), subject to the terms of the Private Client Terms and any other written agreement between you and us.

“Unregulated Collective Investment Scheme” means a Collective Investment Scheme which is not a Regulated Collective Investment Scheme.

“us” means JPMorgan Companies (see definition above).

“U.S.” means United States.

“we” means JPMorgan Companies (see definition above).

“you”, “your” or “yourself” means you in your capacity as account holder (and, as the context requires, your representative, agent, successor and/or assignee) in respect of any account opened or service provided by us for you on the basis of the Private Client Terms.

APPENDIX ONE

NOTICE REGARDING EXEMPTIONS FOR JPMORGAN CHASE BANK, N.A. UNDER THE FINANCIAL ADVISERS ACT (CAP. 110) OF SINGAPORE

Dear Client,

Your attention is drawn to the following where Investment Services are provided to you through our Singapore branch.

As stated in General Term 1.10, JPMorgan Chase Bank, N.A., Singapore branch is exempted from compliance with certain requirements of the Financial Advisers Act (Cap. 110) of Singapore (the “FAA”) and the regulations, notices and guidelines issued thereunder. We have been granted exemption under Section 100(2) of the FAA as we only serve high net worth individuals, and we have an established track record and reputation in providing services to high net worth individuals.

Specifically, we are exempted from compliance with:

•	Sections 25, 27, 28 and 36 of the FAA;

•	MAS Notice on Recommendations on Investment Products [Notice No. FAA N16]

•	MAS Notice on Appointment and Use of Introducers by Financial Advisers [Notice No. FAA N02]

•	MAS Notice on Information to Clients and Product Information Disclosure [Notice No. FAA N03]

•	MAS Notice on Minimum Entry and Examination Requirements for Representatives of Licensed Financial Advisers and Exempt Financial Advisers [Notice No. FAA N13]

Notwithstanding the exemptions, we have in place policies and procedures to assist us to understand your financial condition, sophistication, investment objectives and risk tolerance before we make a recommendation in relation to the Investment Services provided to you. Our private banking representatives are also required under the Singapore Private Banking Code of Conduct to attain the Client Advisor Competency Standards (as such term is defined under the Singapore Private Banking Code of Conduct) and maintain that level of competency on an ongoing basis.

Should you require any further information or explanation regarding the exemptions granted to us pursuant to Section 100(2) of the FAA, please contact your usual private banking representatives.

EXEMPTIONS UNDER SECTION 100(2) OF THE FINANCIAL ADVISERS ACT (“FAA”)

We are exempt from compliance with:

(a)	Section 25 of the FAA and MAS Notice on Information to Clients and Product Information Disclosure [Notice No. FAA-N03]. Section 25 of the FAA imposes an obligation on a financial adviser to disclose to its clients and prospective clients all material information relating to any designated investment product recommended by the financial adviser, including the form and manner in which the information shall be disclosed. “Material information” includes the terms and conditions of the designated investment product and the benefits and risks that may arise from the designated investment product.

The MAS Notice on Information to Clients and Product Information Disclosure [Notice No. FAA-N03] sets out the standards to be maintained by a financial adviser and its representatives with respect to the information they disclose to clients. The Notice also sets out the general principles that apply to all disclosures by a financial adviser to its clients and the specific requirements as to the form and manner of disclosure that the financial adviser has to comply with in relation to, among others, section 25 of the FAA.

As a result of our exemption from compliance with these requirements, we are not under any statutory obligation to (and therefore it is not a criminal offence for us if we do not) provide you with all material information on any designated investment product recommended by us in the prescribed form and manner, e.g. the benefits and risks of the designated investment product and the illustration of past and future performance of the designated investment product. You are therefore not protected by the disclosure requirements in section 25 of the FAA and MAS Notice on Information to Clients and Product Information Disclosure [Notice No. FAA-N03].

(b)	Section 27 of the FAA and MAS Notice on Recommendations on Investment Products [Notice No. FAA-N16]. Section 27 of the FAA requires a financial adviser to have a reasonable basis for any recommendation on an investment product that is made to a client. The financial adviser is required to give consideration to the investment objectives, financial situation and particular needs of the client. Failure to do so could, if certain conditions are satisfied, give the client a statutory cause of action to file a civil claim against the financial adviser for investment losses suffered by the client.

The MAS Notice on Recommendations on Investment Products [Notice No. FAA-N16] sets out requirements which apply to a financial adviser when it makes recommendations on investment products to its clients. In particular, the Notice sets out: (i) the type of information the financial adviser needs to gather from its client as part of the “know your client” process; (ii) the manner in which the financial adviser should conduct its analysis of the client’s financial needs and how it should present its investment recommendations; and (iii) documentation and record keeping requirements relating to this process. In this connection, a financial adviser is required to ensure that, before it makes any recommendation on an investment product which is neither listed nor quoted on a securities market or futures market, it has been informed by the product manufacturer of the investment product as to whether the investment product is a “Specified Investment Product” (“SIP”). The financial adviser is required to keep proper records of such information and accordingly convey this information to a client who intends to transact in the investment product. SIPs include collective investment schemes, and structured notes. If an investment product is an unlisted or unquoted SIP, prior to making a recommendation on such investment product, a financial adviser is required to conduct an assessment of the client’s knowledge and experience in unlisted and unquoted SIPs (“Customer Knowledge Assessment”), taking into account information on the client’s educational qualifications, investment experience and work experience. The financial adviser is required to comply with various procedures (“Procedures”) depending on whether the client has the requisite knowledge and experience in the unlisted or unquoted SIP, including the provision of financial advice and/or obtaining senior management approvals.

As a result of our exemption from compliance with these requirements, we are not under any statutory obligation to (and therefore it is not a criminal offence for us if we do not) ensure that we have regard to the information possessed by us concerning your investment objectives, financial situation and particular needs and have given consideration to and conducted investigation of the subject matter of the recommendation, and that the recommendation is based on such consideration and investigation. We are also not required to conduct a Customer Knowledge Assessment to determine your investment experience and knowledge, nor are we required to comply with the Procedures. Further, you will not be able to rely on section 27 of the FAA to file a civil claim against us in the event that you allege that you have suffered a loss as a result of a recommendation made by us. You are therefore not protected by the requirements of section 27 of the FAA and MAS Notice on Recommendations on Investment Products [Notice No. FAA-N16].

(c)	Section 28 of the FAA. Section 28 of the FAA provides that the MAS may by regulations determine the manner in which a financial adviser may receive or deal with client’s money or property or prohibit a financial adviser from receiving or dealing with client’s money or property in specified circumstances or in relation to specified activities. In particular, where a financial adviser or its representatives receives client’s money in the marketing of collective investment schemes, the financial adviser or its representatives would have to hand over the money received no later than the next business day to any of the following persons: (i) the provider of the collective investment schemes; or (ii) a capital markets services licence holder to provide custodial services for securities, or a person exempt from holding such a licence, and who has been authorised by the client in this respect.

As a result of our exemption from compliance with section 28 of the FAA, we are not under any statutory obligation to (and therefore it is not a criminal offence for us if we do not) ensure that we hand over any of your moneys which we receive in the marketing of collective investment schemes to the persons stated above within any prescribed time frame. You are therefore not protected by the requirements of section 28 of the FAA.

(d)	Section 36 of the FAA. Section 36 of the FAA provides that when sending a circular or other written communication in which a recommendation is made in respect of securities, a financial adviser is required to include a concise statement, in equally legible type, of the nature of any interest in, or any interest in the acquisition or disposal of, those securities that it or any associated or connected person has at the date on which the circular or other communication is sent. Such circular or written communication must be retained by the financial adviser for five years.

As a result of our exemption from compliance with section 36 of the FAA, we are not under any statutory obligation to (and therefore it is not a criminal offence for us if we do not) include such a statement of interest in securities in any written recommendation or document that we may send to you. You are therefore not protected by the requirements of section 36 of the FAA if no disclosure is made of any interest that we or any associated or connected person may have in the securities that we may recommend in such document.

(e)	MAS Notice on Appointment and Use of Introducers by Financial Advisers [Notice No. FAA-N02]. The Notice requires a financial adviser to meet certain standards in respect of the appointment and use of persons carrying out “introducing activities” (as defined in regulation 31 of the FAR). In particular, a financial adviser would have to establish adequate control systems and procedures to ensure the proper conduct of the introducer including complying with the requirements set out in paragraph 7 of the Notice. Such requirements include: (i) entering into a written agreement with the introducer setting out the scope of the introducing activities, and monitoring the conduct of the introducer; (ii) ensuring that the introducer discloses to clients that it is carrying out introducing activities for the financial adviser, and providing to clients certain prescribed information relating to the relationship between the introducer and the financial adviser and the remuneration paid to the introducer by the financial adviser; (iii) providing a script to the introducer to guide the introducer in relation to its introducing activities; (iv) ensuring that the introducer does not receive or deal with client’s money or property in relation to its carrying out of introducing activities; (v) maintaining a register containing certain particulars of introducers appointed by the financial adviser, and ensuring that such introducers maintain a register of their representatives as well; and (vi) ensuring that the introducer’s sole business does not comprise the introducing activities.

As a result of our exemption from compliance with the Notice, we are not under any statutory obligation to (and therefore it is not a criminal offence for us if we do not) comply with any of the foregoing requirements, and you are therefore not protected by the requirements of this Notice.

(f)	MAS Notice on Minimum Entry and Examination Requirements for Representatives of Licensed Financial Advisers and Exempt Financial Advisers [Notice No. FAA-N13]. The Notice sets out examination and other entry requirements for representatives of a financial adviser and the requirement for the representatives to undergo continuing education in relation to the provision of any financial advisory service. The Notice also imposes an obligation on the financial adviser to maintain a register of its representatives, which must set out certain prescribed information, including whether its representative is subject to the examination requirements, or the non-examinable courses (where applicable), under the Notice relevant to the regulated activities of the representative.

As a result of our exemption from compliance with the Notice, our representatives are not under any statutory obligation to (and therefore it is not a criminal offence for our representatives if they do not) fulfill any formal examination or other minimum entry requirements before providing any financial advisory service to you.

APPENDIX TWO

CONSENT TO DISCLOSURE OF INFORMATION PURSUANT TO MANDATORY TRADE REPORTING REQUIREMENTS APPLICABLE TO DERIVATIVES

Notwithstanding anything to the contrary elsewhere in the Private Client Terms or in any non-disclosure, confidentiality or other agreement between the Parties and without prejudice to the generality of the provisions in General Term 8, each Party hereby consents to the disclosure of information:

(a)	to the extent required or permitted by any applicable law, rule or regulation which mandates reporting and/or retention of transaction and similar information or to the extent required by any order or directive regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other Party is required or accustomed to act (“Reporting Requirements”); or

(b)	to and between the other Party’s head office, branches or affiliates, or any persons or entities who provide services to such other Party or its head office, branches or affiliates, in each case, in connection with such Reporting Requirements.

Each Party acknowledges that pursuant to global regulatory reform initiatives, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

Each Party further acknowledges that disclosures made pursuant to hereto may include, without limitation, the disclosure of trade information including a Party’s identity (by name, address, corporate affiliation, identifier or otherwise) to any swap or trade data repository or one or more systems or services operated by any trade repository (“TR”) and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws, the European Securities and Markets Authority and national regulators in the E.U. under the E.U. Regulation No. 648/2012 on OTC derivatives, central counterparties and trade repositories in the case of trade reporting under applicable E.U. laws, the MAS or other Singapore regulators in the case of trade reporting under the Securities and Futures Act (Cap. 289) of Singapore and Securities and Futures (Reporting of Derivatives Contracts) Regulations 2013, and the HKMA, SFC or other Hong Kong regulators in the case of trade reporting under applicable Hong Kong laws) and that such disclosures could result in certain anonymous swap transaction and pricing data becoming available to the public. Each Party further acknowledges that, for purposes of complying with regulatory reporting obligations, a Party may use a third party service provider to transfer trade information into a TR and that a TR may engage the services of a global trade repository regulated by one or more governmental regulators. Each Party also acknowledges that disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing Party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction. For the avoidance of doubt, (i) to the extent that applicable nondisclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each Party for purposes of such law; (ii) any agreement between the Parties to maintain confidentiality of information contained in the Private Client Terms or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (iii) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each Party to the other Party.

The consenting Party represents and warrants that any third party to whom it owes a duty of confidence in respect of the information disclosed has consented to the disclosure of that information.

APPENDIX THREE

ADDITIONAL TERMS FOR AUSTRALIA RESIDENT CLIENTS

•	The following shall be added in the General Terms as General Term 1.12:

“1.12	JPMorgan Chase Bank, N.A. is an authorized deposit-taking institution pursuant to the Banking Act 1959 and holds Australian Financial Services Licence No. 238367. It is subject to the supervision of the Australian Prudential Regulation Authority in Australia and the Australian Securities & Investment Commission. Unless specifically stated in the Private Client Terms, affiliates of JPMorgan Chase Bank, N.A. are not authorized deposit-taking institutions.”

•	The following shall be added in the General Terms as General Term 3.16:

“3.16	If you are a client of, and/or have an account with, JPMorgan Chase Bank, N.A. Singapore branch and you are resident in Australia, you hereby represent and warrant to the JPMorgan Companies that you are a “wholesale client” as defined in the Corporations Act 2001 of Australia.”

•	The following shall be added in the General Terms as General Term 9.4.15:

“9.4.15

In certain circumstances, we may be required or authorized to collect Personal Information (as defined in JPMorgan’s Privacy Policy for use in its Australian Operations) under certain laws that apply to JP Morgan including the Anti-Money Laundering and Counter-Terrorism Financing Act 2006.”

•	The following shall be added in the General Terms as General Term 9.7.1:

“9.7.1	JPMorgan (including its Affiliates) (the “Recording Party”) may, in its absolute discretion, monitor and record any or all telephone conversations and electronic communications with you (the “Other Party”) in connection with the Private Client Terms (the “Records”). The parties agree that the Records will be the sole property of the Recording Party and the Recording Party may retain the Records for such period as it considers necessary or desirable. The Other Party consents to the monitoring and recording of telephone conversations and electronic communications by the Recording Party. The Parties agree, to the extent permitted by applicable law, that the Records may be submitted in evidence in any proceedings.”

•	The following shall be added in the General Terms as General Term 9.9.1:

“9.9.1	JPMorgan may need to disclose your Personal Information to related companies, affiliates, agents or contractors located outside Australia. The countries in which these recipients may be located will vary from time to time, but may include Hong Kong, Singapore, United Kingdom, United States and other countries where JPMorgan has a presence or uses contractors. For a list of locations in which JPMorgan has a presence visit our website: www. jpmorgan.com

In all cases, by accepting the services provided by us under the Private Client Terms, you (i) consent to the disclosure of your Personal Information outside Australia, and acknowledge that JPMorgan is not required to ensure that overseas recipients handle your Personal Information in compliance with Australian privacy law (but that where practicable in the circumstances, J.P Morgan will take reasonable steps to ensure that overseas recipients use and disclose such personal information in a manner consistent with J.P. Morgan’s Privacy Policy for use in its Australian Operations) and (ii) such overseas recipients are subject to a foreign law that could, in certain circumstances, compel the disclosure of their personal information to a third party such as an overseas authority.

If you provide us with any information concerning any third party, you confirm that prior to obtaining that third party’s consent, you informed the third party that: (i) they may complain about a breach of the Australian Privacy Principles (as defined in JPMorgan’s Privacy Policy for use in its Australian Operations) in the manner set out in JPMorgan’s Privacy Policy for use in its Australian Operations, (ii) JPMorgan’s Privacy Policy for use in its Australian Operations lists the countries where recipients to which JPMorgan is likely to disclose their Personal Information may be located; and (iii) by giving their consent to disclosure of their Personal Information outside Australia, they acknowledge that JPMorgan is not required to ensure that recipients located outside Australia handle such Personal Information in compliance with Australian privacy law (but that where practicable in the circumstances, JPMorgan will take reasonable steps to ensure that these overseas recipients use and disclose such Personal Information in a manner consistent with JPMorgan’s Privacy Policy for use in its Australian Operations) and such overseas recipients are subject to a foreign law that could, in certain circumstances, compel the disclosure of their Personal Information to a third party such as an overseas authority.”

•	The following shall be added to the General Term as General Term 9.11.3:

“9.11.3	where your dealings are with JPMorgan Chase Bank, N.A., Singapore branch and you are resident in Australia: the Privacy Officer for the Australian operation at JPMorgan, 85 Castlereagh Street, Sydney, NSW 2000, Australia; email address: privacy.officer.au@jpmorgan.com; telephone number: +61 (02)9003 8888.

JPMorgan’s Privacy Policy for use in its Australian Operations contains information about how you may:

•	access and seek correction of personal information held by JPMorgan; and

•	complain to JPMorgan about a breach of the Australian Privacy Principles and how JPMorgan will deal with such a complaint.

To obtain a copy of J.P. Morgan’s Privacy Policy for use in its Australian Operations, please contact the Privacy Officer or visit www.jpmorgan.com/pages/jpmorgan/au/home.

Generally, we will provide you with access to the Personal Information we hold about you within a reasonable time. Under certain circumstances however, we may not be able to provide you with access to the Personal Information we hold about you. This includes where:

•	it would have an unreasonable impact on the privacy of another individual;

•	the request is frivolous or vexatious;

•	information relates to legal proceedings;

•	the information would reveal a commercially sensitive decision-making process; or

•	we are prevented by law from disclosing the information, or providing access would prejudice certain investigations.

Unless we are unable to do so, we will inform you of the reason(s) for refusing access. We may charge a fee for providing access to your Personal Information.

We will take reasonable steps to ensure that your Personal Information is accurate, complete and up to date. This includes correcting Personal Information we identify as being incorrect or where you are able to demonstrate that the Personal Information we hold about you is incorrect.

If at any time, you find that the Personal Information we hold about you is inaccurate, incomplete, out-of-date, irrelevant or misleading please advise your JPMorgan contact or our Privacy Officer immediately using the contact details above.

If you request a correction to the Personal Information we hold about you and we consider that we are not able to correct the Personal Information in the manner you have requested, then, unless we are unable to do so, we will inform you of the reason(s) for refusing to correct the Personal Information.

If you wish to make a complaint about our collection, use or disclosure of your Personal Information, you should contact your JPMorgan contact or the Privacy Officer (using the contact details above) in writing. We will make every effort to resolve your complaint internally within a reasonable time. If we do not resolve your complaint to your satisfaction, you may contact the Office of the Information Commissioner by calling them on 1300 363 992; writing to them at GPO Box 5212 Sydney NSW 2001 or emailing them at enquiries@oaic.gov.au”

•	The following is added as the last sentence for Investment Services Special Term 5.9:

“Under the Australian licensing requirements, the provision of financial services to Australian entities generally requires a financial service provider to hold an Australian Financial Services Licence (“AFSL”), unless Class Order relief is granted by the Australian Securities and Investments Commission (“ASIC”).”

•	The following is added in the Banking and Custody Special Terms as Banking and Custody Special Term 4.21.3:

“4.21.3	JPMorgan advises you, and you hereby acknowledges, that amounts standing to the credit of the Accounts on the books of JPMorgan Chase Bank, N.A., Sydney Branch (the “Australian Deposits”) are not covered by Division 2 of Part II of the Banking Act of the Commonwealth of Australia. This means that the Australian Deposits do not have the benefit of the depositor protection provisions of the Banking Act 1959 (Cth).”

•	The existing 4.21.3 shall be re-numbered as 4.21.4 and shall be amended to read as follows:

“4.21.4	you have read the statements in this Special Term 4.21.4 (including 4.21.1 to 4.21.3 above) and fully understand the same.”

•	The definition of “Relevant Regulatory Authority” in the Definitions is replaced by the following:

“Relevant Regulatory Authority” means, in relation to the provision of Investment Services and Banking and Custody Services by JPMorgan Chase Bank, N.A., acting through its Hong Kong branch, the HKMA and the SFC; by JPMorgan Chase Bank, N.A., acting through its Singapore branch, the MAS, the Australian Prudential Regulatory Authority and the Australian Securities and Investments Commission and the relevant regulatory authorities in the U.S. regulating J.P. Morgan.”

•	The definition of “Relevant Regulatory Requirements” in the Definitions is replaced by the following:

“Relevant Regulatory Requirements” means:

•

in relation to the provision of Investment Services by JPMorgan Chase Bank, N.A., acting through its Hong Kong branch (having SFC CE number AAL 996): the regulatory requirements, including but not limited to any relevant conduct of business rules, applicable to a registered institution for the purposes of the Securities and Futures Ordinance (Cap.571) registered for Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (corporate finance) and Type 9 (asset management) regulated activities and a licensed bank under Part IV of the Hong Kong Banking Ordinance (Cap. 155);

•	in relation to the provision of Investment Services and Banking and Custody Services by JPMorgan Chase Bank, N.A., acting through its Singapore branch:

(a)	the regulatory requirements, including but not limited to any relevant conduct of business rules, applicable to licensed banks in Singapore, persons exempt from holding a financial adviser’s licence pursuant to Section 23(l)(a) of the Financial Advisers Act (Cap. 110) of Singapore or persons exempt from holding a capital markets services licence pursuant to Section 99(l)(a) of the Securities and Futures Act (Cap. 289) of Singapore; and

(b)	the regulatory requirements, including but not limited to any relevant conduct of business rules, applicable to authorized deposit-taking institutions authorized pursuant to the Banking Act 1959 and the regulatory requirements, including but not limited to any relevant conduct of business rules, applicable to Australian Financial Services Licence holder licensed by the Australian Securities & Investment Commission.”